EXHIBIT 10.6

AMENDED AND RESTATED CREDIT AGREEMENT

1974568 ONTARIO LIMITED O/A APHRIA DIAMOND

(prior to the Amalgamation) and APHRIA DIAMOND INC. (upon the effectiveness of the Amalgamation)

as Borrower

- and -

APHRIA INC.
as a Limited Recourse Guarantor

-and-

TILRAY BRANDS, INC.
as Limited Guarantor

-and-

EACH OF THE SUBSIDIARIES OF THE BORROWER IDENTIFIED ON THE SIGNATURE PAGES HERETO AS GUARANTORS,
AND EACH ADDITIONAL SUBSIDIARY OF THE BORROWER PARTY HERETO FROM TIME TO TIME AS A GUARANTOR
 collectively as Guarantors

- and -

BANK OF MONTREAL
AND THE ADDITIONAL LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT

as Lenders

- and -

BANK OF MONTREAL

as Administrative Agent

-and-

BANK OF MONTREAL

as Sole Arranger and Sole Book Runner

AMENDED AND RESTATED CREDIT AGREEMENT

November 28, 2022

as amended October 2, 2023

TABLE OF CONTENTS

Page

ARTICLE I - INTERPRETATION

ARTICLE II – FACILITY A (TERM FACILITY)

ARTICLE III - GENERAL CONDITIONS

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

4.01     Representations and Warranties......................................... 50

4.02     Survival of Representations and Warranties....................... 59

ARTICLE V - COVENANTS

ARTICLE VI - SECURITY

ARTICLE VII - CONDITIONS PRECEDENT

ARTICLE VIII - DEFAULT AND REMEDIES

ARTICLE IX - THE AGENT AND THE LENDERS

ARTICLE X - GUARANTEE

ARTICLE XI - CBA MODEL PROVISIONS

11.01  CBA Model Provisions Incorporated by Reference........... 109

11.02  Inconsistencies with CBA Model Provisions..................... 116

ARTICLE XII - GENERAL

Exhibits

"A"          -     Lenders and Lenders' Commitments

"B"          -     Draw Request

"C"          -     Rollover Notice

"D"          -     Conversion Notice

"E"          -     Repayment Notice

"F"          -     Compliance Certificate

"G"          -     Form of BA Equivalent Note

"H"          -     CBA Model Provisions

"I"           -     Agreement and Acknowledgement to be bound – New Guarantor/Limited Recourse Guarantor/Successor Limited Guarantor

Schedules

4.01(b)    -     Corporate Information

4.01(h)    -     Material Permits

4.01(i)     -     Cannabis Investments

4.01(j)     -     Specific Permitted Liens

4.01(k)    -     Owned Properties

4.01(l)     -     Material Leased Properties

4.01(m)   -     Intellectual Property

4.01(o)    -     Material Agreements

4.01(p)    -     Labour Agreements

4.01(q)    -     Environmental Matters

4.01(r)     -     Litigation

4.01(s)    -     Pension Plans and Multi-employer Plans

AMENDED AND RESTATED CREDIT AGREEMENT

This Agreement dated as of November 28, 2022, as amended October 2, 2023 is made among:

1974568 ONTARIO LIMITED O/A APHRIA DIAMOND

(prior to the Amalgamation) and APHRIA DIAMOND INC. (upon the effectiveness of the Amalgamation)

as Borrower

- and -

Aphria Inc.

as a Limited Recourse Guarantor

-and-

Tilray Brands, Inc.
as Limited Guarantor

-and-

Each of the Subsidiaries of the Borrower identified in the signature pages hereto as Guarantors and each other Subsidiary of the Borrower as may
become a party hereto as Guarantor from time to time pursuant to the terms hereof collectively as Guarantors

- and -

BANK OF MONTREAL
AND THE ADDITIONAL LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT

as Lenders

- and -

BANK OF MONTREAL

as Administrative Agent

-and-

BANK OF MONTREAL

as Sole Arranger and Sole Book Runner

WHEREAS 1974568 Ontario Inc. (the “Borrower”), the Parent, the Guarantors, the Lenders and the Agent are party to that certain credit agreement dated November 29, 2019, as amended by a first amending agreement among the same parties dated April 28, 2021 and as may have be further amended, restated, supplemented or otherwise modified to the date hereof, collectively, the “Original Credit Agreement”;

AND WHEREAS Tilray Brands, Inc. (formerly Tilray, Inc.) has agreed to provide a Limited Guarantee, and the Lenders, in consideration for the Tilray Brands Limited Guarantee, have agreed to release the Parent’s Limited Guarantee, subject to the terms and conditions hereof, including the execution and delivery by the Parent of a Limited Recourse Guarantee;

AND WHEREAS Tilray Brands has agreed to become a party to this Agreement so as to become bound by all of the terms applicable to the Limited Guarantor;

AND WHEREAS the parties hereto wish to amend and restate the Original Credit Agreement to, inter alia, revise the Maturity Date, replace the Parent’s Limited Guarantee with a Limited Guarantee by Tilray Brands and to otherwise reflect the amended and restated terms and conditions herein set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree to amend and restate the Original Credit Agreement as follows:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

LI.	I - INTERPRETATION

1.	Definitions

In this Agreement, the words and phrases set out in the CBA Model Provisions (as hereinafter defined) shall have the respective meanings set forth therein (subject to Section 12.01 hereof).  In addition, the following words and phrases shall have the respective meanings set forth below:

“Acceleration Date” means the earlier of: (i) the occurrence of an Insolvency Event in respect of any Credit Party or Limited Recourse Guarantor; and (ii) the delivery by the Agent to the Borrower of a written notice that the Obligations are immediately due and payable, following the occurrence and during the continuation of an Event of Default other than an Insolvency Event.

“Acceptable Appraisal” means an up-to-date appraisal (completed within six months of the Closing Date) in respect of the Project Property by an appraiser acceptable to the Agent in form and substance satisfactory to the Lenders which confirms the following approaches to value:  fair market value, cost to complete approach and comparable transaction approach and alternate use value on a hypothetical best use facility basis; together with a transmittal letter from such appraiser addressed to the Agent which permits the Agent and the Lenders to rely thereon.

"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, or (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of the Borrower.

"Adjusted Term CORRA" means for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

"Advance" means an extension of credit by one or more of the Lenders to the Borrower pursuant to this Agreement, including for greater certainty an extension of credit in the form of a Loan but for greater certainty does not include a Conversion or Rollover.

"Affiliate" is defined in the CBA Model Provisions.

“Agency Fee Agreement” means the amended and restated agency fee agreement dated as of the ARCA Closing Date between the Borrower and the Agent, respecting the payment of certain fees and other amounts to the Agent for its own account, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Agent" means BMO in its capacity as the administrative agent hereunder, and its successors in such capacity.

"Agreement" means this credit agreement (including the exhibits and schedules) as it may be further amended, supplemented, replaced or restated from time to time.

“Amalco” means Aphria Diamond Inc., a corporation subsisting under the laws of the Province of Ontario (as successor pursuant to the Amalgamation of the Pre-Amalgamation Borrower and Tilray Canada Ltd.).

“Amalgamation” means the amalgamation of the Pre-Amalgamation Borrower with Tilray Canada Ltd. pursuant to an amalgamation agreement dated March 14, 2024.

"AML Legislation" is defined in Section 5.05(a).

“ARCA Closing Date” means the date on which all conditions precedent listed in Section 7.02 have been satisfied or waived by the Lenders, as confirmed by the Agent to the Borrower in writing.

"Annual Business Plan" means a business plan in respect of the Companies for a Fiscal Year, disclosing all assumptions made in the formulation thereof, which shall include a detailed budget and projections on a quarterly basis in respect of profits, losses, revenue, expenses, cash flow, balance sheet items, Capital Expenditures, and compliance with all financial covenants in Section 5.03 herein, all in detail satisfactory to the Agent and the Lenders acting reasonably.

"Annual Excess Cash Flow" means, in respect of any Fiscal Year and in respect of any Person, consolidated EBITDA for such period of such Person less, without duplication, (a) interest and scheduled principal payments in respect of Total Funded Debt for such period, and any voluntary or mandatory principal prepayments made in cash of Total Funded Debt, (b) Cash Taxes for such period, (c) Unfunded Capital Expenditures for such period, and (d) any cash expenses paid during such period to the extent previously deducted in computing net income in a prior period or which will be deducted in computing net income in a subsequent period.

“Aphria” means Aphria Inc., a corporation subsisting under the laws of the Province of Ontario.

“APHA24 Convertible Notes” means the 5.25% convertible senior notes issued by the Parent pursuant to the Indenture between Aphria Inc. and GLAS Trust Company LLC, as trustee dated as of April 23 2019 and maturing on June 1, 2024.

"APHA24 Early Maturity Date" means March 1, 2024.

"Applicable Law" is defined in the CBA Model Provisions.

“Applicable Margin” in respect of any Availment Option, the percentage in the column relating to such Availment Option in the following table which corresponds to the Total Funded Debt to EBITDA Ratio in the first column which shall be determined on a quarterly basis (subject to the exception below contained in this definition) based on the Borrower’s quarterly consolidated financial statements for the prior Fiscal Quarter:

Level	Total Funded Debt to EBITDA Ratio	Canadian Prime Rate Loans	Term CORRA Loan
I	<1.00:1	[***]%	[***]%
II	≥ 1.00 to < 1.50:1	[***]%	[***]%
III	≥ 1.50:1 to < 2.00:1	[***]%	[***]%
IV	≥ 2.0:1 to < 2.50:1	[***]%	[***]%
V	≥ 2.50:1	[***]%	[***]%

provided that:

a.	the above rates per annum applicable to any Advance are, expressed on the basis of a year of 365 days or 366 days, as the case may be;

b.

changes in the Applicable Margin shall be effective on the date that the financial statements and Compliance Certificates required by Sections 5.04(a) are required to be delivered to the Agent, based upon the Total Funded Debt to EBITDA Ratio as of the end of the most recent Fiscal Quarter included in such financial statements so delivered, and shall remain in effect until the date immediately preceding the next required date of delivery of such financial statements and certificates indicating another such change; and

c.

if for any rolling period the Borrower’s EBITDA is zero, or if the Borrower fails to deliver any of the financial statements and Compliance Certificates as required in accordance with Sections 5.04(a) without the consent of the Agent, the Applicable Margin shall be deemed to be the rate applicable to Level V in the table set forth above, from the date that such financial statements and Compliance Certificates were due, until such financial statements and Compliance Certificates are delivered (or the date the same reflect a positive EBITDA, as applicable).

“Approved Jurisdiction” means a country in which it is legal in all political subdivisions therein (including for greater certainty on a federal, state and municipal basis) to undertake any Cannabis Activities provided that, with respect to the Companies only, in each case (i) such country has been approved in writing by the Required Lenders in their discretion and (ii) if required by the Agent, the ability to undertake Cannabis Activities to the extent permitted by Applicable Law therein is confirmed by a legal opinion provided by the Borrower's counsel in such jurisdiction, in form and substance satisfactory to the Agent. The Required Lenders may in their discretion from time to time (i) upon receipt of a written request by the Borrower, designate any jurisdiction an Approved Jurisdiction provided that the above criteria are satisfied; and (ii) revoke the designation of any jurisdiction as an Approved Jurisdiction by written notice to the Borrower if such criteria are not satisfied. Canada is the sole Approved Jurisdiction with respect to the Companies as at the date of this Agreement.   As at the ARCA Closing Date it is acknowledged and agreed that without limiting the foregoing (i) Canada is federally legal for all Cannabis Activities and is an Approved Jurisdiction for all Cannabis Activities; and(ii) the United States of America has not made Cannabis Activities of any nature or description legal at the federal  level and shall only become an Approved Jurisdiction if so approved in writing by the Required Lenders in their discretion following the implementation of appropriate federal legislation to legalize some or all Cannabis Activities.

"Associate" has the meaning ascribed thereto in the Business Corporations Act (Ontario).

“Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “CORRA Interest Period" pursuant to Section 3.11(d).

"Availment Option" means a method of borrowing which is available to the Borrower as provided herein.

“Benchmark" means, initially, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or the then-current Benchmark, the "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.11.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Canadian Dollar-denominated credit facilities.

"Benchmark Replacement" means, with respect to any Benchmark Transition Event

(a)      where a Benchmark Transition Event has occurred with respect to Term CORRA Reference Rate, Daily Compounded CORRA; and;

(b)      where a Benchmark Transition Event has occurred with respect to a Benchmark other than the Term CORRA Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Date” means a date and time determined by Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)      in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)      in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof)  has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)      a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof)  announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely,  provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)      a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)      a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Unavailability Period" means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.11.

"BIA" means the Bankruptcy and Insolvency Act (Canada).

"BMO" means the Bank of Montreal and its successors and permitted assigns.

“Borrower” means any time prior to the Amalgamation, the Pre-Amalgamation Borrower, and upon the effectiveness of the Amalgamation and thereafter, means Amalco.

“Borrower Year-end Financial Statements” in respect of any Fiscal Year means the annual reviewed financial statements of the Borrower prepared in accordance with GAAP, in each case, in respect of such Fiscal Year.

“Business” means the business conducted by the Companies, being the business of cultivating Cannabis products in Approved Jurisdictions and all other ancillary activities related to the foregoing.

"Business Day" means any day on which the Agent is open for over-the-counter business in Toronto, Ontario, excluding Saturday, Sunday and any other day that is a statutory holiday in Toronto, Ontario.

"Canadian Dollars", "Dollars" and "CDN$" each means the lawful currency of Canada.

"Canadian Prime Rate" means the greater of the following: (i) rate of interest announced from time to time by the Agent as its reference rate then in effect for determining rates of interest on Canadian Dollar loans to its customers in Canada and designated as its prime rate; and (ii) Adjusted Term CORRA for a one month tenor plus one percent (1%) per annum.

Canadian Prime Rate Loan" means a loan made by a Lender to the Borrower in Canadian Dollars in respect of which interest is determined by reference to the Canadian Prime Rate.

“Cannabis” means:

a.

any plant or seed, whether live or dead, from any species or subspecies of genus Cannabis, including Cannabis sativa, Cannabis indica and Cannabis ruderalis, Marijuana and Industrial Hemp and any part, whether live or dead, of the plant or seed thereof, including any stalk, branch, root, leaf, flower, or trichome;

b.

any material obtained, extracted, isolated, or purified from the plant or seed or the parts contemplated by clause (a) of this definition, including any oil, cannabinoid, terpene, genetic material or any combination thereof;

c.	any organism engineered to biosynthetically produce the material contemplated by clause (b) of this definition, including any micro-organism engineered for such purpose;

d.

any biologically or chemically synthesized version of the material contemplated by clause (b) of this definition or any analog thereof, including any product made by any organism contemplated by clause (c) of this definition; and

e.	any other meaning ascribed to the term “cannabis” under Applicable Law, including the Cannabis Act, the Controlled Drugs and Substances Act (Canada) and the Controlled Substances Act (United States).

“Cannabis Act” means the Cannabis Act, SC 2018, c. 16, as amended or replaced from time to time.

“Cannabis Activities” means any activities (including advertising or promotional activities) relating to or in connection with the possession, exportation, importation, cultivation, production, processing, purchase, distribution or sale of Cannabis or Cannabis products, whether such activities are for medical, scientific, recreational or any other purpose.

“Cannabis Authorizations” means, at any time, all Authorizations necessary for the conduct of Cannabis Activities by any Credit Party. For avoidance of doubt, each of the Health Canada Licences necessary for the conduct of Cannabis Activities by any Credit Party shall constitute a Cannabis Authorization.

“Cannabis Laws” means Applicable Laws with respect to Cannabis Activities (other than Applicable Laws of general application), including without limitation the Cannabis Act, the Cannabis Regulations and the Controlled Drugs and Substances Act (Canada).

“Cannabis Regulations” means the regulations made from time to time under the Cannabis Act, the Controlled Drugs and Substances Act (Canada) and any other statute in an Approved Jurisdiction with respect to Cannabis Activities.

"Capital Expenditures" means expenditures made directly or indirectly which are considered to be in respect of the acquisition or leasing of capital assets in accordance with GAAP, including the acquisition or improvement of Land, plant, machinery or equipment, whether fixed or removable, but excluding (i) the portion of any expenditure for acquired equipment attributable to any trade-in which is made simultaneously with the purchase of the acquired equipment, (ii) expenditures made in connection with the replacement, repair or restoration of buildings, fixtures or equipment to the extent reimbursed or financed from insurance or expropriation proceeds, and (iii) capital lease payments.

“Capital Lease" means a lease of assets which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Cash Equivalents” means (i) securities issued or fully guaranteed by the Canadian government of the United States government, or any province or territory of Canada or any state of the United States, or any agency or instrumentality of any thereof (ii) term deposits, certificates of deposit of any Lender, or any bank that is not a Lender but the short-term debt or deposits of which have been rated at least A-1 or the equivalent thereof by Standard & Poor’s Financial Services, LLC or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. or which have been rated at least R-1 or the equivalent thereof by DBRS Limited, and (iii) commercial paper rated at least R1(mid) by DBRS Limited, in each case provided for in clause (i), (ii) and (iii) above, maturing within one hundred and eighty (180) days after the date of acquisition.

"Cash Taxes" in respect of any fiscal period means all amounts actually paid in cash by the Companies in such fiscal period in respect of income and capital Taxes (whether relating  to such fiscal period or any other fiscal period).

"CBA Model Provisions" means the model credit agreement provisions attached hereto as Exhibit "H", which have been revised under the direction of the Canadian Bankers' Association Secondary Loan Market Specialist Group from provisions prepared by The Loan Syndications and Trading Association, Inc.

"Change of Control" means, (a) Aphria ceases to be a wholly-owned Subsidiary of Tilray Brands, (b), the ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert, of Equity Interests representing a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Tilray Brands, (c) Aphria ceases to Control the Borrower, (d) Aphria together with Double Diamond Holdings Ltd. ceases to hold beneficially and of record one hundred percent (100%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (e) the ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons other than the Borrower of one hundred percent (100%) of the Equity Interests of each Subsidiary of the Borrower, (f) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Aphria by Persons who were neither nominated by the board of directors of Tilray Brands nor appointed by directors so nominated nor elected by Tilray Brands as sole shareholder of Aphria, and (g) Control of Double Diamond Holdings Ltd.by any Person or group of Persons other than any of the existing direct and indirect shareholders of Double Diamond Holdings Ltd. as at the Original Closing Date.

“Collateral” means all property, assets and undertaking of the Credit Parties, or any other Person encumbered by the Security, and all proceeds of the foregoing.

"Commitment" means, in respect of any Lender, such Lender's commitment to make Advances to the Borrower under Facility A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 etseq.), as amended from time to time, and any successor statute.

“Companies” means the Borrower and all of its Subsidiaries from time to time; and “Company” means any of them as the context requires.

"Compliance Certificate" means a certificate delivered by a Senior Officer of the Borrower to the Agent in the form of Exhibit "F".

“Conforming Changes" means, with respect to the use or administration of a Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Canadian Prime Rate,” the definition of “Business Day,” the definition of “CORRA Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of Draw Requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.11 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Constating Documents” means, with respect to any Person, as applicable:

a.

its certificate and/or articles of incorporation, association, amalgamation or continuance, memorandum of association, charter, declaration of trust, trust deed, partnership agreement, limited liability company agreement or other similar document;

b.	its by-laws; and

c.

all unanimous shareholder agreements and any amendments thereto, other shareholder agreements and any amendments thereto, voting trust agreements and similar arrangements applicable to the Person’s Equity Interests;

all as in effect from time to time.

"Control" is defined in the CBA Model Provisions.

“Controlled Group” means an entity, whether or not incorporated, which is under common control with a Credit Party within the meaning of Section 4001 of ERISA or is part of a group that includes a Credit Party and that is treated as a single employer under Section 414 of the Internal Revenue Code. When any provision of this Agreement relates to a past event, the term “member of the Controlled Group” includes any person that was a member of the Controlled Group at the time of that past event.

"Conversion" means the substitution of one Availment Option for another, and does not constitute a fresh or new Advance.

"Conversion Notice" means a notice substantially in the form of Exhibit "D" given by the Borrower to the Agent for the purposes of requesting a Conversion.

"Copyrights" means all rights, title and interests (and all related IP Ancillary Rights) arising under any requirement of law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

"CORRA" means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Interest Payment Date” means with respect to any Term CORRA Loan, the last day of the CORRA Interest Period applicable to the particular Advance.

“CORRA Interest Period” means, with respect to any Term CORRA Loan, the initial period (subject to availability) of one (1) or three (3) months commencing on and including the date specified in the Draw Request, Conversion Notice or Rollover Notice, as the case may be, applicable to such Term CORRA Loan and ending on and excluding the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately one (1) or three (3) months as selected by the Borrower and notified to the Agent in writing commencing on and including the last day of the prior CORRA Interest Period; provided that, in any case, (i) in the case of the Rollover, the last day of each CORRA Interest Period shall also be the first day of the next CORRA Interest Period, (ii) the last day of each CORRA Interest Period shall be a Business Day and if not, the Borrower shall be deemed to have selected a CORRA Interest Period the last day of which is the first Business Day following the last day of the CORRA Interest Period selected by the Borrower, unless such first Business Day is in a succeeding calendar month, in which case, the last day of such CORRA Interest Period shall be the immediately preceding Business Day, and (iii) notwithstanding any of the foregoing, the last day of each CORRA Interest Period shall be on or before the Maturity Date.

"Credit Parties" means the Companies, the Limited Guarantor and Aphria as a Limited Recourse Guarantor, and "Credit Party" means any of them as the context requires.

"Currency Hedge Agreements" means agreements for the purpose of hedging currency risk, including a currency exchange agreement or a foreign exchange forward contract.

"Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback of five (5) Business Days) being established by the Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA; and provided that if Daily Compounded CORRA as so determined shall be less than the Floor, then Daily Compounded CORRA shall be deemed to be the Floor.

“Debt Service Deficiency Agreement” is defined in Section 6.01(d).

"Default" is defined in the CBA Model Provisions.

“Defined Benefit Pension Plan” means any Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

"Distribution" means any amount paid, directly or indirectly, to or on behalf of the employees, directors, officers, shareholders, partners or unitholders of any of the Companies, or to any Related Party thereto, including for greater certainty amount paid by way of salary, bonus, commission, management fees, directors' fees, dividends, redemption of shares, distribution of profits, Investments or otherwise, and whether payments are made to such Persons in their capacity as shareholders, partners, unitholders, directors, officers, employees, owners or creditors of any of the Companies or otherwise, or any other direct or indirect payment in respect of the earnings or capital of any of the Companies; provided however that the payment of salaries, bonuses and commissions from time to time to the officers and employees of the Companies, the payment of directors' fees to the directors of the Companies, in each case in the ordinary course of business and at reasonable levels, and the repayment of the shareholder loan with the proceeds of the Advance on the Original Closing Date as contemplated in Section 2.02   shall not be considered Distributions.

"Domain Name" means all right, title and interest (and all related IP Ancillary Rights) in an internet domain name.

"Draw Request" means a notice in the form of Exhibit "B" given by the Borrower to the Agent for the purpose of requesting an Advance.

“EBITDA” means, for any period, and any Person, an amount equal to net income of such Person for such period minus, to the extent included in computing such net income (but without duplication):

a.

any non-cash income and gains (including unrealized mark-to-market gains under Hedge Arrangements, fair valuation of financial instruments fair value credit adjustments on biological assets, non- cash income and gains from minority interests), except to the extent that such income or gains will inevitably result in future cash receipts;

b.	any cash expenses and losses to the extent previously deducted in a prior period as a non-cash expense or loss under clause (g) below; and

c.	any extraordinary or non-recurring income and gains unless approved by the Required Lenders;

plus, to the extent deducted from such net income (but without duplication):

d.	Interest Expense;

e.	all Taxes on income for such period, whether current or deferred and net of any incentive or similar tax credits;

f.	the collective depreciation, depletion, impairment and amortization expense for such period;

g.	all non-cash stock based compensation;

h.	any extraordinary or non-recurring charges, expenses or losses approved by the Required Lenders; and

a.

all transaction costs incurred in connection with the establishment of Facility A including all fees, costs and expenses payable on or before the Original Closing Date to the Agent and the Lenders, legal counsel for the Agent and the Companies and consultants retained by the Agent.

provided that in respect of each entity which has become a Subsidiary of the Borrower in such fiscal period, EBITDA shall be determined as if such entity had been a Subsidiary during the entire fiscal period; and in respect of each entity which has ceased to be a Company in such fiscal period, EBITDA shall be determined as if such entity had not been a Company during the entire fiscal period.

"Equity Interest" means any share, interest, participation or other right to participate in the voting or equity ownership of a corporation and any equivalent ownership interest in any Person that is not a corporation, including any partnership or membership interest, and any warrant, option or other right which is exchangeable or convertible into any of the foregoing.

"Equivalent Amount" means, in relation to an amount in one currency, the amount in another currency that could be purchased by the amount in the first currency, determined by reference to the applicable Exchange Rate at the time of such determination.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder, as amended from time to time.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group of any Credit Party.

“ERISA Multiemployer Plan” means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA and subject to ERISA) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Credit Party or ERISA Affiliate.

“ERISA Plan” means, at any time, an “employee pension benefit plan” as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA (other than a ERISA Multiemployer Plan), which is subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate, (b) has at any time within the preceding five (5) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates or (c) any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).

"Event of Default" is defined in Section 8.01.

"Exchange Rate" means, in connection with the amount of any currency which is to be converted into another currency pursuant to this Agreement for any reason, the applicable rate of exchange for such conversion established by the Bank of Canada on the Business Day of such conversion (or on such other Business Day as may be specified herein); provided however that if a rate of exchange in respect of any currency is not published by the Bank of Canada, the rate of exchange for that currency shall be determined by the Agent in accordance with its usual practice.

“Excluded Swap Obligation” means, with respect to any Credit Party (other than the Borrower), any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under then US Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the US Commodity Exchange Act and the regulations thereunder at the time of guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who commit, Threaten to Commit, or Support Terrorism.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of the United States, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code of the United States.

"Facility A" is defined in Section 2.01.

"Facility A Limit" is defined in Section 2.01.

"First-Ranking Security Interest" in respect of any Collateral means a Lien in such Collateral which is registered where necessary or desirable to record and perfect the charges contained therein (to the extent that such charges are capable of perfection under Applicable Law) and which ranks in priority to all other Liens in such Collateral except for any Permitted Liens which may have priority in accordance with Applicable Law.

“First Amending Agreement” means the first amending agreement to the Credit Agreement dated October 2, 2023

"Fiscal Quarter" means a fiscal quarter of the Borrower or Tilray Brands, as the context requires, in each case  ending on the last days of May, August, November, and February in each year.

"Fiscal Year" means a fiscal year of the Borrower, or Tilray Brands, as the context requires, in each case ending on the last day of May in each year.

“Fixed Charges” means in respect of any period, the aggregate, without duplication, of: (i) consolidated Interest Expense of the Borrower during such period; plus (ii) all scheduled principal payments on consolidated Total Funded Debt due (paid or accrued during such period) by the Borrower during such period except the portion of any  final payment due in respect of such Total Funded Debt which constitutes a “balloon payment” and any amount paid in connection with the exercise of an option to purchase equipment under a Capital Lease; plus (iii) all payments made by the Borrower during such period in respect of Capital Lease Obligations.

“Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter and for the four rolling Fiscal Quarter period then ended, calculated on a consolidated basis, the ratio of: (a) consolidated EBITDA for the Borrower less the aggregate amount of consolidated Unfunded Capital Expenditures, Cash Taxes and cash Distributions made by the Borrower in respect of Equity Interests in the Borrower during such period, to (b) Fixed Charges.

“Floor” means a rate of interest per annum equal to 0.00%.

“Former Lender” is defined in the definition of Hedging Obligations.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funded Debt” in respect of any Person means all obligations of such Person and its Subsidiaries which are considered to constitute debt in accordance with GAAP, including, without duplication (i) indebtedness for borrowed money, (ii) interest-bearing liabilities to the extent interest is due and not yet paid, (iii) obligations secured by Purchase-Money Security Interests, (iv) obligations under Capital Leases, (v) capitalized interest, (vi) obligations under Hedging Agreements (solely to the extent such obligations have become due and payable), (vii) the redemption price of any securities issued by such Person which are redeemable at the option of the holder, (viii) any vendor take back obligations, and (ix) such Person’s contingent liability under Guarantees given in respect of obligations of other Persons of the nature described in clauses (i) through (viii) above; but excluding accounts payable, short term non-interest bearing liabilities, future or deferred income taxes (both current and long-term), Subordinated Debt (provided the holder of such indebtedness pursuant to the terms of an Intercreditor Agreement may not receive any payments on account of principal or interest thereon prior to the Termination Date), and prepaid or deferred revenue.

"Funded Debt Service" means, in respect of any fiscal period, without duplication: (i) the aggregate amount of Interest paid or payable in respect of the Funded Debt of a Person on a consolidated basis in respect of such fiscal period (but for greater certainty, excluding any Interest which is capitalized and not paid or payable during such fiscal period); plus (ii) the aggregate amount of scheduled principal payments and scheduled Capital Lease payments paid or payable in respect of the Funded Debt of such Person on a consolidated basis in respect of such fiscal period, except the portion of any final payment due in respect of such Funded Debt which constitutes a "balloon payment" and any amount paid in connection with the exercise of an option to purchase equipment under a Capital Lease.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America as set forth in the opinions and pronouncements of the relevant U.S. public and private accounting boards and institutes which are applicable to Tilray Brands and the circumstances as of the date of determination, in each case consistently applied and including, without limitation, International Financial Reporting Standards adopted by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants and which have been adopted by the applicable Credit Party.

"Governmental Authority" is defined in the CBA Model Provisions, and for greater certainty includes Health Canada.

"Guarantee" means any agreement by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such Person against loss, and shall include any contingent liability under any letter of credit or similar document or instrument, excluding endorsement of cheques and drafts for deposit or collection in the ordinary course of business.

"Guarantors" means collectively (i) each Subsidiary of the Borrower on the date hereof, and (ii) each other Person who becomes a Subsidiary of the Borrower on and after the date hereof and is required by the Agent and each of the Lenders from time to time to become a Guarantor pursuant to Section 6.02(c) hereof; and "Guarantor" means any of them as the context requires.  As of the date hereof the Borrower has no Subsidiaries.

"Hazardous Materials" means any contaminant, pollutant, waste or substance that is likely to cause immediately or at some future time harm or degradation to the surrounding environment or risk to human health; and without restricting the generality of the foregoing, including any pollutant, contaminant, waste, hazardous waste or dangerous goods that is regulated by any Requirements of Environmental Law or that is designated, classified, listed or defined as hazardous, toxic, radioactive or dangerous or as a contaminant, pollutant or waste by any Requirements of Environmental Law.

“Health Canada Licence” means, the licence issued by Health Canada in respect of the Project and identified as licence #LIC-KX10UDSC08-2019 issued to the Pre-Amalgamation Borrower pursuant to the Cannabis Act (and assumed by Amalco upon effectiveness of the Amalgamation), as the same may be amended or any licence issued in place thereof as a result of the Amalgamation, and authorizing a minimum cultivation class for operations by the Borrower at the Project on the Project Property, and any other licence issued by Health Canada to any of the Companies in respect of its Cannabis Activities.

"Hedging Agreements" means Interest Rate Hedging Agreements and Currency Hedge Agreements.

"Hedging Obligations" means all obligations of the Borrower to (i) the Lenders or an Affiliate of a Lender pursuant to or arising in connection with Hedging Agreements made between the Borrower and any Lenders or any Affiliate of a Lender and (ii) any Person which was a Lender or an Affiliate of a Lender at the time of entering into a Hedging Agreement, but which is no longer a Lender (a “Former Lender”).

"Indemnitees" means the Lenders, the Agent and their respective successors and permitted assigns hereunder, any agent of any of them (specifically including a receiver or receiver-manager) and the respective officers, directors and employees of the foregoing.

“Industrial Hemp” has  the  meaning  ascribed  to  such  term  or  the  term  "hemp"  (i)  under the Applicable Law of any Approved Jurisdiction, including the Industrial Hemp Regulations (Canada) issued under the Cannabis Act; or (ii) under the Agricultural Marketing Act of 1946 (United States).

"Insolvency Event" means, in respect of any Person:

a.

such Person ceases to carry on its business; or commits an act of bankruptcy or becomes insolvent (as such terms are used in the BIA); or makes an assignment for the benefit of creditors, files a petition in bankruptcy, makes a proposal or commences a proceeding under Insolvency Legislation; or petitions or applies to any tribunal for, or consents to, the appointment of any receiver, trustee or similar liquidator in respect of all or a substantial part of its property; or admits the material allegations of a petition or application filed with respect to it in any proceeding commenced in respect of it under Insolvency Legislation; or takes any corporate action for the purpose of effecting any of the foregoing; or

b.

any proceeding or filing is commenced against such Person seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any Insolvency Legislation, or seeking appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property; unless (i) such Person is diligently defending such proceeding in good faith and on reasonable grounds as determined by the Required Lenders acting reasonably; and (ii) such proceeding does not, in the reasonable opinion of the Required Lenders, materially adversely affect the ability of such Person to carry on its business and to perform and satisfy all of its obligations.

"Insolvency Legislation" means legislation in any applicable jurisdiction relating to reorganization, receivership, liquidations, arrangement, compromise or re-adjustment of debt in insolvent circumstances, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the BIA, the Companies' Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), and any successor statute of any of the foregoing.

“Internal Revenue Code” means the United States Internal Revenue Code 1986 and the regulations promulgated thereunder, as amended.

"Intellectual Property" means all rights, title and interests in intellectual property and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Domain Names, Trade Secrets, industrial designs, integrated circuit topographies, plant breeders' rights and rights under IP Licenses.

“Intercreditor Agreements” means any intercreditor, subordination or postponement agreement (including without limitation the Parent Subordination Agreement), that may be entered into from time to time which provides for the terms of subordination, ranking or priority and related customary intercreditor provisions of any other Funded Debt in relation to any of the Obligations and Security, which shall be in form and substance satisfactory to the Agent, acting reasonably.

"Interest" means interest on loans, issuance fees in respect of letters of credit, and any other charges or fees in connection with the extension of credit which are determined by reference to the amount of credit extended, plus standby fees in respect of the unutilized portion of any credit facility; but for greater certainty "Interest" shall not include capitalized interest (for greater certainty, being interest which is accrued but not paid), agency fees, arrangement fees, structuring fees, fees relating to the granting of consents, waivers, amendments, extensions or restructurings, the reimbursement of costs and expenses, and any similar amounts which may be charged from time to time in connection with the establishment, administration or enforcement of Facility A.

“Interest Expense” means, in respect of any Person and in respect of any period, without duplication, the interest expense of such Person on Funded Debt (including that attributable to the interest component of payments under Capital Leases) including all commissions, discounts, and other fees paid or accrued during such period and all charges paid or accrued during such period with respect to letters of credit and letters of guarantee, all as determined in accordance with GAAP.

"Interest Rate Hedging Agreements" means agreements for the purpose of hedging interest rate risk, including interest rate exchange agreements (commonly known as "interest rate swaps") and forward rate agreements; and for greater certainty, including interest rate exchange agreements (commonly known as "cross-currency swaps").

"Interim Financial Statements" in respect of any Fiscal Quarter means (i) in the case of the Borrower, the management prepared financial statements of the Borrower on a consolidated basis and (ii) in the case of Tilray Brands, the unaudited financial statements of Tilray Brands, on a consolidated basis, in each case in respect of such Fiscal Quarter (and also on a year-to-date basis in respect of such Fiscal Quarter and all previous Fiscal Quarters in the same Fiscal Year), including, in the case of Tilray Brand’s Interim Financial Statements,  any management's discussion and analysis with respect thereto.

"Investment" means: (i) an investment made or held by a Person, directly or indirectly, in another Person (whether such investment was made by the first-mentioned Person in such other Person or was acquired from a third party); (ii) a contribution of capital; (iii) the acquisition or holding of common or preferred shares, debt obligations, partnership interests and interests in joint ventures; and (iv) the acquisition of all or substantially all of the assets used in connection with a business; provided however that if a transaction would constitute a "Capital Expenditure" as defined herein and would also constitute an "Investment" as defined herein, it shall be deemed to constitute an Investment and not a Capital Expenditure.

"IP Ancillary Rights" means, with respect to an item of Intellectual Property all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, re-examinations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, includes in each case, all rights to obtain any other IP Ancillary Right.

"IP License" means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.

"Land" means real property (including a leasehold interest in land) and all buildings, improvements, fixtures and plant situated thereon.

"Landlord Agreement" means an agreement in form and substance satisfactory to the Agent given by the landlord of a Material Leased Property in favour of the Agent, which shall include the following provisions (except to the extent otherwise agreed by the Agent in its discretion): such landlord consents to the granting of a security interest in the lease by the Company which is a tenant thereunder in favour of the Agent, agrees to give written notice to the Agent in respect of a default and a reasonable opportunity to cure any default before terminating the lease, and agrees to waive (or subordinate and defer the enforcement of) its rights and remedies and any security it may hold in respect of any assets owned by such Company located on such Material Leased Property or affixed to such Material Leased Property which the tenant is entitled to remove under Applicable Law or pursuant to the terms of the lease.

“Legal Reservations” means (i) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors, (ii) the time barring of claims under the Limitation Act, 2002 (Ontario), as amended, or equivalent or analogous legislation of any other applicable jurisdiction, (ii) the possibility that an undertaking to assume liability for or indemnify a person against non-payment of Taxes may be void, (iv) defences of set-off or counterclaim, (v) similar principles, rights, defences or requirements under the laws of any applicable jurisdiction and (vi) any other matters which are set out as qualifications or reservations as to matters of law of general application accepted by the Required Lenders in any of the legal opinions delivered to the Lenders pursuant hereto.

“Lenders" means the lenders identified in Exhibit "A" attached hereto and any other Persons which may from time to time become lenders pursuant to this Agreement; and their respective successors and permitted assigns; and "Lender" means any of them as the context requires.

"Lender-Related Distress Event" means, with respect to any Lender or any Person that directly or indirectly Controls such Lender (such Lender and each such Person being individually referred to in this definition as a "distressed person"), (i) the commencement of a voluntary or involuntary proceeding with respect to such distressed person under any Insolvency Legislation, (ii) the appointment of a custodian, conservator, receiver or similar official in respect of such distressed person or any substantial part of its assets, (iii) a forced liquidation, merger, sale or other change of Control of such distressed person supported in whole or in part by Guarantees or other support (including, without limitation, the nationalization or assumption of ownership or operating control of such distressed person by any Governmental Authority), or (iv) such distressed person makes a general assignment for the benefit of its creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such distressed person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.

"Lending Office" in respect of any Lender means the office of such Lender designated by it from time to time as the office from which it will make Advances hereunder.

"Lien" means: (i) a lien, charge, mortgage, pledge, security interest or conditional sale agreement; (ii) an assignment, lease, consignment, trust or deemed trust that secures payment or performance of an obligation; (iii) a garnishment; (iv) any other encumbrance of any kind; and (v) any commitment or agreement to enter into or grant any of the foregoing.

“Limited Guarantee” is defined in Section 6.01(b).

“Limited Guarantor” means Tilray Brands.

“Limited Recourse Guarantee” is defined in Section 6.01(c).

“Limited Recourse Guarantors” means each direct shareholder of the Borrower from time to time. On the date hereof Aphria and Double Diamond Holdings Ltd. (formerly 2609733 Ontario Limited) are the sole Limited Recourse Guarantors.

"Loan" means a Canadian Prime Rate Loan or a Term CORRA Loan, as applicable.

"Loan Documents" means this Agreement, the Security, the Agency Fee Agreement, the Parent Subordination Agreement and other agreements or letters entered into between the Borrower and the Agent in respect of fees payable to the Agent or the Lenders, any promissory notes issued by the Borrower to the Agent or the Lenders hereunder, any Intercreditor Agreements, all Hedging Agreements with a Lender or Affiliate of a Lender, all Service Agreements, and all other agreements, and instruments required or contemplated herein to be provided by the Credit Parties and other Persons in favour of the Agent or any of the Lenders and all amendments, restatements, supplements or other modifications thereto.

“Margin Stock” means “margin stock” as defined in Regulation U.

"Marijuana" has the meaning ascribed to such term under the Applicable Law in any Approved Jurisdiction.

"Material Adverse Change" means any change or event which: (i) constitutes a material adverse change in the business, operations, condition (financial or otherwise) or properties of Tilray Brands, the Parent or the Borrower on a consolidated basis; (ii) materially impairs the ability of Tilray Brands, the Parent or the Companies (taken as a whole) to timely and fully perform their respective obligations under the Loan Documents; (iii) materially impairs the validity or enforceability of any of the Loan Documents; (iv) materially impairs the ability of the Agent or the Lenders to enforce their rights and remedies under the Loan Documents; or (v) impairs the priority of any of the Security.

"Material Agreement" means an agreement made between a Company and another Person (including another Credit Party) which (i) is, in the reasonable opinion of the Agent, material to the ownership, management and operation of the Business, including the Project and the Project Property, or (ii) if terminated would result, or would have a reasonable likelihood of resulting, in a Default, an Event of Default or a Material Adverse Change, specifically including, the Supply Agreement, and as at the date of this Agreement, each other agreement listed in Schedule 4.01(o).

"Material Leased Properties" means all Land leased by the Companies as tenants from time to time which if terminated would result, or would reasonably be expected to result, in an Event of Default or Material Adverse Change, specifically including as at the date of this Agreement the Land described in Schedule 4.01(l) attached hereto.

"Material Leases" means the leases relating to the Material Leased Properties.

"Material Permit" means a licence, permit, approval, registration or qualification granted to or held by a Company which if terminated would impair the ability of the Company to carry on the Business in the ordinary course, or would result, or would reasonably be expected to result, in an Event of Default or Material Adverse Change; specifically including, the Health Canada Licences and as of the date of this Agreement each other licence, permit, approval, registration or qualification listed in Schedule 4.01(h).

"Maturity Date" means earlier of (i) November 28, 2025; (ii) [reserved]  (ii) [reserved]; and (iii) the APHA24 Early Maturity Date, subject to the conditions described in Section 2.04(a)(ii).

“Minimum Cash and Cash Equivalent” means, in respect of Tilray Brands, unrestricted cash and Cash Equivalents held by Tilray Brands. [1]

“Minimum Equity Contribution” means a minimum equity injection in the Borrower by the Parent and other shareholders of the Borrower in an aggregate amount of not less than [***] as shown on the balance sheet of the Borrower as at the Original Closing Date.

"Minor Title Defects" in respect of any parcel of Land means encroachments, restrictions, easements, rights-of-way, servitudes and defects or irregularities in the title to such Land which are of a minor nature and, in the case of Land material to the operation of the Business of the Companies taken as a whole, which, in the aggregate, will not materially impair the use of such Land for the purposes for which such Land is held by the owner thereof;  it is acknowledged that the Project Property is material to the operation of the Business of the Companies taken as a whole.

“Multi-employer Plan” means a multi-employer pension plan within the meaning of the Pension Benefits Act (Ontario) or the pension benefits standards legislation of another province or jurisdiction in Canada and to which any Company is required to contribute pursuant to a collective agreement, participation agreement, any other agreement or statute or municipal by-law and which is not maintained or administered by such Company or its Affiliates.

"Non-Funding Lender" means any Lender (i) that has failed to fund any payment or Advance required to be made by it hereunder or to purchase all participations required to be purchased by it hereunder and under the Loan Documents, or (ii) that has given oral or written notice to the Borrower, the Agent or any other Lender, or has otherwise publicly announced, that it believes that it may be unable to fund advances under one or more credit agreements to which it is a party, or (iii) with respect to which one or more Lender-Related Distress Events has occurred, or (iv) with respect to which the Agent believes, acting reasonably, that such Lender has defaulted or may default in fulfilling its obligations (whether as an agent or lender) under one or more other credit agreements to which it is a party, or (v) with respect to which the Agent believes, acting reasonably, that there is a reasonable chance that such Lender will fail to fund any payment or Advance required to be made hereunder.

"Obligations" means, at any time and without duplication: (i) all direct and indirect, contingent and absolute indebtedness, obligations and liabilities of the Credit Parties to the Agent and the Lenders (or if the context requires, to any Lender) under or in connection with this Agreement and the Loan Documents (specifically including for greater certainty all Guarantees provided hereunder) at such time, specifically including the Outstanding Advances, all accrued and unpaid Interest thereon, and all fees, expenses and other amounts payable pursuant to this Agreement and the Loan Documents; plus (ii) the Hedging Obligations (if any) at such time; plus (iii) any obligations under Service Agreements at such time; provided that if otherwise specified or required by the context, "Obligations" shall mean any portion of the foregoing.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

“Original Closing Date” means November 29, 2019 (being the date on which all conditions precedent listed in Section 7.01 were satisfied or waived by the Lenders, as confirmed by the Agent to the Borrower in writing).

“Original Credit Agreement” is defined in the Recitals hereto.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Outstanding Advances" means, at any time, the aggregate of all obligations of the Borrower to the Lenders (or if the context requires, to any Lender) in respect of all Advances made under Facility A which have not been repaid or satisfied at such time, determined by, in the case of Canadian Prime Rate Loans or Term CORRA Loans, the principal amount thereof.

"Owned Properties" means all Land owned by the Companies from time to time, including but not limited to the Project Property and any Land described in Schedule 4.01(k) attached hereto.

"Parent" means Aphria Inc. or any successor thereto including by way of amalgamation.

“Parent Subordinated Debt” means the unsecured indebtedness issued by the Borrower to the Parent in the principal amount of no less than [***], provided that such indebtedness is subject to the Parent Subordination Agreement.

“Parent Subordination Agreement” means the Intercreditor Agreement entered into by the Parent in favour of the Agent and the Lender on the Original Closing Date in form and substance satisfactory to the Lenders, as the same may be amended, restated, supplemented or replaced from time to time, pursuant to which the Parent agreed to subordinate and postpone the Parent Subordinated Debt to the Obligations and Security, which Intercreditor Agreement may expressly permit the servicing of such Subordinated Debt on account of interest on a monthly basis and principal on an annual basis subject to the prior Repayment required to be made pursuant to Section 2.04(c)(iv) (Annual Excess Cash Flow Sweep), and provided that immediately before and immediately after such Distribution, the Borrower shall be in pro forma compliance with the financial covenants in Section 5.03 and the Borrower shall have delivered a pro forma Compliance Certificate evidencing such compliance.

"Patents" means all rights, title and interests (and all related IP Ancillary Rights) arising under any requirement of law in or relating to patents and applications therefor.

"Pension Plan" means each pension or superannuation plan that is a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) required to be registered under Canadian federal or provincial law that is maintained or contributed to by the Borrower for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively or a Multi-employer Plan.

"Permitted Acquisition" means an Investment that is either an acquisition of Equity Interests in a Person (referred to herein as a "share purchase"), or an acquisition of assets of a Person not in the ordinary course of business (referred to herein as an "asset purchase"), in either case if all of the following criteria are satisfied (except to the extent otherwise agreed in writing by the Required Lenders in their discretion):

a.

the Required Lenders acting reasonably shall have provided their prior written consent to such Acquisition after conducting such due diligence they may consider appropriate in the circumstances (for greater certainty, specifically including in respect of financial matters, the corporate and capital structure of such Person, key management, and business, environmental, regulatory, tax and legal matters, and the Borrower shall provide all information requested by the Required Lenders in connection with such due diligence at least fifteen (15) days prior to the proposed completion of such Acquisition);

b.	such Person is engaged in a business similar to or vertically integrated with the Business conducted by the Borrower;

c.	no portion of Facility A shall be used, directly or indirectly, in connection with the financing of the acquisition unless approved by the written consent of all of the Lenders in their discretion;

d.	if the acquisition involves a hostile or unsolicited take-over, it must be approved by all Lenders in their discretion;

e.

in the case of a share purchase, upon the completion of such acquisition (i) all Funded Debt (except Funded Debt which will constitute Permitted Funded Debt hereunder) of such Person shall be repaid and all Liens (except Liens which will constitute Permitted Liens hereunder) affecting the assets of such Person shall be released and discharged, in each case within thirty (30) days of the acquisition;

f.

in the case of a share purchase, the Subsidiary acquired shall be a wholly owned Subsidiary of the Borrower and shall provide a Guarantee and all other Security required herein to be provided in accordance with the requirements of Section 7.01 (including registrations, searches, legal opinions and ancillary documentation);

g.

in the case of an asset purchase, (i) upon the completion of such transaction, all Funded Debt (except Funded Debt which will constitute Permitted Funded Debt hereunder) secured by the acquired assets shall be repaid within thirty (30) days following the completion of the acquisition; (ii) within thirty (30) days following the completion of such transaction, all Liens (except Liens which will constitute Permitted Liens hereunder) affecting such assets shall be released and discharged; (iii) within thirty (30) days following completion of such transaction, all Security required herein to be provided to the Agent in respect of such assets (including registrations, searches, legal opinions and ancillary documentation) shall be provided; and (iv) the asset purchase shall not involve the assumption of any material environmental liabilities, and all representations and warranties contained herein with respect to environmental matters shall be true and correct both immediately before and immediately after such acquisition in all material respects; and if, as a result of the acquisition, any Company will acquire ownership of any Real Property, the Borrower shall have provided an environmental questionnaire in form and substance satisfactory to the Agent in respect of such Real Property which evidences such material compliance with all such representations and warranties;

h.

in the case of a share purchase, the acquired asset will only be located in an Approved Jurisdiction and used or useful in a business which is the same as or related, ancillary or complimentary to the Business carried on by the Companies;

a.

in the case of a share purchase, if the target of a share purchase carries on any Cannabis Activities, the entity which will carry on the acquired business will own assets and carry on business only in one or more Approved Jurisdictions and the right to acquire Equity Interests shall be not exercisable until the earlier of: (i) the Cannabis Activities in which the target proposes to engage are legal at all required levels of government in the jurisdiction(s) in which the target is or proposes to operate, and (ii) the applicable Company has received approval to exercise such right from any stock;

b.

the Borrower shall deliver a Compliance Certificate evidencing that it is in compliance in all material respects with all covenants and confirming the representations and warranties under this Agreement including the requirements in this definition of Permitted Acquisition and will remain in compliance in all material respects after giving effect to such acquisition; and no Default or Event of Default shall have occurred and be continuing or would result from the completion of such acquisition;

c.

if the Borrower proposes to incur Subordinated Debt to finance all or any portion of such acquisition, the terms and conditions of such Subordinated Debt shall be satisfactory to the Required Lenders, and the holder(s) of such Subordinated Debt shall enter into a Intercreditor Agreement with the Agent containing terms and conditions contemplated in the definition of "Subordinated Debt" herein; and

xx.	if any such transaction would constitute both a Permitted Acquisition and a Capital Expenditure, it shall be deemed to constitute a Permitted Acquisition and not a Capital Expenditure.

"Permitted Funded Debt" means, without duplication: (i) the Obligations; (ii) indebtedness of any Company to another Company; (iii) Subordinated Debt; (iv) the Parent Subordinated Debt provided that the same constitutes Subordinated Debt, is unsecured, and is subject to the Parent Subordination Agreement; (v) Funded Debt of the Companies secured by Permitted Liens; (vi) obligations under any Guarantees which are considered to constitute Funded Debt, but only to the extent such Guarantees are permitted pursuant to this Agreement; (vii) Funded Debt in respect of corporate credit cards programs established by a financial institution other than BMO in an aggregate outstanding amount not to exceed Fifty Thousand Dollars ($50,000) (or equivalent in foreign currency), (viii) unsecured Funded Debt not referred to elsewhere in this definition in an aggregate outstanding amount not to exceed Two Million Dollars ($2,000,000); (ix) indebtedness of Aphria under the APHA24 Convertible Notes provided that the obligations thereunder have not been redeemed or converted and that no Fundamental Change (as such term is defined in the APHA24 Convertible Notes indenture) requiring Aphria to repurchase the outstanding APHA24 Convertible Notes has occurred; and (ix) any other Funded Debt consented to in writing by the Lenders.

"Permitted Liens" means:

a.

Statutory Liens (i) in respect of any amount which is not at the time overdue or (ii) in respect of any amount which may be past due but the quantum or validity of which is being diligently contested in good faith by appropriate proceedings and in respect of which any right of seizure or sale is stayed pending resolution of the dispute  or (iii) that in the aggregate, not including those included in (i) or (ii) do not exceed $250,000 and in respect of which reserves (if any are required by GAAP) have been established to the extent required in accordance with GAAP;

b.

Liens or rights of distress reserved in or exercisable under any lease of Land for rent and, in the case of Land material to the operation of the Business of the Companies taken as a whole, not at the time overdue or for compliance with the terms of such lease not at the time in default; and security deposits given in the ordinary course under leases of Land not in excess of six (6) months' rent;  it is acknowledged that the Project Property is material to the operation of the Business of the Companies taken as a whole;

c.

any obligations or duties affecting any Land due to any public utility or to any municipality or government, or to any statutory or public authority, with respect to any franchise, grant, licence or permit in good standing and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on Land under government permits, leases or other grants in good standing; and if the Land subject thereto is material to the operation of the Business of the Companies taken as a whole, which obligations, duties and defects in the aggregate do not materially impair the use of such property, structures or facilities for the purpose for which they are held;  it is acknowledged that the Project Property is material to the operation of the Business of the Companies taken as a whole;

d.

Liens incurred or deposits of cash made or pledged to secure obligations under workers' compensation legislation or similar legislation, or in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, and warehousemen's, storers', repairers', carriers' and other similar Liens and deposits;

e.

security given to a public utility or any municipality or government or to any statutory or public authority to secure obligations incurred to such utility, municipality, government or other authority in the ordinary course of business and (i) not at the time overdue or (ii) which are past due, but the quantum or validity of such obligations is being diligently contested in good faith by appropriate proceedings and in respect of which any right of seizure or sale is stayed pending resolution of the dispute or (iii) that, in the aggregate, not including those referred to in (i) and (ii) do not exceed $250,000 and in respect of which reserves (if any are required by GAAP) have been established to the extent required in accordance with GAAP;

f.

Liens and privileges arising out of judgments or awards (i) which are satisfied before they are executed upon and which do not constitute an Event of Default under Section 8.01(n) or (ii) in respect of which (A) an appeal or proceeding for review has been commenced; (B) a stay of execution pending such appeal or proceedings for review has been obtained; and (C) reserves (if any are required by GAAP) have been established to the extent required in accordance with GAAP;

g.

Liens for taxes, customs duties, local improvement charges, levies, rates and assessments (i) not yet due or (ii) or which are past due but the quantum or validity of which is being contested diligently and in good faith by the Borrower by appropriate proceedings and in respect of which any right of seizure or sale is stayed pending resolution of the dispute or (iii) that in the aggregate, not including those in (i) and (ii) for which a final assessment has not been received which do not exceed $250,000 and in respect of which reserves (if any are required by GAAP) have been established to the extent required in accordance with GAAP;

h.

undetermined or inchoate Liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority, provided the same are not of such nature as to create a Material Adverse Change or adversely affect in any material way the operations of the Business of the Companies taken as a whole;

a.

any Lien arising in connection with the construction or improvement of any Land or arising out of the furnishing of materials or supplies therefor, provided that such Lien secures moneys (i) not at the time overdue or (ii) which are past due, but the quantum or validity thereof is being contested diligently and in good faith by appropriate proceedings and in respect of which any right of seizure or sale is stayed pending resolution of the dispute or (iii) that in aggregate, not including those referred to in (i) and (ii) do not exceed $250,000, and in respect of which  a Lien has not been registered against title to such Land and in respect of which reserves (if any are required by GAAP) have been established to the extent required in accordance with GAAP;

b.

common law rights of set-off, off-set or combinations of account, civil law rights of compensation or contractual rights of set-off, off-set or recourse to account balances  incurred in the ordinary course (i) relating to the establishment of depository relations with a financial institution permitted hereunder and not given in connection with the issuance of Funded Debt, (ii) relating to pooled deposit or sweep accounts or cash pooling arrangements (including with respect to any joint and several liability provisions in relation thereto) permitted hereunder to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and any Subsidiary, (iii) relating to debit card or other payment services permitted hereunder or (iv) relating to purchase orders and other agreements (other than Funded Debt) entered into with customers in the ordinary course of business;

c.

licences, easements, rights-of-way and rights in the nature of easements (including licences, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) and zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, municipal and other Governmental Authorities that, in the opinion of the Required Lenders, will not materially impair the use of the affected Land for the purpose for which it is used by that Person;

xx.

the right reserved to or vested in any Government Authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

lllllllllllllllllllllllllllllllllllllll.

the Lien resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers’ compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens, and public, statutory and other like obligations incurred in the ordinary course, up to a maximum aggregate amount deposited at any time of $500,000 for all Companies;

mmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmm.	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

nnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnn.	Minor Title Defects;

ooooooooooooooooooooooooooooooooooooooo.	Permitted Purchase-Money Security Interests;

ppppppppppppppppppppppppppppppppppppppp.	the Specific Permitted Liens; and

qqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqq.	the Security

provided that the use of the term "Permitted Liens" to describe the foregoing Liens shall mean that such Liens are permitted to exist (whether in priority to or subsequent in priority to the Security, as determined by Applicable Law); and for greater certainty such Liens shall not be entitled to priority over the Security by virtue of being described in this Agreement as "Permitted Liens".

"Permitted Purchase-Money Security Interests" means Purchase-Money Security Interests incurred or assumed in compliance with the provisions of this Agreement in connection with the purchase, leasing or acquisition of capital equipment in the ordinary course of business, provided that the aggregate amount of the Companies’ liability thereunder is not at any time greater than Three Million Five Hundred Thousand Dollars ($3,500,000).

"Person" is defined in the CBA Model Provisions.

“PPSA” shall mean the Personal Property Security Act (Ontario); provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the Liens of the Agent in any Collateral or any other matter relating to Collateral is governed by the Personal Property Security Act as in effect in a jurisdiction other than Ontario or the Civil Code of Quebec, the term “PPSA” shall mean such other legislation as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority or other matter.

“Pre-Amalgamation Borrower” means 1974568 Ontario Limited.

"Proceeds of Realization", in respect of the Security or any portion thereof, means all amounts received by the Agent and any Lender under the Security in connection with:

a.	any realization thereof, whether occurring as a result of enforcement or otherwise;

b.	any sale, expropriation, loss or damage or other disposition of any Property subject to the Security or any portion thereof (other than a disposition of Property made pursuant to Section 5.02(c)); and

c.	the dissolution, liquidation, bankruptcy or winding-up of any Credit Party or any other distribution of its assets to creditors;

and all other amounts which are expressly deemed to constitute "Proceeds of Realization" in this Agreement.

“Project” means the greenhouse located on the Project Property to be used for cannabis cultivation and processing.

“Project Property” means the Lands municipally known as 620 Essex County Road 14, Leamington, Ontario and legally described as:

PIN 75086-0239 LT

1STLY; PART OF LOT 6, CONCESSION 8 MERSEA, PARTS 1, 3, 5, 7, 8 AND 9 PLAN 12R26840 SAVE AND EXCEPT PARTS 1, 2 AND 3 PLAN 12R27357; S/T RESERVATIONS IN R1198184 AND R1198185; T/W R1198185 2NDLY;PT N1/2 LT 6 CON 8 MERSEA PT 1, 2, 3 12R1420 S/T R1394739; SUBJECT TO AN EASEMENT OVER PARTS 3 AND 8 PLAN 12R26840 AS IN MS36159; SUBJECT TO AN EASEMENT IN GROSS AS IN CE746822; MUNICIPALITY OF LEAMINGTON

“Project Property Lending Value” means, in respect of the single Advance under Facility A, the lending value attributed by the Lenders in their discretion to the Project Property immediately before such Advance, taking into consideration costs incurred and an Acceptable Appraisal on an "as completed" basis.

“Property” means, with respect to any Person, any or all of its present and future undertaking, property and assets, whether tangible or intangible, and includes rights under contracts and permits and all Owned Properties.

"Proportionate Share" in respect of any Lender means:

a.

in the context of such Lender's obligation to make Advances under Facility A, such Lender's Commitment to make Advances under Facility A divided by the aggregate amount of all Lenders' Commitments to make Advances under Facility A;

b.

subject to Section 9.03, in the context of any Lender's entitlement to receive payments of principal, interest or fees in respect of Facility A, the Outstanding Advances due to such Lender under Facility A divided by the aggregate amount of the Outstanding Advances due to all Lenders under Facility A; and

c.	in any other context, such Lender's Commitment divided by the aggregate of all Lenders' Commitments.

"Purchase-Money Security Interest" means (i) a Capital Lease; or (ii) a Lien on any property or asset which is created, issued or assumed to secure the unpaid purchase price thereof, provided that such Lien is restricted to such property or asset (including all additions thereto, replacements thereof, insurance thereon and proceeds thereof) and secures an amount not in excess of the purchase price thereof (including any costs of shipping, assembly, installation, insurance, freight and transfer taxes) and any interest and fees payable in respect thereof.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding US$10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the US Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the US Commodity Exchange Act.

"Real Property" means the Owned Properties and the Material Leased Properties and “Real Property” means any one of them.

“Regulation T” “Regulation U” or “Regulation X” means Regulation T, U or X, as the case may be, of the FRB, as from time to time in effect and all official rulings and interpretations thereunder or thereof

“Rescindable Amount” is defined in Section 9.03(d).

"Related Party" is defined in the CBA Model Provisions.

"Relevant Governmental Body" means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

"Repayment" means a repayment by the Borrower on account of the Outstanding Advances.

"Repayment Notice" means a notice delivered by the Borrower to the Agent committing it to make a Repayment, in the form of Exhibit "E".

"Required Lenders" means, (i) at any time prior to the occurrence of an Event of Default which is continuing, any two (2) or more Lenders which have issued Commitments hereunder representing two-thirds (2/3) or more of the aggregate amount of all Lenders' Commitments; and (ii) at any time after the occurrence of an Event of Default which is continuing, any two (2) or more Lenders which have Outstanding Advances representing two-thirds (2/3) or more of the total amount of the Outstanding Advances under Facility A; provided however that if at any time there are only two (2) Lenders under this Agreement, "Required Lenders" shall mean both such Lenders, and if at any time there is only one (1) Lender under this Agreement, "Required Lenders" shall mean such Lender.

"Requirements of Environmental Law" means: (i) obligations under common law; (ii) requirements having the force of law imposed by or pursuant to statutes, regulations and by-laws whether presently or hereafter in force; (iii) requirements announced by a Governmental Authority as having immediate effect (provided that at the time of making such announcement the government also states its intention of enacting legislation to confirm such requirements retroactively); (iv) all directives, policies and guidelines issued or relied upon by any Governmental Authority to the extent such directives policies or guidelines have the force of law; (v) all permits, licenses, certificates and approvals from Governmental Authorities which are required in connection with air emissions, discharges to surface or groundwater, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation or disposal of Hazardous Materials; and (vi) all requirements imposed under any clean-up, compliance or other order made pursuant to any of the foregoing, in each and every case relating to environmental, health or safety matters including all such obligations and requirements which relate to (A) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of Hazardous Materials and (B) exposure to Hazardous Materials.

“Rescindable Amount” is defined in Section 9.03(d).

“Responsible Person” means, with respect to any Credit Party holding a Health Canada License, its person designated as such for the purposes of the Cannabis Act and the Cannabis Regulations.

"Rollover" means the renewal of an Availment Option upon its maturity in the same form.

"Rollover Notice" means a notice substantially in the form of Exhibit "C" given by the Borrower to the Agent for the purpose of requesting a Rollover.

“Sale-Leaseback” means an arrangement, transaction or series of arrangements or transactions under which title to any real property, tangible personal property or fixture is transferred by a Company (a “transferor”) to another Person which leases or otherwise grants the right to use such property to the transferor (or nominee of the transferor) and, whether or not in connection therewith, the transferor also acquires a right or is subject to an obligation to acquire such property or a material portion thereof, and regardless of the accounting treatment of such arrangement, transaction or series of arrangements or transactions.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC and the U.S. Department of State), Canada, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC, the US Department of State or any equivalent agency or body in Canada.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

"Security" means all Guarantees, security agreements, mortgages, debentures and other documents required to be provided to the Agent or the Lenders pursuant to ARTICLE VI and all other agreements required or contemplated herein to be delivered by the Credit Parties and other Persons to the Agent for the benefit of the Lenders from time to time as security for the payment and performance of the Obligations, and the security interests, assignments and Liens constituted by the foregoing.

"Senior Officer" means the President, Chief Financial Officer, Chief Executive Officer or corporate Secretary of the Borrower.

"Service Agreements" means all agreements from time to time made between any Company and BMO or any of its Affiliates (specifically including Harris N.A.) in respect of cash management, payroll, corporate credit cards or other banking services.

“Shareholders’ Agreement” means prior to the Amalgamation the Unanimous Shareholders Agreement dated February 16th, 2018 among the Parent, 2609733 Ontario Limited, [***], [***]and the Pre-Amalgamation Borrower, and upon the effectiveness of the Amalgamation and thereafter, means the Unanimous Shareholders Agreement dated March 14, 2024 among Amalco, the Parent, Double Diamond Holdings Limited, [***] and [***].

"Shareholders' Equity" means, in respect of any period, the consolidated shareholders' equity of the Parent for such period determined in accordance with GAAP.

"Solvent" means, with respect to any Credit Party as of the date of determination, (i) the aggregate property of such Credit Party is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due; (ii) such Credit Party is able to meet its obligations as they generally become due; and (iii) such Credit Party has not ceased paying its current obligations in the ordinary course of business as they generally become due; for purposes of this definition, the amount of any contingent obligation at such time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Specific Permitted Liens" means the Liens described in Schedule 4.01(j) as such Liens may be amended or replaced from time to time on substantially similar terms and conditions, provided that the principal amount of the indebtedness secured by each such Lien shall not be increased.

"Statutory Lien" means a Lien in respect of any Property a Credit Party created by or arising pursuant to any applicable legislation in favour of any Person (such as but not limited to a Governmental Authority), including, without limitation, a Lien for the purpose of securing such Credit Party's obligation to deduct and remit employee source deductions and goods and services tax pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any legislation in any jurisdiction similar to or enacted in replacement of the foregoing from time to time.

"Subordinated Debt" means indebtedness of any Company to any Person which the Lenders in their sole discretion have consented to in writing and in respect of which the holder thereof has entered into a Intercreditor Agreement in favour of the Agent in form and substance satisfactory to the Agent and registered in all places where necessary or desirable to protect the priority of the Security, which shall provide (among other things) that: (i) the maturity date of such indebtedness is later than the Maturity Date; (ii) the holder of such indebtedness may not receive any payments on account of principal or interest thereon (except to the extent, if any, expressly permitted therein); (iii) any security held in respect of such indebtedness is subordinated to the Security; (iv) the holder of such indebtedness may not take any enforcement action in respect of any such security (except to the extent, if any, otherwise expressly provided therein) without the prior written consent of the Agent; and (v) any enforcement action taken by the holder of such indebtedness will not interfere with the enforcement action (if any) being taken by the Agent in respect of the Security.

“Subsidiaries” means the business entities which are controlled by another business entity (as used herein, "business entity" includes a corporation, company, partnership, limited partnership, trust or joint venture); and for greater certainty includes a Subsidiary of a Subsidiary; and “Subsidiary” means any of them as the context requires.

“Supply Agreement” the means the fourth amended and restated wholesale cannabis supply agreement between the Parent as purchaser and the Pre-Amalgamation Borrower as supplier dated September 1, 2023 and assumed by Amalco upon the effectiveness of the Amalgamation.

“Swap Obligation” means, with respect to any Credit Party (other than the Borrower), any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the US Commodity Exchange Act and regulations promulgated thereunder by the US Commodity Futures Trading Commission.

“Tangible Net Worth” means in respect of any Person at any time, the excess of its total assets over its total liabilities; provided that the determination of such total assets shall exclude: (a) all goodwill, organizational expenses, research and development expenses, trademarks, trade mark applications, trade names, copyrights, patents, patent  applications, licenses and rights in any thereof, and other similar intangibles; (b) all prepaid expenses, deferred charges or unamortized debt discount and expense; (c) all reserves carried and not deducted from consolidated assets; (d) any write-up in the book value of any capital asset resulting from a revaluation thereof; (e)  any items not included in clauses (a) through (e) of this definition which are treated as intangibles under GAAP. For clarity, “Tangible Net Worth” will include biological assets at book value, inventory (including fair value components), and minority interests.

"Taxes" is defined in the CBA Model Provisions.

"Term CORRA Adjustment" means a percentage equal to 0.29547% per annum in the case of a Term CORRA Loan having a CORRA Interest Period of one month and 0.32138% per annum in the case of a Term CORRA Loan having a CORRA Interest Period of three months.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

"Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable CORRA Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such CORRA Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.

"Term CORRA Loan" means a Loan that bears interest at a rate based on Adjusted Term CORRA.

"Term CORRA Reference Rate" means the forward-looking term rate based on CORRA.

“Termination Date” means the date on which (i) all Obligations due and owing under the Loan Documents have been paid in full, other than contingent claims for which no unsatisfied demand for payment has been made, (ii) all Commitments have been cancelled or lapsed and (iii) all Hedging Agreements (if any) have been terminated and all amounts due and owing thereunder (if any) have been paid in full or cash collateral is provided in respect thereof.

“Terrorist Lists” is defined in Section 3.10.

“Tilray Brands” means Tilray Brands, Inc., formally known as Tilray, Inc., a corporation formed and existing under the laws of the State of Delaware.

“Tilray Year-End Financial Statements” in respect of any Fiscal Year means the audited consolidated financial statements of Tilray Brands in respect of such Fiscal Year, including management’s discussion and analysis with respect thereto, from an accounting firm that is nationally recognized or major regional firm of chartered professional accountants.

“TLRY23 Convertible Notes” means the 5.00% convertible senior notes issued by Tilray Brands pursuant to the indenture between Tilray, Inc. (now Tilray Brands) dated as of October 10, 2018 and maturing on October 1, 2023.

“TLRY HTI Convertible Note” means the convertible promissory note issued by Tilray Brands in favour of HT Investments MA LLC dated as of July 12, 2022 and maturing on September 1, 2023.

"Total Funded Debt" means, in respect of any Person at any time, its Funded Debt at such time, specifically including for greater certainty the Outstanding Advances owing by it at such time.

“Total Funded Debt to EBITDA Ratio" means, for any period, the ratio of (i) Total Funded Debt of the Companies at the end of such period to (ii) consolidated EBITDA of the Companies for such period.

"Trade Secrets" means all right, title and interest (and all related IP Ancillary Rights) arising under any requirement of law in or relating to trade secrets.

"Trademarks" means all right, title and interest (and all related IP Ancillary Rights) in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Capital Expenditures” means Capital Expenditures made by the Companies, which is (are): (i) financed by operating cash flow net of proceeds from Dispositions permitted hereunder, (ii) not financed under Capital Leases, (iii) not financed with the proceeds of Facility A, (iv) not financed with the proceeds of other Permitted Funded Debt incurred substantially to fund such Capital Expenditures, and (v) not financed with new equity.

“US” and “United States” means the United States of America, its territories and possessions.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

2.	Accounting Principles

Except as otherwise provided herein, (i) each financial term in this Agreement shall be interpreted in accordance with GAAP in effect on the date of such interpretation; and (ii) where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other computation is required to be made for the purpose of this Agreement, such determination or calculation shall be made in accordance with GAAP in effect on the date of such determination. Notwithstanding the foregoing, if after the date of this Agreement there is an accounting change under GAAP (referred to herein as an "accounting change"), and if any financial ratio or amount determined pursuant to Section 5.02(x) would be materially different as a result of such accounting change, such financial ratio or amount shall be determined without regard to such accounting change and for the information of the Lenders Aphria shall also deliver to the Lenders a reconciliation in form and substance satisfactory to the Lenders.

3.	Currency References

All amounts referred to in this Agreement are in Canadian Dollars unless otherwise noted.

4.	References to Statutes

Whenever in this Agreement reference is made to a statute or regulations made pursuant to a statute, such reference shall, unless otherwise specified, be deemed to include all amendments to such statute or regulations from time to time and all statutes or regulations which may come into effect from time to time substantially in replacement for the said statutes or regulations.

5.	Extended Meanings

Terms defined in the singular have the same meaning when used in the plural, and vice-versa. When used in the context of a general statement followed by a reference to one or more specific items or matters, the term "including" shall mean "including, without limitation", and the term "includes" shall mean "includes, without limitation". Any reference herein to any action to be taken or decision to be made by the Agent or the Lenders (or the Required Lenders, as the case may be) in their "sole discretion" shall mean that such sole discretion is absolute and unfettered.

6.	Joint and Several Obligations

All obligations under ARTICLE X which are stated to be obligations of the Guarantors or any one or more of them shall, to the extent permitted by Applicable Law, be joint and several obligations of each of the Guarantors.

7.	[intentionally deleted]

8.	Amendment and Restatement

The parties hereto acknowledge and agree that this Agreement continues, without novation, restates and consolidates the Original Credit Agreement, as amended hereby, and reflects the entire agreement as currently constituted between the parties hereto with respect to the arrangements, terms and conditions pursuant to and upon which the Lenders shall provide the Facilities, and that the Original Credit Agreement remains in full force and effect without novation as between the parties thereto for that period of time ending on the day prior to the effective date of this Agreement and all the parties to the Original Credit Agreement retain all rights as between themselves thereunder with respect to that period of time prior to the effective date of this Agreement and the rights and obligations of the parties hereto under this Agreement commence as of the date of this Agreement.  The Obligations (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement that remain outstanding upon the effectiveness of this Agreement shall constitute Obligations hereunder governed by the terms hereof.

Without in any way limiting the terms of the Original Credit Agreement or the other Loan Documents, each of the Credit Parties (as defined herein) acknowledges and confirms that all guarantees of the Obligations by the Credit Parties granted pursuant to the Original Credit Agreement (the “Existing Guarantees”) continue, (subject only to Section 7.03 in respect of the Aphria Limited Guarantee) to guarantee the Obligations in accordance with their respective terms and the Security granted by it or a predecessor pursuant to the Original Credit Agreement (the “Existing Security”) secures and continues to secure payment and performance of its respective Obligations (as defined in this Agreement).

Notwithstanding the amendment and restatement of the Original Credit Agreement by way of the execution and delivery of this Agreement or the execution and delivery of any additional Loan Documents in connection with this Agreement, each of the Credit Parties hereby irrevocably and unconditionally (i) acknowledges, confirms and agrees that the Existing Guarantees (subject only to Section 7.03 in respect of the Aphria Limited Guarantee) and Existing Security and all other Loan Documents to which it is a party remains in full force and effect, and continues to constitute legal, valid, binding covenants, agreements, obligations and liabilities of such Credit Party, enforceable against it by the Agent in accordance with their respective terms, and (ii) ratifies, confirms and agrees to perform, observe, comply with and be bound by each and every covenant, agreement, term, condition, undertaking, appointment, duty, guarantee, indemnity, debt, liability, obligation and encumbrance contained in, existing under or created by the Existing Guarantees and Existing Security and other Loan Documents to which it is a party.

All references to the “Credit Agreement” contained in the Loan Documents delivered in connection with the Original Credit Agreement shall be deemed to refer to this Agreement without further amendment of those Loan Documents.

9.	Rates

The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Canadian Prime Rate, Term CORRA,  Adjusted Term CORRA or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Canadian Prime Rate, Term CORRA, Adjusted Term CORRA or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Canadian Prime Rate, Term CORRA, Adjusted Term CORRA, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Canadian Prime Rate, Term CORRA,  Adjusted Term CORRA or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

10.	Exhibits and Schedules

The following exhibits and schedules are attached to this Agreement and incorporated herein by reference:

Exhibits

"A"          -     Lenders and Lenders' Commitments

"B"          -     Draw Request

"C"          -     Rollover Notice

"D"          -     Conversion Notice

"E"          -     Repayment Notice

"F"          -     Compliance Certificate

"G"          -     [Reserved]

"H"          -     CBA Model Provisions

“I”            -     Agreement and Acknowledgement to be bound – New Guarantor

Schedules

4.01(b)       -     Corporate Information

4.01(h)       -     Material Permits

4.01(i)        -     Cannabis Investments

4.01(j)        -     Specific Permitted Liens

4.01(k)       -     Owned Properties

4.01(l)        -     Material Leased Properties

4.01(m)      -     Intellectual Property

4.01(o)       -     Material Agreements

4.01(p)       -     Labour Agreements

4.01(q)       -     Environmental Matters

4.01(r)        -     Litigation

4.01(s)       -     Pension Plans and Multi-employer Plans

LI.	II– FACILITY A (TERM FACILITY)

1.	Establishment of Facility A

Subject to the terms and conditions in this Agreement, the Lenders hereby establish, on a several and not joint or joint and several basis, in favour of the Borrower, a committed, non-revolving credit facility referred to as “Facility A”, in the maximum aggregate principal amount of Sixty-Six Million Dollars ($66,000,000) (the “Facility A Limit”). Each Lender’s commitment in respect of Facility A shall be limited to the maximum principal amount indicated opposite such Lender's name in Exhibit "A" under the heading "Facility A Commitments".  Each Advance by a Lender under Facility A shall be made by such Lender in its Proportionate Share of Facility A.

Facility A was fully drawn on the Original Closing Date.

2.	Purpose

Subject to the terms hereof, Advances under Facility A shall be used by the Borrower by way of a single Advance on the Original Closing Date as follows: (i) not less than Fifty Million Dollars ($50,000,000) shall be used by the Borrower to refinance Funded Debt owed to the Parent by the Borrower on the Closing Date in respect of the Project and the Project Properties (which for clarity, is in addition to the Parent Subordinated Debt), but provided that the balance of the remainder of the Facility A availability is sufficient to pay such remaining Project Costs, and (ii) the balance of Facility A shall be used by the Borrower to refinance greenhouse retrofit costs and specific Capital Expenditures in respect of the Project, to pay closing and transactional costs on the Closing Date and for working capital of the Borrower.

3.	Non-Revolving Nature

Facility A shall be a non-revolving facility, and any Repayment under Facility A may not be reborrowed.

4.	Repayment

a.

Notwithstanding all other provisions in this Section 2.04 the Obligations under Facility A shall become due and payable by the Borrower on the earliest of: (i) the Acceleration Date; and (ii) the Maturity Date, provided that:

i.	[reserved]

ii.

In the event the APHA24 Convertible Notes have not been converted in their entirety, into Equity Interests of Aphria in accordance with the terms of such APHA24 Convertible Notes on or before December 1, 2023 (being 6 months prior to the maturity of the APHA24 Convertible Notes), Aphria and the Borrower shall, forthwith, provide written notice to the Agent (who shall in turn deliver such notice to the Lenders) to that effect and shall deliver with such notice, for approval by the Lenders (which approval shall be in the Lenders discretion, acting reasonably) Aprhia’s proposal as to as to how it proposes to source funds to repay the APHA24 Convertible Notes on or prior to their maturity (and/or such other steps Aphria proposes in respect thereof, including if applicable any proposed extension of the maturity of the APHA24 Convertible Notes) (the “APHA24 Proposal”). The Borrower and Aphria shall also deliver with the APHA24 Proposal evidence that the Borrower shall be in pro forma compliance with the financial covenants in Section 5.03 both before and following the funding, repayment or other steps set forth in the APHA24 Proposal and the Borrower shall have delivered a pro forma Compliance Certificate evidencing such compliance. If the Required Lenders have not provided their consent within 30 days of the Agent’s receipt of the APHA24 Proposal, the Maturity Date shall be the APHA24 Early Maturity Date.  If the Required Lenders consent to the APHA24 Proposal, the Maturity Date shall, subject to clause (i) above, be the Maturity Date as provided in clause (i) of the definition of Maturity Date.

iii.	The consent rights pursuant to this Section 2.04(a) shall be exercised by the Required Lenders in their sole discretion, acting reasonably.

b.

Without limiting (a) above, the Borrower shall make a Repayment under Facility A on the first Business Day following the end of each Fiscal Quarter commencing on the first Business Day following the end of the first full Fiscal Quarter following the Conversion Date (as defined in the Original Credit Agreement). Principal instalments shall be calculated on the Outstanding Advances under Facility A on the Conversion Date (as defined in the Original Credit Agreement) based on an amortization of one hundred and twenty (120) months.

c.	In addition to all other Repayments required pursuant to Section 2.04 (a) and (b) above, the following Repayments shall be required:

i.

If any Company receives proceeds from a policy of insurance in respect of any Collateral, the Borrower shall make a Repayment to the Agent in an amount equal to the portion of such proceeds not permitted to be retained by such Company as provided in Section 6.07, within three (3) Business Days after receipt thereof.

ii.

If any Company receives proceeds (net of transaction expenses) from the raising of capital by way of equity or Funded Debt (excluding Permitted Funded Debt), the Borrower shall make a Repayment to the Agent in an amount equal to one hundred percent (100%) of such net proceeds, within three (3) Business Days after receipt thereof.

iii.

If any Company receives proceeds (net of transaction expenses, applicable taxes and usual adjustments) from a transaction involving the sale or other disposition of Property not in the ordinary course of business permitted under this Agreement, then the Borrower shall within three (3) Business Days of such receipt, make a Repayment to the Agent in an amount equal to one hundred percent (100%) of such net proceeds to the extent such net proceeds are not used to purchase similar assets with similar value within such one hundred and eighty (180) days period. Notwithstanding the foregoing however, the first One Million Dollars ($1,000,000) of net proceeds under this clause (iii) in the aggregate in any Fiscal Year shall not be required to be applied as a Repayment.

iv.

The Borrower shall make a Repayment to the Agent within one hundred and twenty (120) days after the end of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending May 31, 2021, in an amount equal to fifty percent (50%) the of Annual Excess Cash Flow if the Borrower’s Total Funded Debt to EBITDA Ratio is greater than [***] in respect of such Fiscal Year, unless such Repayment with the prior written consent of the Lenders is waived in respect of any Fiscal Year.

d.

The net proceeds required to be applied as a Repayment pursuant to paragraph (c) above shall be applied firstly against the Borrower’s obligations to make scheduled Repayments under Facility A, in reverse chronological order (including for clarity, the balloon payment payable on the Maturity Date) until paid in full.

5.	Availment Options

a.

Subject to the restrictions contained in this Agreement (and in particular, Sections 3.02 and 3.03) the Borrower may receive Advances under Facility A by any one (1) or more of the following Availment Options (or any combination thereof):

i.	Canadian Prime Rate Loans; or

ii.	Term CORRA Loans, each having a maturity of one (1) or three (3) months, subject to availability (as determined by the Agent);

b.

Term CORRA Loans will not be issued which in the opinion of the Agent could result in the Facility A Limit being exceeded at any time. The Outstanding Advances under Facility A in the form of any above Availment Option may be converted into another form of Availment Option, subject to and in accordance with the terms and conditions of this Agreement (but for greater certainty, Term CORRA Loans may not be converted into another Availment Option prior to the maturity thereof).

6.	Interest and Fees

In respect of Advances made under Facility A, the Borrower agrees to pay the following:

a.	interest on Canadian Prime Rate Loans at the Canadian Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date;

b.	interest on Term CORRA Loans at the Adjusted Term CORRA plus the Applicable Margin per annum, payable on each CORRA Interest Payment Date for such Loan and on the Maturity Date

Except as otherwise provided in this Agreement, such payments shall be made to the Agent for the account of the Lenders; and the Agent shall promptly remit to each Lender its Proportionate Share of each such payment.

7.	Voluntary Cancellation; Voluntary Repayments

Upon delivery of an executed Repayment Notice to the Agent not less than one (1) Business Day and not more than three (3) Business Days prior to making a Repayment, the Borrower may make Repayments on account of the Outstanding Advances under Facility A from time to time in a minimum amount of Five Hundred Thousand Dollars ($500,000) and multiples of One Hundred Thousand Dollars ($100,000) without payment of any penalty or fee; provided the Borrower shall at its own expense also concurrently unwind Hedge Agreements to the extent necessary (if any) such that the aggregate notional amount of all outstanding Hedge Agreements does not exceed the Outstanding Advances under Facility A at such time; and further provided that Term CORRA Loans may not be repaid prior to the maturity thereof. Each such Repayment under Facility A shall be applied against the scheduled Repayments payable under Facility A in reverse chronological order.

LI.	III- GENERAL CONDITIONS

1.	Matters Relating to Interest

a.

Unless otherwise indicated, interest on any outstanding principal amount shall be calculated daily and shall be payable monthly in arrears on the last day of each and every month and on the Maturity Date. If the last day of a month is not a Business Day, the interest payment due on such day shall be made on the next Business Day, and interest shall continue to accrue on the said principal amount and shall also be paid on such next Business Day. Interest shall accrue from and including the day upon which an Advance is made or is deemed to have been made, and ending on but excluding the day on which such Advance is repaid or satisfied.  Any change in the Canadian Prime Rate shall cause an immediate adjustment of the interest rate applicable to Canadian Prime Rate Loans without the necessity of any notice to the Borrower.

b.

Unless otherwise stated, in this Agreement if reference is made to a rate of interest, fee or other amount "per annum" or a similar expression is used, such interest, fee or other amount shall be calculated on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be. If the amount of any interest, fee or other amount is determined or expressed on the basis of a period of less than one year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, the equivalent yearly rate is equal to the rate so determined or expressed, divided by the number of days in the said period, and multiplied by the actual number of days in that calendar year. Interest and fees shall be calculated on the basis of a calendar year unless otherwise specified.  All calculations of interest and fees under the Loan Documents shall be made on the basis of the nominal rates described in this Agreement and not on the basis of effective yearly rates or on any other basis that gives effect to the principle of deemed reinvestment.  The Credit Parties acknowledge that there is a material difference between the stated nominal rates and effective yearly rates taking into account reinvestment, and that they are capable of making the calculations required to determine effective yearly rates.

c.

Notwithstanding any other provisions of this Agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted under the Loan Documents would otherwise contravene the provisions of Section 347 of the Criminal Code (Canada), Section 8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which any Lender is legally entitled to charge and receive under any law to which such compensation is subject, then such amount or rate of interest shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received such Lender shall apply such excess against the Outstanding Advances and refund any further excess amount.

d.

If interest or fees are not paid on the date due, the principal amount shall continue to bear interest at the rate that is applicable to the particular type of Advance determined from time to time in accordance herewith, subject to this Section 3.01(d), both before and after maturity, default and judgment, and overdue interest shall bear interest at the same rate, compounded monthly, and be payable on demand.  Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the interest rates, stamping fees, issuance fees otherwise payable hereunder shall automatically, immediately and without notice by the Agent to the Borrower be increased by two percent (2%) per annum (such increased rate, the "Default Rate"), to compensate the Agent and the Lenders for the additional risk, and all outstanding Obligations, including unpaid interest, stamping fees and issuance fees, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.  For greater certainty, the Default Rate shall apply whether or not the Agent declares all Obligations of the Borrower or any one or more of them to be immediately due and payable and whether or not the Agent takes any enforcement action or seeks to avail itself of any remedies hereunder.

e.

In the event of any repayment or payment of any Term CORRA Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.  In the event of any Conversion of any Term CORRA Loan prior to the end of the current CORRA Interest Period therefore, accrued interest on such Loan shall be payable on the effective date of such Conversion.

f.

Interest shall accrue on Term CORRA Loans at the Adjusted Term CORRA plus the Applicable Margin for the CORRA Interest Period in effect for such Advance. Such interest shall accrue on a daily basis on the principal amount of such Term CORRA Loan remaining unpaid and shall be calculated on the basis of the actual number of days elapsed and a year of 365 days (or 366 days in a leap year) per annum payable in arrears on the applicable CORRA Interest Payment Date and on the Maturity Date (or Acceleration Date, if applicable) of Facility A.

2.	Notice Periods

a.	The Borrower shall provide written notice to the Agent in respect of Advances, Rollovers, Conversions and Repayments as follows:

i.

The Borrower shall provide written notice to the Agent before 11:00 a.m. Toronto time two (2) Business Days’ prior in respect of any Advance, Rollover, Conversion or Repayment that relates to a Canadian Prime Rate Loan.

ii.

The Borrower shall provide written notice to the Agent before 11:00 a.m. Toronto time three (3) Business Days’ prior in respect of any Advance, Rollover, Conversion or Repayment that relates to a Term CORRA Loan.

b.

Notice of any Advance, Rollover, Conversion or voluntary Repayment referred to in paragraph (a) above shall be given in the form of a Draw Request, Rollover Notice, Conversion Notice or Repayment Notice, as the case may be, attached hereto as Exhibits.  All such notices shall be given to the Agent at its address set out in Section 12.07.

c.	[Reserved]

d.	Any Conversion from one form of Availment Option to another shall be subject to satisfaction of all of the terms and conditions applicable to the form of the new Availment Option as herein provided.

e.

If the Borrower fails to deliver a timely Rollover Notice or Conversion Notice with respect to a Term CORRA Loan prior to the end of the CORRA Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, at the end of such CORRA Interest Period such Advance shall be converted to a Canadian Prime Rate Loan.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Advance may be converted to or continued as a Term CORRA Loan and (ii) unless repaid, each Term CORRA Loan shall be converted to a Canadian Prime Rate Loan at the end of the CORRA Interest Period applicable thereto.

f.

If the Borrower specifies in the Rollover Notice or Conversion Notice an effective date that is a day other than the last day of the applicable CORRA Interest Period, the Borrower shall be required to pay to the Lender breakage fees pursuant to Section 3.11. The Borrower shall not specify such an effective date as a day other than the last day of the applicable CORRA Interest Period more than two times per annum.

g.	If notice is not provided as contemplated herein with respect to the maturity of any Term CORRA Loan, the Lender may convert such Term CORRA Loan upon its maturity into a Canadian Prime Rate Loan.

3.	Minimum Amounts, Multiples and Procedures re Draws, Conversions and Repayments

a.

Each request by the Borrower for an Advance or Conversion in the form of a Canadian Prime Rate Loan shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000) and a multiple of One Hundred Thousand Dollars ($100,000).

b.

Each request by the Borrower for an Advance by way of Term CORRA Loans shall be for an aggregate face amount of Term CORRA Loans in a minimum amount of Five Hundred Thousand Dollars ($500,000) and a multiple of One Hundred Thousand Dollars ($100,000).

c.

Upon receipt of a Draw Request under Facility A, the Agent shall promptly notify each Lender under Facility A of the contents thereof and such Lender's Proportionate Share of the Advance. Such Draw Request shall not thereafter be revocable.

d.

Each Advance shall be made by the applicable Lenders to the Agent at its address referred to in Section 12.07 or such other address as the Agent may designate by notice in writing to the Lenders from time to time. Each Lender shall make available its Proportionate Share of each said Advance to the Agent.  Unless any condition of the Advance has not been satisfied or waived and the Agent has made that determination, the Agent shall make the funds so received from the Lenders available to the Borrower by 2:00 p.m. (Toronto time) on the requested date of the Advance.  No Lender shall be responsible for any other Lender's obligation to make available its Proportionate Share of the said Advance.

e.

All payments of principal, interest and other amounts made by the Borrower to the Agent in respect of the Outstanding Advances under Facility A shall be paid by the Agent to the respective Lenders, each in accordance with its Proportionate Share thereof.

f.

Upon receipt by the Lender from the Borrower of a Draw Request in respect of a Term CORRA Loan, the Lender will promptly advise the Borrower of the Adjusted Term CORRA, such rate to be determined as at approximately 11:00 a.m. Toronto time, two (2) Business Days before the commencement of the CORRA Interest Period for such Term CORRA Loan.

g.

The Borrower shall not be entitled to obtain a Term CORRA Loan which matures after the Maturity Date. The availability of Term CORRA Loans to the Borrower shall also be subject to their obligations to make repayments and prepayments of their Obligations as provided herein.

4.	Place of Advances, Repayments

a.

Advances by any Lender to the Borrower shall be made by such Lender to the Agent from such Lender's Lending Office in Canada. All payments of principal, interest and other amounts to be made by the Borrower pursuant to this Agreement shall be made to the Agent at its address noted in Section 12.07 or to such other address in Canada as the Agent may direct in writing from time to time. All such payments received by the Agent on a Business Day before 2:00 p.m. (Toronto time) shall be treated as having been received by the Agent on that day; and payments made after such time on a Business Day shall be treated as having been received by the Agent on the next Business Day.

b.

Whenever any payment shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Interest shall continue to accrue and be payable thereon as provided herein, until the date on which such payment is received by the Agent.

c.

The Borrower hereby irrevocably authorizes the Agent to debit any account maintained by the Borrower with the Agent from time to time in order to pay any amount of principal, interest, fees, expenses or other amounts payable by the Borrower pursuant to this Agreement.

5.	Evidence of Obligations (Noteless Advances)

The Agent shall open and maintain, in accordance with its usual practice, accounts evidencing the Obligations; and the information entered in such accounts shall constitute prima facie evidence of the Obligations absent manifest error. The Agent may, but shall not be obliged to, request the Borrower to execute and deliver promissory notes from time to time as additional evidence of the Obligations, in form and substance satisfactory to the Agent acting reasonably.

6.	Determination of Equivalent Amounts

Whenever it is necessary or desirable at any time to determine the Equivalent Amount in Canadian Dollars of an amount expressed any other currency, or vice-versa, the Equivalent Amount shall be determined by reference to the Exchange Rate on the date of such determination.

7.	No Repayment of Certain Availment Options

The Borrower acknowledges that Term CORRA Loans may not be repaid prior to the maturity thereof.  If prior to the maturity of such Availment Option the Agent receives any funds from the Borrower or any other Person which are intended to be applied as a Repayment thereof, the Agent may retain such funds without any obligation to invest such funds or pay interest thereon, and shall apply such funds against such Availment Option on the scheduled maturity date thereof.

Notwithstanding the foregoing, if for any reason a Term CORRA Loan is repaid or converted to another Availment Option prior to the scheduled maturity date thereof (whether as a result of acceleration or otherwise), the Borrower agrees to pay to the Agent upon demand all losses, damages, costs and expenses which the Agent or any Lender incurs as a result of such Repayment or Conversion prior to the said scheduled maturity date.  Such losses, damages, costs and expenses shall include any and all breakage costs (such breakage costs to be determined in accordance with the Agent's standard procedures for a commercial borrower).  A certificate as to such losses, damages, costs or expenses setting forth the calculations therefor will be prima facie evidence of such losses, damages, costs or expenses and be binding on the Borrower except for manifest error.

8.	Illegality

The obligation of any Lender to make Advances hereunder shall be suspended if and for so long as it is unlawful or impossible for such Lender to maintain Facility A or make Advances hereunder as a result of the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive (whether or not having the force of law, but if not having the force of law, compliance therewith is generally regarded by banks as mandatory) of any such Governmental Authority, central bank or comparable agency. Without limiting the foregoing, if any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to Adjusted Term CORRA, as applicable, or to determine or charge interest rates based upon Adjusted Term CORRA, as applicable, then, on notice thereof by such Lender to the Borrower, any obligation of such Lender to make or continue Term CORRA Loans or to convert Canadian Prime Rate Loans shall be suspended until the Lenders notify the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of the notice, the Borrower shall, upon three (3) Business Days’ notice from such Lender (with a copy to the Agent), prepay or, if applicable, convert all Term CORRA Loans to Canadian Prime Rate Loans, either on the last day of the CORRA Interest Period, if such Lender may lawfully continue to maintain such Term CORRA Loans to such day, or immediately, if the Lenders may not lawfully continue to maintain such Term CORRA Loans. Each Lender agrees to notify the Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted Term CORRA, as applicable. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

9.	Anti-Money Laundering

The Borrower acknowledges that pursuant to AML Legislation the Agent and the Lenders may be required to obtain, verify and record information regarding the Credit Parties, Limited Recourse Guarantors and their respective directors, authorized signing officers, direct or indirect shareholders, partners or other persons in control of the Companies and the transactions contemplated hereby. The Borrower shall promptly provide or cause to be provided all such information, including any supporting documentation and other evidence, as may be requested by the Agent or any Lender, or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence. If the Agent has ascertained the identity of any Credit Party or Limited Recourse Guarantor, or any authorized signatories of any Credit Party or Limited Recourse Guarantor, for the purposes of applicable AML Legislation, then the Agent shall:

a.

be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a "written agreement" in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

b.	provide each Lender with copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the foregoing each Lender acknowledges and agrees that the Agent has no obligation to ascertain the identity of any Credit Party or Limited Recourse Guarantor, or any authorized signatories of any Credit Party or Limited Recourse Guarantor, on behalf of such Lender or to confirm the completeness or accuracy of any information that the Agent obtains from any Credit Party or Limited Recourse Guarantor, or any such authorized signatory, in doing so.

10.	Terrorist Lists

Each Credit Party is and will remain in compliance in all material respects with all Canadian economic sanctions laws and implementing regulations under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada) and all similar applicable anti-money laundering and counter-terrorism financing provisions and regulations issued pursuant to any of the foregoing. No Credit Party (i) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (collectively, the "Terrorist Lists") with which a Canadian Person cannot deal with or otherwise engage in business transactions, (iii) is a Person who is otherwise the target of Canadian economic sanctions laws or (iv) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on a Terrorist List or a foreign government that is the target of Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Applicable Law.

11.	Benchmark Replacement Setting.

a.	Benchmark Replacement.

i.

Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower by the Agent without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

ii.	No Hedging Agreement shall be deemed to be a "Loan Document" for purposes of this Section 3.11.

b.

Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

c.

Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower and the Lenders of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.11(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or pursuant to this Section 3.11 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.11.

d.

Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “CORRA Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “CORRA Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

e.

Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for an Advance, conversion to or continuation of Loans, which are of the type that have a rate of interest determined by reference to the then-current Benchmark, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the applicable Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to, for a Benchmark Unavailability Period in respect of Term CORRA Loans, Canadian Prime Rate Loans.

12.	Compensation for Losses

In the event of (a) the payment of any principal of any Term CORRA Loan prior to the last day of a CORRA Interest Period (including as a result of an Event of Default), (b) the conversion of any Term CORRA Loan, other than on the last day of the CORRA Interest Period, or (c) the failure to borrow, convert, continue or prepay any Loan, on the date specified in any notice delivered pursuant hereto, then, in any such event, the applicable Borrower shall, after receipt of a written request by the Lender (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the applicable Borrower shall be presumptively correct absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt of such demand.

13.	Inability to Determine Rates

a.	Subject to Section 3.11, if, on or prior to the first day of any CORRA Interest Period for any Term CORRA Loan:

i.

the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term CORRA”, as applicable, cannot be determined pursuant to the definition thereof, for reasons other than a Benchmark Transition Event, or

ii.

the Required Lenders determine that for any reason in connection with any request for a Term CORRA Loan, or a Conversion thereto or a continuation thereof, that Term CORRA for any requested CORRA Interest Period with respect to a proposed Term CORRA Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Agent, the Agent will promptly so notify the Borrower and each Lender.

b.

Upon delivery of such notice by the Agent to the Borrower under Section 3.11, any obligation of the Lenders to make Term CORRA Loans and any right of the Borrower to continue Term CORRA Loans, or to convert Canadian Prime Rate Loans to Term CORRA Loans, shall be suspended (to the extent of the affected Term CORRA Loans or affected CORRA Interest Periods) until the Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice.

c.

Upon receipt of such notice by the Agent to the Borrower under Section 3.11 (i)(x) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term CORRA Loans (to the extent of the affected Term CORRA Loans or affected CORRA Interest Periods); or, failing such revocation or election, (y) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Canadian Prime Rate Loans, in the amount specified therein and (ii)(x) in respect of Term CORRA Loans, the Borrower may elect to convert any outstanding affected Term CORRA Loans at the end of the applicable CORRA Interest Period, into Canadian Prime Rate Loans, and (y) otherwise, or failing such election, any outstanding affected Term CORRA Loans will be deemed to have been converted, at the end of the applicable CORRA Interest Period, into Canadian Prime Rate Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.11.

I.	IV- REPRESENTATIONS AND WARRANTIES

1.	Representations and Warranties

Each of the Credit Parties (taking into account the Amalgamation on and after the effectiveness thereof)

hereby represents and warrants with respect to itself and (where mentioned) each other Company and/or each of its Subsidiaries, as the case may be, in each case to the Agent and the Lenders as follows:

a.

Status – Each Credit Party has been duly incorporated (or amalgamated) and organized or formed, as the case may be, and is validly subsisting under the laws of its jurisdiction of incorporation or formation, as the case may be and is up-to-date in respect of all material corporate and analogous filings, save where the failure to do so has not constituted and would not reasonably be expected to constitute a Material Adverse Change.  Each Company is qualified to do business (including the Business) and is in good standing in each jurisdiction where that is necessary or appropriate, save where the failure to be so qualified or be in good standing has not constituted and would not reasonably be expected to constitute a Material Adverse Change.

b.

Information – Schedule 4.01(b) attached hereto, or as updated from time to time by each Compliance Certificate contains a list of all Credit Parties as at the date of this Agreement, or as of the most recently delivered Compliance Certificate as applicable, and the following information: the present and all prior names of each Credit Party, including the names of all predecessors, jurisdiction of incorporation or formation, present governing jurisdiction, jurisdiction in which its registered office and principal place of business is located; in respect of each Company, each jurisdiction where it has assets or carries on business other than the jurisdictions outside of Canada where property and assets not exceeding One Million Dollars ($1,000,000) (calculated on a net book value basis) in the aggregate at any time of the Companies collectively are located; bank accounts of each Company (referencing financial institutions where held); in respect of the Companies, the number and classes of the issued and outstanding shares or other Equity Interests and a list of its shareholders (including all Limited Recourse Guarantors), partners or members, as applicable, including the number and class of shares (or proportionate membership or partnership interest) held by each.

c.	Solvency – Each of the Credit Parties (each on a consolidated basis) is Solvent.

d.

No Pending Changes – No Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature out of the ordinary course of business, or for the purchase, subscription, allotment or issuance of any debt or Equity Interests of the Parent or any Company.

e.

No Conflicting Agreements – Neither the execution and delivery of the Security, nor compliance with the terms, provisions and conditions of this Agreement or the Security or any other Loan Document will conflict with, result in a breach of, or constitute a default under the Constating Documents of any Credit Party or any agreement to which it is a party or is otherwise bound, save where such conflict, breach or default has not constituted and would not reasonably be expected to constitute a Material Adverse Change, and does not require the consent or approval of any Person, other than those which have been obtained and save, where the failure to obtain such consent or approval has not constituted and would not reasonably be expected to constitute a Material Adverse Change.

f.

No Conflict with Constating Documents – There are no provisions in the Constating Documents of any Credit Party including in any unanimous shareholder agreement affecting it which restrict or limit its powers to borrow money, issue debt obligations, guarantee the payment or performance of the obligations of others, or otherwise encumber all or any of its Property to secure the payment of its Obligations, including without limitation the Project and the Project Property, now owned or subsequently acquired.

g.

Loan Documents – The Borrower has the corporate capacity, power, right and authority to borrow from the Lenders, and each Credit Party has the corporate capacity, power, right and authority to perform its obligations under this Agreement and the other Loan Documents to which it is a party and provide the Security required to be provided by it hereunder; and each of Tilray Brands, the Parent and each Guarantor has the corporate capacity, power, right and authority to guarantee payment to the Agent and the Lenders of the Borrower's Obligations and provide the Security required to be provided by it hereunder.  The execution and delivery of the Loan Documents by the Credit Parties and the performance of their respective obligations therein have been duly authorized by all necessary corporate action.  This Agreement and the other Loan Documents constitute legal, valid and binding obligations of the Credit Parties, enforceable against them in accordance with the terms and provisions thereof, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and to general principles of equity.

h.

Conduct of Business; Material Permits – Each Credit Party is in compliance with all Applicable Laws (other than Cannabis Laws which are covered by paragraph (i) below) of each jurisdiction in which it carries on business and is duly licensed, registered and qualified to do business and is in good standing in each jurisdiction in which the nature of the business (including the Business) conducted by it or the Real Property owned or leased by it make such qualification necessary, except to where the failure to comply with any such Applicable Laws or hold any such licence, registration or qualification would not constitute a Material Adverse Change.  Attached hereto as Schedule 4.01(h), as updated from time to time by each Compliance Certificate, is a true and complete list of all Material Permits, including with respect to the Business, and all Material Permits of the Parent and the Companies are valid and subsisting and in good standing.

a.

Cannabis Laws - Each of the Parent and each Company is in compliance with all Cannabis Laws applicable to it, its property or its business including, in the case of the Companies, the Business. Specifically, but without limitation, neither the Parent, Tilray Brands, nor any Company (i) conducts any Cannabis Activities, or (ii) holds an Investment in any Person who conducts any Cannabis Activities, in each case other than in an Approved Jurisdiction where such Cannabis Activities would not violate or result in a breach of any applicable Cannabis Law. Schedule 4.01(i) attached hereto, or as updated from time to time by each Compliance Certificate, sets out all such Investments of the Companies, and all Approved Jurisdictions of the Parent and the Companies.

b.

Ownership of Assets; Specific Permitted Liens – Each Company owns, and possesses its Property free and clear of any and all Liens except for Permitted Liens. No Company has any commitment or obligation (contingent or otherwise) to grant any Liens except for Permitted Liens. Schedule 4.01(j) attached hereto, or as updated from time to time by each Compliance Certificate, contains a true and complete list of the Specific Permitted Liens.

c.

Owned Properties – The Companies do not own any Real Property other than the real property listed in Schedule 4.01(k) attached hereto or as updated from time to time by each Compliance Certificate.  Each Company is the beneficial and registered owner of the applicable Owned Property as identified as owned by it in Schedule 4.01(k) attached hereto or as updated from time to time by each Compliance Certificate.

xx.	Material Leased Properties – The Companies do not lease any Material Leased Properties other than the Material Leased Properties listed in Schedule 4.01(l).

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Intellectual Property – Each Company possesses or has the right to use all Intellectual Property material to the conduct of its business, including the Business.  Schedule 4.01(m) attached hereto or as updated from time to time by each Compliance Certificate is a list of all such material Intellectual Property held by the Companies as at the ARCA Closing Date or as at the most current Compliance Certificate as applicable, including a description of the nature of such rights.  No Person has asserted any written claim in respect of the validity of such material Intellectual Property or the Companies’ rights therein, and the Companies are not aware of any valid basis for the assertion of any such claims.  To the knowledge of the Companies, the conduct and operations of the businesses of each Company do not infringe, misappropriate, dilute or violate any Intellectual Property rights held by any other Person.

mmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmm.	Insurance – The Companies have obtained insurance which satisfies all requirements set out in Section 5.01(i) herein.

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Material Agreements – Each Material Agreement to which any Company is a party is in good standing and in full force and effect; and none of the Companies, or, to the knowledge of the Companies, any of the other parties thereto, is in material breach of any of the terms or conditions contained therein.  Schedule 4.01(o) attached hereto or as updated from time to time by each Compliance Certificate, is a true and complete list of all Material Agreements to which the Companies are a party as at the ARCA Closing Date or as at the most current Compliance Certificate as applicable.

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Labour Agreements – Schedule 4.01(p) attached hereto or as updated from time to time by each Compliance Certificate contains a true and complete list, as of the ARCA Closing Date or as of the most current Compliance Certificate, as applicable, of all contracts with labour unions and employee associations to which the Companies are a party, and the Companies are not aware of any attempts to organize or establish any other labour union or employee association.

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Environmental Laws – Except to the extent disclosed in Schedule 4.01(q) attached hereto or disclosed in the environmental reports and questionnaires delivered to the Agent prior to the date hereof or as updated from time to time by each Compliance Certificate:

i.

each Company and its business, operations, assets, equipment, property, leaseholds and other facilities are, to the best of the knowledge and belief of the Companies, in compliance in all respects with all Requirements of Environmental Law, save for non-compliance that does not constitute and would not reasonably be expected to constitute a Material Adverse Change;

ii.

each Company holds all Material Permits, licenses, certificates and approvals from Governmental Authorities which are required in connection with the Requirements of Environmental Law, save for those the absence of which that does not constitute and would not reasonably be expected to constitute a Material Adverse Change;

iii.

to the best of the knowledge and belief of the Companies there has been no material emission, spill, release, or discharge into or upon the air, soils (or any improvements located thereon), surface water or groundwater or the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any Hazardous Materials at or from any of the Real Properties;

iv.

as of the ARCA Closing Date, or as of the most current Compliance Certificate as applicable, no complaint, order, directive, claim, citation, or notice from any Governmental Authority or any other Person has been received by any Company with respect to any of the Real Properties in respect of air emissions, spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any of the Properties, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation, or disposal of Hazardous Materials or other Requirements of Environmental Law affecting the Real Properties that constitutes or would reasonably be expected to constitute a Material Adverse Change;

v.

as of the ARCA Closing Date, or as of the most current Compliance Certificate, as applicable, there are no legal or administrative proceedings, investigations or claims now pending, or to each Companies’ knowledge, threatened, with respect to the presence on or under, or the discharge, emission, spill, radiation or disposal into or upon any of the Properties, the atmosphere, or any watercourse or body of water, of any Hazardous Material that constitutes or would reasonably be expected to constitute a Material Adverse Change; nor are there any material matters under discussion between any Company and any Governmental Authority relating thereto; and to the knowledge of the Companies there is no valid basis for any such proceedings, investigations or claims; and

vi.

the Companies have no indebtedness, obligation or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup or disposal of any Hazardous Materials, including without limitation any such indebtedness, obligation, or liability under any Requirements of Environmental Law regarding such storage, treatment, cleanup or disposal that constitutes or would reasonably be expected to constitute a Material Adverse Change.

r.

No Litigation – There are no actions, suits or proceedings pending, or to the knowledge of the Credit Parties, threatened in writing, against any Credit Party in any court, or arbitration proceeding, or before or by any Governmental Authority except: (i) litigation disclosed in Schedule 4.01(r) attached hereto or as updated from time to time by each Compliance Certificate; (ii) litigation which has been provided for in the financial statements of such Credit Party or (iii) litigation in which the amount claimed against the Credit Parties do not in the case of the Companies collectively exceed One Million Dollars ($1,000,000) in the aggregate, or Ten Million Dollars ($10,000,000) in the aggregate, in the case of the Parent or Fifty Million Dollars ($50,000,000) in the aggregate, in the case of Tilray Brands.  Except as disclosed by the Borrower to the Agent, to the knowledge of the Credit Parties there are no investigations by any Governmental Authority with respect to the conduct of any Credit Party’s business, including the Business.

s.

Pension Plans and Multi-employer Plans – Schedule 4.01(s) attached hereto or as updated from time to time by each Compliance Certificate, contains (i) a true and complete list of all Pension Plans established by the Companies as of the ARCA Closing Date, or most current Compliance Certificate as applicable, and (ii) a true and complete list of all Multi-employer Plans contributed to by, or under which, any Company has any liability as of the ARCA Closing Date, or most current Compliance Certificate, as applicable; no Pension Plan or Multi-employer Plan listed therein is a Defined Benefit Pension Plan.  No steps have been taken to terminate any such Pension Plan (in whole or in part), no contribution failure has occurred with respect to any such Pension Plan or Multi-employer Plan sufficient to give rise to a Lien under any applicable laws of any jurisdiction, and no condition exists and no event or transaction has occurred with respect to any such Pension Plan or Multi-employer Plan which might result in the incurrence by any Company of any material liability, fine or penalty.  Each such Pension Plan is in compliance in all material aspects with all Applicable Law. All contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of such Pension Plan have been made in accordance with all Applicable Law and the terms of such Pension Plan.  To the extent applicable, all liabilities under such Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Pension Plan.  No event has occurred and no conditions exist with respect to any such Pension Plan that has resulted or could reasonably be expected to result in such Pension Plan having its registration revoked or refused for the purposes of any Applicable Law or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any Taxes or penalties under any Applicable Law. The sole obligation of any Company with respect to such Multi-employer Plan is to make contributions in accordance with the applicable labour agreement providing for participation in such Multi-employer Plan and the Companies have no liability with respect to any costs, expenses, benefits or investments associated with the maintenance or administration of such Multi-employer Plan, including any liability relating to any past or future withdrawals from or the termination or wind-up of such Multi-employer Plan.  All contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made by any Company to the appropriate funding agency in accordance with all applicable laws, applicable labour agreements, and the terms of such Multi-employer Plan have been made in accordance with all Applicable Law, applicable labour agreements and the terms of such Multi-employer Plan.

t.

Financial Statements – The most recent Borrower Year-end Financial Statements, Parent Year-end Financial Statements, Tilray Year-end Financial Statements and Interim Financial Statements delivered to the Agent and the Lenders have been prepared in accordance with GAAP (except in the case of the Interim Financial Statements, subject to normal year-end adjustments and the absence of footnotes) on a basis which is consistent with the previous fiscal period, and present fairly in all material respects the financial position of the Parent or Borrower or Tilray Brands, as the case may be, and their financial performance and cash flows for the periods then ended in each case, subject to normal year-end adjustments) and include statements of:

i.	the assets and liabilities and financial condition of the Borrower or Tilray Brands as applicable on a consolidated basis as at the dates therein specified;

ii.	the net comprehensive income (loss) of the Borrower or Tilray Brands, as applicable on a consolidated basis during the periods covered thereby;

iii.	the cash flows of the Borrower or Tilray Brands as applicable on a consolidated basis during the periods covered thereby;

iv.	in the case of the Tilray Year-end Financial Statements, the changes in equity of Tilray Brands on a consolidated basis; and

v.	in the case of the Borrower Year-end Financial Statements, the changes in financial position of the Borrower on a consolidated basis;

and since the dates of the said Borrower Year-end Financial Statements and Interim Financial Statements, as the case may be, no liabilities have been incurred by the Borrower on a consolidated basis, except for liabilities incurred in the ordinary course of business and liabilities permitted to be incurred pursuant to this Agreement and no Material Adverse Change has occurred.

u.

Financial and Other Information – Taken as a whole, all factual information provided by or in respect of the Credit Parties to the Agent and the Lenders (including any exhibit or report furnished by the Credit Parties pursuant to this Agreement), was true, correct and complete in all material respects when provided, does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the circumstances in which it was made.  The Annual Business Plan and all projections, including forecasts, budgets, pro formas provided to the Lenders, or any of them, were prepared in good faith based on assumptions which at the time made were believed to be reasonable, and the projections included therein were believed at the time made to be reasonable estimates of the prospects of the Businesses referred to therein.

v.

No Guarantees – No Guarantees have been granted by any Company, except for (i) Guarantees which comprise part of the Security and (ii) Guarantees in respect of Permitted Funded Debt incurred by any other Company.

w.

Taxes – Each Company has duly and timely filed all tax returns required to be filed by it, and has paid all Taxes which are due and payable by it except for (x) returns in respect of Taxes that, do not exceed Two Hundred and Fifty Thousand Dollars ($250,000) in aggregate and (y) Taxes (i) that are not yet delinquent, (ii) for which instalments have been paid based on reasonable estimates pending final assessments, (iii) if past due, the validity of which is being contested diligently and in good faith by appropriate proceedings and (if required by GAAP) for which reserves have been established to the extent required in accordance with GAAP or (iv) that, in aggregate, not including those referred to in (i), (ii) and (iii), do not exceed Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate or which could not reasonably be expected to result in a Material Adverse Change. Each Company has also paid all other Taxes, charges, penalties and interest due and payable under or in respect of all assessments and re-assessments of which it has received written notice except for (b) Taxes (i) that are not yet delinquent, (ii) for which instalments have been paid based on reasonable estimates pending final assessments, (iii) if past due, the validity of which is being contested diligently and in good faith by appropriate proceedings and (if required by GAAP) for which reserves have been established to the extent required in accordance with GAAP or (iv) that, not including those referred to in (i), (ii) and (iii), do not exceed Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate or which could not reasonably be expected to result in a Material Adverse Change. There are no actions, suits, proceedings, investigations or claims pending, or to the knowledge of the Companies, threatened, against any Company in respect of Taxes, governmental charges or assessments except for any such actions, suits, proceedings, investigations or claims which are being contested diligently and in good faith and (if required by GAAP) in respect of which reserves have been established to the extent required in accordance with GAAP.

x.

Statutory Liens – Except for those (a) being contested diligently and in good faith by appropriate proceedings and (if required by GAAP) for which reserves have been established to the extent required in accordance with GAAP or (b) those, in the aggregate, that do not exceed Two Hundred and Fifty Thousand Dollars ($250,000), each Company has remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance and Canada Pension Plan contributions), goods and services tax and all other amounts which if not paid when due could result in the creation of a Statutory Lien against any of its Property, except for Permitted Liens.

y.	No Default, etc. – No Default, Event of Default or Material Adverse Change has occurred and is continuing.

z.

Related Party Transactions – The Companies are not party to any contract, commitment or transaction (including by way of loan) with any Affiliate, Associate, or Person of which it is an Associate, that is not a Company which contains any terms which are not commercially reasonable.

a.

No Broker Fees – No broker’s or finder’s fee or commission will be payable with respect hereto or to any of the transactions contemplated hereby as a result of any actions by it; and each Company hereby agrees to indemnify the Agent and the Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable legal fees) arising in connection with any such claim, demand or liability.

b.

Cannabis Authorizations – No Credit Party has violated or failed to obtain any Cannabis Authorization necessary to (i) the ownership of any of its Property or the conduct of its business, including the Business, or (ii) to make or hold any Investment in any Person who conducts Cannabis Activities.  All Cannabis Authorizations necessary as aforesaid:

i.	have been duly obtained, taken, given or made;

ii.	are valid and in full force and effect, and

iii.	are free from conditions or requirements that have not been met or complied with where the failure to so satisfy would allow for the material modification or revocation thereof.

Each Credit Party is in compliance in all material respects with all Cannabis Authorizations necessary as aforesaid held by, or in favour of, such Credit Party. Specifically, but without limitation, no Credit Party conducts or has conducted any Cannabis Activities in a building or facility for which an applicable Cannabis Authorization necessary as aforesaid was not in full force and effect at the time in question, including without limitation, the Project. No Credit Party has received any notice from any Governmental Authority regarding any actual or alleged material violation of, or any failure on the part of the material requirement of any Cannabis Authorization necessary as aforesaid that has not been remedied, (ii) no Credit Party has received any written notice from any interest of any Credit Party in any of the Cannabis Authorizations necessary as aforesaid  that has not been remedied, (iii) no Credit Party knows of any reason why any Cannabis Authorization should be suspended, cancelled or revoked or of any factor that would in any way prejudice the continuance or renewal of any Cannabis Authorization necessary as aforesaid, and (iv) all Taxes, assessments, maintenance fees and other amounts required to maintain the Cannabis Authorizations necessary as aforesaid have been paid in full.

ccc.

Anti-Terrorism Law – No Credit Party and to the knowledge of the Credit Parties, no Limited Recourse Guarantor (i) is a Person designated by the Canadian government on any Terrorist List with which a Canadian Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise a target of Canadian or United States economic sanctions laws or (iii) is Controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on a Terrorist List or a foreign government that is a target of Canadian or United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Canadian or United States law.

dddd.

Sanctions Laws – No Credit Party and to the knowledge of the Credit Parties, no Affiliate of a Credit Party acting or benefiting in any direct capacity in connection with the Advances is any of the following (a “Restricted Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (ii) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign governmental authority; (iii) a Person that is owned 50 percent or more by any Person described in this Section 4.01(dd); (iv) any other Person with which any Credit Party is prohibited from dealing under any Sanctions laws applicable to such an Obligor; or (v) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in this Section 4.01(dd)(i), (ii), (iii) or (iv).  Further, none of the proceeds from the Advances shall be used to finance or facilitate, directly or indirectly, any transaction with, investment in, or any dealing for the benefit of, any Restricted Person.

eeeee.	ERISA Matters - No Credit Party or ERISA Affiliate has during the past five years maintained, contributed to or had an obligation to contribute to any ERISA Plan or ERISA Multiemployer Plan.

ffffff.	Governmental Regulation

i.	It is not a “public utility” within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.).

ii.

It is not an “investment company” as defined in, or subject to regulation under, the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

iii.

It will not use any part of the proceeds from any Advance, directly or indirectly, for payments to any government official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.) or the Corruption of Foreign Public Officials Act (Canada) (S.C. 1998, c.34) to the extent such Acts apply to it or in violation of any other similar Applicable Laws enacted in other applicable jurisdictions.

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US Margin Regulations -  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” (within the meaning of Regulation T, U or X of the FRB) any Margin Stock or for any purpose which violates the provisions of the regulations of the FRB; additionally, following the application of the proceeds of each Advance, not more than 25 percent of the value of the assets of the Obligor (on a consolidated basis) will be invested in Margin Stock.   If requested by the Administrative Agent or any Lender (through the Administrative Agent), the Borrower shall promptly furnish to the Administrative Agent and each requesting Lender a statement in conformity with the requirements of Form G-3 or Form U-1, as applicable, under Regulation U of the FRB.

2.	Survival of Representations and Warranties

Each Credit Party acknowledges that the Agent and the Lenders are relying upon the foregoing representations and warranties in connection with the establishment of Facility A, the making of Advances thereunder from time to time and the entering into of any Hedging Agreements with the Borrower from time to time. For greater certainty, each of the representations set out in Section 4.01 shall be true and correct and shall be deemed to be given on the occurrence of the making of each Advance, and on each day any Advance is outstanding, in each case by reference to the facts and circumstances existing on the date of such Advance or issuance (except where expressly given as of a specified date, in which case the representations shall be true and correct as of such date).  Notwithstanding any investigations which may be made by the Agent or the Lenders, the said representations and warranties shall survive the execution and delivery of this Agreement until full and final payment and satisfaction of the Obligations.

LI.	V - COVENANTS

1.	Positive Covenants

Until the Termination Date, each of the Parent (in respect of itself where specifically mentioned or included as a Credit Party) and Tilray Brands (in respect of itself where specifically mentioned or included as a Credit Party) and the Borrower hereby covenant and agree with the Agent and the Lenders that it will, and (where specifically mentioned) the Borrower will cause each other Company to:

a.	Prompt Payment – in the case of the Borrower, pay all principal, interest and other amounts due hereunder at the times and in the manner specified herein;

b.

Preservation of Existence – except for corporate or analogous changes made in compliance with the requirements of Section 6.01(n). herein, each of the Credit Parties shall maintain its corporate existence in good standing, continue to carry on its business, including the Business, preserve its rights, powers, licences, privileges, exercise any rights of renewal or extensions of the Health Canada Licence and any other Material Permits, maintain all qualifications to carry on business, in each case, do so where the failure to be so qualified constitutes or would reasonably be expected to constitute a Material Adverse Change (it being acknowledged that the failure to maintain any Health Canada Licence that is required to carry on its business shall constitute a Material Adverse Change), carry on and conduct its business in a proper and efficient manner so as to protect its Property and income and not materially change the nature of its business;

c.	Cannabis Authorizations. - the Borrower shall:

i.	deliver to the Agent a copy of each Cannabis Authorization upon the request of the Agent;

ii.	be and remain the sole legal and beneficial owner of all Cannabis Authorizations;

iii.	maintain as valid and in full force and effect each Cannabis Authorization, and, here applicable, procure the renewal thereof prior to its expiration;

iv.

comply in all material respects with the terms and conditions of each Cannabis Authorization and do all material things required of a holder thereof by applicable Cannabis Law with due diligence and in a reasonable manner, enforce the material rights granted to it under and in connection with each Cannabis Authorization;

v.	not dispose of or abandon any material right, title or interest in any Cannabis Authorization;

vi.	apply for and obtain each future Cannabis Authorization at or before such time as it shall be required by Applicable Law; and

vii.	timely pay all Taxes, assessments, maintenance fees and other amounts required to be paid to maintain the Cannabis Authorizations.

d.

Compliance with Laws – in the case of each of the Credit Parties, (A) Comply with Applicable Law (specifically including, for greater certainty, Requirements of Environmental Law), but excluding Cannabis Laws, where the failure to do so constitutes or would reasonably be expected to constitute a Material Adverse Change, (B) comply with all Cannabis Laws and (C) use the proceeds of all Advances hereunder for legal and proper purposes. Without limiting the generality of the foregoing the Borrower shall and shall cause each of the other Companies to:

i.

manage and operate its business in all material respects in accordance with all Applicable Laws, other than Cannabis Laws, where the failure to do so constitutes or would reasonably be expected to constitute a Material Adverse Change;

ii.	manage and operate its business in all material respects in compliance with Cannabis Laws;

iii.

engage in Cannabis-Related Activities only to the extent that such Cannabis-Related Activities are (A) in an Approved Jurisdiction, and (B) in compliance with all Applicable Laws, including Cannabis Laws, in such Approved Jurisdiction (including, without limitation on a federal, state, provincial, territorial and municipal basis);

iv.

ensure that all activities of the Companies relating to the cultivation, production and processing of Cannabis and Cannabis-related products occur solely in facilities licensed by Governmental Authorities in Approved Jurisdictions; and

v.

ensure that all activities of the Companies relating to the sale of Cannabis and Cannabis related products occur solely in facilities licensed by Governmental Authorities in Approved Jurisdictions or between entities licensed by Governmental Authorities in Approved Jurisdictions and counterparties satisfactory to the Required Lenders.

e.

Payment of Taxes, etc. – in the case of each of the Credit Parties, pay when due all rents, Taxes, rates, levies, assessments and governmental charges, fees and dues lawfully levied, assessed or imposed in respect of its Property which are material to the conduct of its business, except for rents, Taxes, rates, levies, assessments and governmental charges, fees or dues in respect of which (a) instalments have been paid based on reasonable estimates pending final assessments, (b) an appeal or review proceeding has been commenced, a stay of execution pending such appeal or review proceeding has been obtained and (if required by GAAP) reserves have been established to the extent required in accordance with GAAP or (c) that, in aggregate, not including those referred to in (a) and (b), do not exceed Two Hundred and Fifty Thousand Dollars ($250,000), and the amounts in question do not in the aggregate materially detract from the ability of the Companies to carry on their businesses and to perform and satisfy all of their respective obligations hereunder;

f.	Maintain Records – in the case of each of the Credit Parties, maintain adequate books, accounts and records in accordance with GAAP;

g.	Maintenance of Assets – in the case of the Credit Parties, keep its Property in good repair and working condition in accordance with standard industry practice;

h.

Inspection – in the case of the Credit Parties, permit the Agent and the Lenders and their respective employees and agents annually (upon reasonable prior notice during normal business hours and in a manner which does not materially interfere with its operations and subject to the rights of the occupants/tenants of the Owned Properties) to enter upon and inspect its properties, assets, books and records from time to time and make copies of and abstracts from such books and records, and discuss its affairs, finances and accounts with any of its officers, directors, accountants and auditors; provided that, nothing in this subsection shall restrict the ability of the Agent’s officers, employees, consultants or other authorized representatives to make such visits, inspections, and examinations upon the occurrence and continuance of a Default or an Event of Default;

a.

Insurance – in the case of the Credit Parties, obtain and maintain, from sound and reputable insurance companies liability insurance, all-risks property insurance on a replacement cost basis (less a reasonable deductible not to exceed amounts customary in the industry for similar businesses and properties) and builders' risk (or "course of construction") insurance in respect of any construction relating to the Property, use commercially reasonable efforts to obtain crop and business interruption insurance, to the extent it is available at commercially reasonable rates, and obtain and maintain general liability insurance coverage in an amount of not less than Fifteen Million Dollars ($15,000,000), and insurance in respect of such other risks as are customary in the industry for similar businesses and properties (and having regard to the availability of insurance coverage in the market); all of which policies of insurance shall be in such amounts as are customary in the industry for similar businesses and properties; and the Companies shall cause the interest of the Agent to be noted on property insurance policies as first mortgagee and loss payee (which policies shall include the standard mortgage clause approved by the Insurance Bureau of Canada (or an equivalent clause in other applicable jurisdictions)) and as an additional insured under liability insurance policies; and the Borrower shall provide the Agent with certificates of insurance and certified copies of such policies from time to time upon request;

b.	Perform Obligations – in the case of each of the Credit Parties, fulfill all covenants and obligations required to be performed by it under those Loan Documents to which it is a party;

c.

Notice of Certain Events – Notice of Certain Events – (A) in the case of each of the Credit Parties, provide prompt notice to the Agent of: (i) the occurrence of any Default or Event of Default; (ii) the incorrectness in any material respect of any representation or warranty in this Agreement and any material changes to the information contained in the Schedules attached hereto; (iii) any Material Adverse Change; (iv) any litigation not provided for in the Borrower Year-end Financial Statements, or the Tilray Year-end Financial Statements in which the amount claimed against any one or more of the Companies is greater than One Million Dollars ($1,000,000) individually or in the aggregate or against the Parent is greater than Ten Million Dollars ($10,000,000) in the aggregate or against Tilray Brands is greater than Fifty Million Dollars ($50,000,000) in the aggregate; (v) any notice of default, termination or suspension received by any Company in respect of Funded Debt in excess of One Million Dollars ($1,000,000) in the aggregate or received by the Parent in respect of Funded Debt in excess of Ten Million Dollars ($10,000,000) for the Parent in the aggregate or received by Tilray Brands in respect of Funded Debt in excess of Fifty Million Dollars ($50,000,000) in the aggregate or in respect of any Material Agreement or Material Permit; (vi) the adoption by any Credit Party of any material accounting change promptly thereafter; (vii) the issuance of any management letter to Tilray Brands by its auditor; (viii) [intentionally deleted]; (ix) [intentionally deleted]; (xii) promptly after receipt or knowledge thereof a copy of (x) any material document, letter or notice from Health Canada or other Governmental Authority to a Credit Party (it being understood that any warning shall be material), (y) any written notice, investigation, correspondence or other proceedings or actions which could reasonably be  expected to adversely affect any Cannabis Authorization, including any such notice, investigation, correspondence or proceedings involving Health Canada; (xii) any changes in the identity of a Responsible Person, together with satisfactory evidence of security clearances for such Responsible Person under the Cannabis Act or the Cannabis Regulations, and any rejection notice for new or renewal security clearance applications for each Responsible Person; and (B) in the case of each of the Companies, provide prompt notice to the Agent of: (i) the entering into by any Company of a contract with a labour union or employee associations or the expiration of any such contract; (ii) the acquisition, creation or existence of any new Subsidiary of the Borrower after the date hereof; (iii) receipt of notice from any Governmental Authority of any of the following in connection with the Companies or the Property if the consequences thereof constitute or would reasonably be expected to constitute a Material Adverse Change or would result in a liability of a Company in excess of Two Million Dollars ($2,000,000): (x) any liability for response or corrective action, natural resource damage or other harm pursuant to any Requirements of Environmental Law, (y) any environmental claim, (z) any violation of an Requirements of Environmental Law or release, threatened release or disposal of a Hazardous Material at or on the Property contrary to the Requirements of Environmental Law; (iv) any Material Agreements or Material Permits entered into or obtained after the date of this Agreement; and (v) a proposed change of name of any Company, or the Parent, which notice shall be given at least thirty (30) days prior to such change becoming effective;

xx.

Bank Accounts and Service Agreements – in the case of each of the Companies, maintain all of its bank accounts with BMO or an Affiliate of BMO and maintain all cash management, payroll, corporate credit cards (other than corporate credit card programs permitted pursuant to paragraph (vii) of the definition of Permitted Funded Debt) and other banking services with BMO or an Affiliate of BMO;

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Use of Advances – in the case of the Companies, utilize the proceeds of all Advances in accordance with Section 2.02 for the business purposes of the Companies; and not permit such proceeds to be used, directly or indirectly, by any other Person or for any other purpose;

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Environmental Information – in the case of the Companies, if requested by the Agent from time to time upon the instructions of the Required Lenders (provided, however, if such requests are made by the Agent more frequently than annually, than such additional requests shall be at the cost and expense of the Agent unless the Credit Parties are in default at the time such additional requests are made): (i) provide the Agent with an environmental questionnaire in the Agent's standard form completed by a knowledgeable officer of the Parent in respect of any Owned Property or Material Leased Property; and (ii) if the information contained therein is inconsistent in any material respect with the representations in Section 4.01(q) herein, provide the Agent with a Phase I (and Phase 2 if applicable) environmental report in respect of such Owned Property or Material Leased Property as applicable, and promptly take all such action as may be required to comply in all material respects with all recommendations contained therein; provided that such prompt action to comply with such recommendations shall not be required as long as (A) such recommendations are being diligently contested by such Company in good faith and on reasonable grounds and (B) (x) there is then no Event of Default which is continuing, (y) a Governmental Authority with jurisdiction does not require immediate remediation to protect the public and (z) the Companies are in compliance in all Requirements of Environmental Law, save for non-compliance that does not constitute and would not reasonably be expected to constitute a Material Adverse Change; provided, however, if circumstances change so that the value of the subject Real Property is materially impaired or there is an imminent threat to the health or safety of human beings or any Governmental Authority with jurisdiction requires immediate remediation, then the Companies shall immediately commence such remediation;

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Further Assurances – in the case of the Credit Parties, provide the Agent and the Lenders with such further information, financial data, documentation and other assurances as they may reasonably require from time to time in order to ensure ongoing compliance with the terms of this Agreement.

2.	Negative Covenants

Until the Termination Date, the Borrower hereby covenants and agrees with the Agent and the Lenders that it will not, and will ensure that each other Company does not, and each of the Parent (where specifically mentioned or included as a Credit Party) and Tilray Brands (where specifically mentioned or included as a Credit Party) covenants and agrees with the Agent and the Lenders that it will not, in each case, without the prior written consent of the Required Lenders (or if required pursuant to Section 9.01, all Lenders acting unanimously), which consent may be withheld in their sole discretion unless otherwise expressly provided herein:

a.	Funded Debt – in the case of the Companies, create, incur or assume any Funded Debt, except Permitted Funded Debt;

b.	Liens – in the case of the Companies, grant or suffer to exist any Lien in respect of any of its Property, except Permitted Liens;

c.

Disposition of Assets – in the case of the Companies, directly or indirectly sell, transfer, assign, lease or otherwise dispose of any of its Property (including, without limitation, Intellectual Property) or rights or interests in its Property or agree to do so, except that:

i.	each Company may sell inventory and obsolete or redundant equipment in the ordinary course of business;

ii.	each Company may sell or transfer assets to any other Company, provided that the transferee has provided all Security required to be provided by it hereunder;

iii.	each Company may enter into leases and licences, including Intellectual Property licences, with other Persons in the ordinary course of business;

iv.

each Company may dispose, abandon, surrender or terminate immaterial rights or interests which are effected in the ordinary course of business or otherwise in accordance with prudent industry practice;

v.	each Company may dispose of damaged or destroyed materials or inventory that is spoiled or otherwise not marketable;

vi.	each Company may dispose of cash in transactions permitted by this Agreement;

vii.	each Company may dispose of Cash Equivalents for cash or other Cash Equivalents;

viii.

each Company may dispose and/or terminate leases, subleases, licenses or sublicenses (including the provision of software under an open source license), which (1) are in accordance with prudent industry practice, (2) do not materially interfere with the conduct of the Business of the Companies or (3) relate to closed facilities or closed storage or distribution centers or the discontinuation of any product line;

ix.

each Company may permit (1) the expiration of any option agreement in respect of real or personal property and (2) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in accordance with prudent industry practice;

x.

each Company may sell or otherwise dispose of assets for cash (not including sales or disposition referred to in (i) through (xii) inclusive above) from time to time, provided that the fair market value of the assets which are the subject of such dispositions in the aggregate (in one or a series of related transactions) does not exceed One Million Dollars ($1,000,000) per annum, unless the proceeds from such dispositions are used to purchase replacement or other capital assets within one hundred and eighty (180) days of receipt by such Company of such proceeds; and for greater certainty the Borrower shall be required to make a Repayment in connection with each such disposition to the extent required pursuant to Section 2.04(c)(iii); and

xi.	such other dispositions as may be consented to by the Required Lenders from time to time;

provided that, notwithstanding the foregoing, the Companies may not sell, transfer, assign, lease or otherwise dispose of the Project, the Project Property, any Material Permits or Material Agreements.

d.

Financial Assistance – in the case of the Companies, make loans to or acquire Funded Debt of any other Person, guarantee, provide an indemnity in respect of, endorse or otherwise become liable for any debts, liabilities or obligations of any other Person, or give other financial assistance of any kind to any Person, except for:

i.	Guarantees and indemnities which comprise part of the Security;

ii.	Guarantees in respect of Funded Debt incurred by any Company to the extent such Funded Debt is permitted by paragraph (iv) of the definition of Permitted Funded Debt; and

iii.	financial assistance by way of extending trade credit to its customers in the ordinary course of business.

e.

Investments – in the case of the Companies, make or acquire any Investments, except that the following Investments may be made or acquired if both immediately before and immediately after each such Investment no Default or Event of Default has occurred and is continuing:

i.	Permitted Acquisitions;

ii.	Investments in a Company;

iii.	Investments in cash or Cash Equivalents maintained with a Lender; and

iv.	other Investments that do not otherwise constitute an Investment under clauses (i) or (iii) above, up to a maximum of Five Hundred Thousand Dollars ($500,000) per annum.

f.

Distributions – in the case of the Companies, authorize, declare or pay, or agree to pay, directly or indirectly any Distributions other than so long as no Default or Event of Default is continuing or would be caused thereby:

i.	Distributions by a Company to another Company provided such Company to whom such Distribution is made has delivered Security to the Agent as required hereunder;

ii.

a Company may service Subordinated Debt on account of interest on a monthly basis and principal on an annual basis after the Repayment required to be made pursuant to Section 2.04(c)(iv) (Annual Excess Cash Flow Sweep), so long as such repayment is expressly permitted in any related Intercreditor Agreement and further provided that immediately before and immediately after such Distribution, the Borrower shall be in pro forma compliance with the financial covenants in Section 5.03 and the Borrower shall have delivered a pro forma Compliance Certificate evidencing such compliance; and

iii.

such additional Distributions by the Borrower to the Limited Recourse Guarantors provided that immediately before and immediately after such Distribution, the Borrower shall be in pro forma compliance with the financial covenants in Section 5.03 and the Borrower shall have delivered a pro forma Compliance Certificate evidencing such compliance.

g.	Certain Activities and Investments – in the case of each of the Credit Parties, directly or indirectly own assets or carry on business in any jurisdiction which is not an Approved Jurisdiction;

h.

Corporate Changes – in the case of the Credit Parties, not materially change the nature of its business or enter into any transaction whereby all or a substantial portion of its Property would become the Property of any other Person, whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise, without the prior written consent of the Required Lenders; except that any of the foregoing transactions may take place among the Companies (and no other Persons) in each case if prior written notice is given to the Agent, a Material Adverse Change or other Event of Default will not occur as a result, and the Companies concurrently provide any additional or replacement Security as the Required Lenders may reasonably require;

a.	Defined Benefit Pension Plans – in the case of the Companies, establish, assume or otherwise become a party to or liable under any Defined Benefit Pension Plan.

b.

ERISA – in the case of each Credit Party or any ERISA Affiliate establish, or agree to contribute to, any ERISA Plan or multiemployer plan without the prior written consent of the Agent (acting on the instructions of the Required Lenders).

c.

Fiscal Year – in the case of each of the Credit Parties, change its Fiscal Year (which for greater certainty presently ends on May 31 in each year), except (a) in the case of the Companies, with the prior written consent of the Required Lenders, or prior written notice to the Lenders to the extent its Fiscal Year is being changed to that of the Parent; and (b) in the case of Tilray Brands and the Parent, prior written notice to the Lenders;

xx.

Auditors – in the case of each of the Credit Parties, change its auditors from its current audit firm to a firm that is not a nationally recognized auditing firm, except (a) in the case of the Companies, with the prior written consent of the Required Lenders; and (b) in the case of Tilray Brands or the Parent, prior written notice to the Lenders;

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Dealing with Related Parties – in the case of the Companies, enter into any contract, carry out any transaction or otherwise have dealings with any Affiliate, Associate, or Person of which it is an Associate except (a) pursuant to and in accordance with the Material Agreements listed in Schedule 4.01(o) and (b) on terms that are commercially reasonable and no less favourable to it than it would obtain on an arm’s length basis;

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Hedging – in the case of the Companies, enter into or be a party to any Hedging Agreement except for the purposes of prudent management of its interest rate and currency exposure in the ordinary course of business and not for speculative purposes, and further provided that it shall not enter into any Hedging Agreements with any Person except for a Lender or any Affiliate of the Lender;

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Material Agreements – in the case of the Companies, modify or amend any of the Material Agreements or any of the terms thereof in any manner that would constitute or would reasonably be expected to constitute a Material Adverse Change or terminate, suspend or cancel any Material Agreement if doing so would constitute or would reasonably be expected to constitute a Material Adverse Change without entering into a replacement agreement (which shall include an interim replacement agreement) that provides the applicable Company with rights, benefits and value substantially similar to and on the terms and conditions not materially less favourable than those contained in the Material Agreement being replaced (with such replacement agreement being deemed to be a Material Agreement); notwithstanding the foregoing, the Supply Agreement shall not be modified, amended, terminated, suspended or cancelled without the prior written consent of the Lenders, which consent shall be in their sole and absolute discretion;

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Environmental Law – in the case of the Companies, receive any complaint, order, directive, claim, citation, or notice from any Governmental Authority with respect to any of the Real Properties in respect of air emissions, spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any of the Properties, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation, or disposal of Hazardous Materials or other Requirements of Environmental Law affecting the Properties which constitutes or would reasonably be expected to constitute a Material Adverse Change without providing notice in accordance with Section 5.01(k);

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Use of Advances – in the case of the Companies, use the proceeds of any Advance for any purposes other than those expressly contemplated in this Agreement; and without limiting the generality of the foregoing, the proceeds of any Advance will not be used, directly or indirectly, to lend, contribute or otherwise make available such proceeds, directly or indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption laws or AML Legislation or (ii) to fund any operations in, finance any investments, business or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity if such funding, financing or paying would result in a violation of Sanctions by any Person (including any Person participating in such Advance, whether as underwriter, advisor, investor or otherwise), or in any other manner that would result in a violation of Sanctions by any Person.  The Agent and the Lenders in their sole and unfettered discretion may refuse to make any Advance or delay, block or refuse to process any transaction which they believe on reasonable grounds may result in a contravention of the foregoing covenant;

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No Sale-Leasebacks – in the case of the Companies, enter into, transact or have outstanding any Sale-Leasebacks, unless the Property subject thereto is permitted to be disposed of pursuant to Section 5.02(c);

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No Changes of Jurisdiction / Location – (A) in the case of the Companies (i) change its jurisdiction of incorporation or formation without the prior written consent of the Agent, nor (ii) permit its chief executive office, registered or head office, or other location at which it keeps, maintains or stores assets in excess of Two Hundred and Fifty Thousand Dollars ($250,000) in value (calculated on a net book value basis) to be other than the locations specified on Schedule 4.01(k) as of the date of this Agreement (except for goods in transit, goods with repairers, product out for sterilization and goods that are normally used in more than one jurisdiction if the latter goods are equipment or are inventory leased or held for lease by it), without providing the Agent with ten (10) days prior written notice of the change and promptly taking other steps, if any, as the Agent reasonably requests to maintain the Security and the other Loan Documents so that the Lenders’ position is not adversely affected; and (B) in the case of the Parent, change its jurisdiction of incorporation or formation or jurisdiction of its chief executive office, registered or head office on less than 10 days prior written notice to the Agent;

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Repayment of Subordinated Debt – in the case of the Companies, repay in full or in part any Subordinated Debt except as expressly permitted in any related Intercreditor Agreement unless the Termination Date has occurred;

ttttttttttttttttttttttttttttttttttttttt.	Carry on Business – none of the Credit Parties shall cease to carry on its business, including in the case of the Borrower, the Business;

e.	Acquisitions – in the case of the Companies, directly or indirectly make any Acquisition or make any purchase of assets out of the ordinary course of business other than Permitted Acquisitions;

f.

Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person – none of the Credit Parties will (i) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates any applicable anti-terrorism law, anti-corruption law, anti-money laundering law or sanctions law or (ii) cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that the Agent, any Lender or any Credit Party would be in violation of any Applicable Law or (iii) use any part of the proceeds of the Advances, directly or indirectly, for any conduct that would violate any OFAC Sanctions Programs.  Notwithstanding anything in this Agreement, nothing in this Agreement shall require any Credit Party or the Limited Recourse Guarantor, any of their Subsidiaries, or any director, officer, employee, agent or Affiliate of any Credit Party, a Limited Recourse Guarantor or any of their Subsidiaries that is registered or incorporated under the laws of Canada or of a province to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992.;

j.

Cannabis Activity – neither the Parent, Tilray Brands, nor the Borrower, nor any other Company will, engage in any Cannabis Activities or make an Investment in any Person who engages in Cannabis Activities, other than in an Approved Jurisdiction in accordance with applicable Cannabis Laws; and

k.

US Margin Regulations - no part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for “buying” or “carrying” any Margin Stock or to extend credit to others for the purpose of “buying” or “carrying” any Margin Stock (in each case within the meaning of Regulation T, U or X) or for any purpose which violates the provisions of the regulations of the Federal Reserve Board, to the extent applicable.

3.	Financial Covenants

a.	The Borrower agrees to maintain at all times, on a consolidated basis, the financial ratios and amounts listed below:

i.	Maintain a Fixed Charge Coverage ratio of not less than [***];

ii.	Maintain a Total Funded Debt to EBITDA ratio of not more than [***];

b.	Tilray Brands agrees to maintain at all times, on a consolidated basis, a ratio of Minimum Cash and Cash Equivalent to Outstanding Advances under Facility A of not less than [***].[2]

c.

For the purposes of the calculation of the financial covenants unless otherwise provided herein all such calculations shall be tested quarterly at the end of each Fiscal Quarter and determined on a trailing 12 month basis, in accordance with GAAP.

d.

For the purposes of the calculation of the Fixed Charge Coverage Ratio, in the event the Borrower fails to comply with the requirements of Section 5.03(a)(i) as of the last day of any Fiscal Quarter, the Parent may inject additional capital by way of Equity Interests or Subordinated Debt (provided that the maturity date of such indebtedness is later than the date set forth in paragraph (i) of the definition of Maturity Date and the holder of such indebtedness may not receive any payments on account of principal or interest) (each an “Equity Contribution”) and such Equity Contribution shall be included by the Borrower in the calculation of EBITDA solely for the purpose of determining compliance with such Fixed Charge Coverage Ratio as at such Fiscal Quarter end provided that:

i.

notice of the Parent’s intent to make an Equity Contribution shall be delivered to the Agent by the Borrower or the Parent no later than the day on which the Interim Financial Statements (or Borrower Year-end Financial Statements in the case of a breach as at the last day of the fourth Fiscal Quarter, as applicable) are required to be delivered for the applicable Fiscal Quarter in accordance with Sections 5.04(a),

ii.

such Equity Contribution shall be made no later than 10 Business Days after the day on which the Interim Financial Statements or Borrower Year-end Financial Statements, as applicable, are required to be delivered in accordance with Sections 5.04(a);

iii.

notwithstanding Section 2.04(c)(iii), the Borrower shall make a Repayment in an amount equal to one hundred percent (100%) of the proceeds from the Equity Contribution, within three (3) Business Days of receipt thereof;

iv.	the amount of the Equity Contribution shall be limited to the amount necessary to cure the covenant breach; and

v.	such Equity Contribution will not result in a reduction of Total Funded Debt when determining the Applicable Margin;

and further provided that an Equity Contribution may not be exercised in consecutive Fiscal Quarters and there shall be no more than four (4) Equity Contributions permitted for the remainder of the term of Facility A.

4.	Reporting Requirements

a.	The Borrower shall deliver or cause to be delivered (by email in accordance with Section 12.07) to the Agent the following financial and other information at the times indicated below:

i.

the annual Borrower Year-end Financial Statements and its Subsidiaries on a consolidated basis by the ninetieth (90th) day after the end of each Fiscal Year commencing with the Fiscal Year ending May 31, 2020, prepared in accordance with GAAP, accompanied by a Compliance Certificate certified by a Senior Officer in the form of Exhibit "F" attached hereto and accompanied by an analysis of any material variances between actual results for such Fiscal Year and the projections contained in the most recent Annual Business Plan presented to the Agent and the Lenders;

ii.	as soon as available and in any event not later than sixty (60) days following the commencement of each Fiscal Year, the Annual Business Plan for such Fiscal Year;

iii.

the Interim Financial Statements of the Borrower and its Subsidiaries on a consolidated basis by the forty-fifth (45th) day after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in each Fiscal Year which shall be delivered by the ninetieth (90th) day after the end of the fourth Fiscal Quarter), together with a Compliance Certificate certified by a Senior Officer of the Borrower in the form of Exhibit "F" attached a accompanied by an analysis of any material variances between actual results to date and the projections contained in the most recent Annual Business Plan presented to the Agent and the Lenders;

iv.

within ten (10) Business Days of receipt, a copy of any Health Canada inspection/audit reports for a twelve (12) month period following the issuance of a Health Canada License with cultivation standard for the Borrower;

v.

as soon as available and in any event within forty-five (45) days after the last day of each of its Fiscal Quarters, if any of the information disclosed in Schedule 4.01(r) attached hereto is no longer accurate, an officer's certificate of the Borrower attaching copies of the revised Schedule required to ensure that such information remains accurate as of the last day of such Fiscal Quarter;

vi.

the annual Tilray Year-End Financial Statements prepared on a consolidated basis for the fiscal year ended May 31, 2021 and thereafter,  together with the auditor’s report, by the one hundred and twentieth (120th) day after the end of each Fiscal Year (or by the time period within which Tilray Brands is required to file the Tilray year-end Financial Statements by the relevant securities authorities governing the exchange on which Tilray Brands is listed);

vii.

the Interim Financial Statements of Tilray Brands and its Subsidiaries on a consolidated basis by the time period with which Tilray Brands is required to file its Interim Financial statements with the applicable securities authorities governing the exchange on which Tilray Brands is listed (other than the fourth Fiscal Quarter in each Fiscal Year which shall be delivered by the time of the annual audited financial statements pursuant to (vi) immediately  above); a compliance certificate certified by a Senior Officer of Tilray Brands which shall evidence compliance with the Minimum Cash and Cash Equivalent covenant set out in Section 5.03(b) herein and the calculation thereof by the one hundred and twentieth (120th) day after each Tilray Brands Fiscal Year end;[3]

viii.

a compliance certificate certified by a Senior Officer of Tilray Brands which shall evidence compliance with the Minimum Cash and Cash Equivalent covenant set out in Section 5.03(b) herein and the calculation thereof by the forty-fifth (45th) day after the end of each Fiscal Quarter; and [4]

ix.

such additional information and documents as the Agent or the Lenders may reasonably require from time to time, not inconsistent with the terms of this Agreement, to ensure the ongoing compliance by the Borrower with the terms and conditions of this Agreement, in form reasonably acceptable to the Agent and the Lenders.

For greater certainty, any financial information or reporting to be delivered hereunder and in respect of the Borrower shall include the Pre-Amalgamation Borrower to the extent the related reporting period covers a period prior to the Amalgamation.

5.	Anti-Money Laundering

a.

The Credit Parties acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada, the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) the Money Laundering Control Act of 1986 (18 U.S.C §§ 1956 et seq.), the USA Patriot Act) and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" laws, whether within Canada, the United States of America  or elsewhere (collectively, including any guidelines or orders thereunder, "AML Legislation"), the Agent and the Lenders may be required to obtain, verify and record information regarding the Credit Parties and their respective directors, authorized signing officers, direct or indirect shareholders, partners or other persons in control of the Credit Parties and the transactions contemplated hereby.  The Credit Parties shall promptly provide all such information, including any supporting documentation and other evidence, as may be reasonably requested by the Agent or any Lender, or any prospective assignee or participant of a Lender or the Agent, to the extent the same is required in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

b.	If the Agent has ascertained the identity of any Credit Party, or any authorized signatories of any Credit Party, for the purposes of applicable AML Legislation, then the Agent shall:

i.

be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a "written agreement" in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

ii.	provide each Lender with copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to certain the identity of any Credit Party, or any authorized signatories of any Credit Party, on behalf of any Lender or to confirm the completeness or accuracy of any information that the Agent obtains from any Credit Party, or any such authorized signatory, in doing so.

6.	Terrorist Lists

The Credit Parties shall ensure that each Credit Party is and will remain in compliance in all material respects with all Canadian economic sanctions laws and implementing regulations under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada) and all similar applicable anti-money laundering and counter-terrorism financing provisions and regulations issued pursuant to any of the foregoing. No Credit Party (i) is a Person designated by the Canadian government on any Terrorist List with which a Canadian Person cannot deal with or otherwise engage in business transactions, (iii) is a Person who is otherwise a target of Canadian economic sanctions laws or (iv) is Controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on a Terrorist List or a foreign government that is a target of Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Canadian law.

LI.	VI - SECURITY

1.	Security to be Provided by the Credit Parties and Limited Recourse Guarantors

Each of the Credit Parties agree to provide (or cause to be provided) the security to be provided by it listed below in favour of the Agent for the benefit of the Agent and the Lenders, in each case in form and substance satisfactory to the Agent, as continuing security for the payment of the Obligations and the payment and performance of all other present and future, direct and indirect, indebtedness and obligations of the Borrower to the Agent and the Lenders, specifically including the Obligations arising under or in respect of this Agreement, the Hedging Agreements and the other Loan Documents:

a.	an unlimited Guarantee from each present and future Subsidiary of the Borrower in respect of all present and future, direct and indirect, Obligations of the Borrower to the Agent and the Lenders;

b.

a Guarantee from Tilray Brands in respect of the present and future, direct and indirect, Obligations of the Borrower to the Agent and the Lenders, limited to a maximum amount of Ninety Million Dollars ($90,000,000) (the “Limited Guarantee”);

c.

a Guarantee from each of the Limited Recourse Guarantors (including without limitation the Parent) in respect of all present and future, direct and indirect, Obligations of the Borrower to the Agent and the Lenders, limited in recourse to the Equity Interests of such Limited Recourse Guarantor in the Borrower pledged by the Limited Recourse Guarantor pursuant to the Security (“Limited Recourse Guarantee”);

d.

a debt service deficiency agreement by the Parent in favour of the Agent for the benefit of the Lenders pursuant to which the Parent agrees to make Equity Contributions in such amount necessary to enable the Borrower to comply with the Fixed Charge Coverage Ratio, in accordance with Section 5.03 hereof (“Debt Service Deficiency Agreement”);

e.	the Parent Subordination Agreement;

f.

a general security agreement, debenture, movable hypothec or similar form of security from each Company creating a First-Ranking Security Interest including in respect of all of its present and future Property of the Companies made subject thereto, specifically including all shares, partnership interests and other Equity Interests held by such Company in the capital of any other Company;

g.

a debenture or collateral mortgage from each Company creating a First-Ranking Security Interest in respect of each of the Owned Properties, including but not limited to a debenture or collateral mortgage from the Borrower in the amount of One Hundred Million Dollars ($100,000,000) on the Project Property, together with a satisfactory title opinion or title insurance at the request of the Lenders in their sole and absolute discretion;

h.

at the request of the Lenders, debentures, collateral mortgages or other forms of security required by the Agent in order to create a First-Ranking Security Interest in respect of any or all Material Leased Properties;

a.

specific assignments by each of the Companies of all rights and benefits arising under any Material Agreement (including the Supply Agreement), accompanied by an agreement from the other contracting party (including the Parent) thereto (each a “Consent”), in form and substance satisfactory to the Lenders, acting reasonably; provided that the Companies shall only be required to use commercially reasonable efforts to obtain any Consent (other than the Consent of a Related Party which shall be required to be obtained) after the Original Closing Date at the request of the Lenders, acting reasonably, and if the Companies are not able to obtain a Consent in respect of any Material Agreement, such Material Agreement will become a Restricted Asset (as such term is defined in the security agreement delivered by the Companies pursuant to Section 7.01(c));

b.

security agreements creating an assignment and First-Ranking Security Interest in respect of its rights to and interest in Intellectual Property, together with any necessary consents from other Persons which may be required in connection with the granting of such assignment and security interest in any Intellectual Property considered by the Lenders to be material;

c.

a first ranking pledge of all Equity Interests held in any Company, including by each shareholder of the Borrower (including the Parent and each Limited Recourse Guarantor) and the delivery of any certificates representing the Equity Interest with endorsements executed in blank and the taking of other steps that the Agent requires to control the Equity Interest and perfect the Security relating to the Equity Interest;

xx.

assignments of the interest of each Company in all policies of insurance held by it which requirement shall be satisfied if the Agent's interest as first mortgagee and loss payee is recorded on such policies and a certificate of insurance in respect of all liability insurance naming the Agent as additional insured and all property insurance on a replacement cost basis naming the Agent as additional insured and first loss payee and first mortgagee (and including Insurance Bureau of Canada standard mortgage clause);

lllllllllllllllllllllllllllllllllllllll.	environmental checklists and indemnities by the Companies for each of its Owned Properties and Material Leased Properties at the request of the Lenders in their sole and absolute discretion;

mmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmm.	such other security as may be reasonably required by the Agent and the Lenders from time to time, not inconsistent with the provisions of this Agreement.

2.	Security to be Provided by Others

a.

The Borrower shall cause each holder of indebtedness which is intended to constitute Subordinated Debt to provide a subordination and postponement agreement in favour of the Agent, in form and substance satisfactory to the Agent.  The provision of such subordination and postponement agreements shall constitute a condition precedent to the Original Closing Date Advance, and the absence of any required such subordination and postponement agreement shall constitute an Event of Default.

b.	To the extent requested by the Agent from time to time, the Borrower agree to use commercially reasonable efforts to obtain Landlord Agreements in respect of the Material Leased Properties.

c.

If at any time (i) any of the Companies own, establishes or acquires a Subsidiary, directly or indirectly, or (ii) any Person becomes a shareholder (the “New Shareholder”) of the Borrower, the Companies or the Borrower, as applicable, shall within thirty (30) days cause that Subsidiary or New Shareholder to become a Guarantor or Limited Recourse Guarantor respectively, in the case of the Subsidiary, adopt this Agreement by delivering an agreement in the form of Exhibit I <Agreement and Acknowledgement to be bound – New Guarantor/Limited Recourse Guarantor/Limited Guarantor > so as to be bound by all of the terms applicable to the Companies, as if it had executed this Agreement as a Guarantor, and in the case of such Subsidiary or New Shareholder deliver a guarantee and indemnity and other security documents required to comply with Article VI, which shall become part of the Security. The Companies shall, or the Borrower, as applicable shall cause the New Shareholders, to also deliver or cause the delivery of a first ranking pledge of all of the Equity Interests of all newly acquired or established Subsidiaries or the Borrower, as applicable, as part of the Security, deliver any certificates representing the Equity Interests with endorsements executed in blank and take other steps that the Agent requires to perfect the Security relating to the Equity Interests, and cause the delivery of such legal opinions and other supporting documents as the Agent may reasonably require.

3.	General Provisions re Security; Registration

The Security shall be in form and substance satisfactory to the Agent and the Lenders in their sole discretion.  The Agent may require that any item of Security be governed by the laws of the jurisdiction where the Property subject to such item of Security is located.  The Security shall be registered where necessary or desirable to record and perfect the charges contained therein as may be determined by the Agent in its sole discretion and the Companies shall at the direction of the Agent use commercially reasonable efforts to obtain agreements of other persons and take other actions, as may from time to time be necessary or desirable in perfecting, preserving or protecting the Security, wherever such registration, filing, recording, agreement or other action may be necessary or desirable.

4.	Opinions re Security

The Credit Parties shall cause to be delivered to the Agent the opinions of the solicitors for the Credit Parties regarding their corporate or analogous status, the due authorization, execution and delivery of the Security and other Loan Documents provided by them, all registrations in respect of the Security, the results of all applicable searches in respect of them, and the enforceability of such Security, subject to Legal Reservations; all such opinions to be in form and substance satisfactory to the Agent and its counsel, acting reasonably.

5.	After-Acquired Property, Further Assurances

The Companies shall execute and deliver from time to time, and cause each of their respective Subsidiaries and Affiliates to execute and deliver from time to time, all such further documents and assurances as may be reasonably required by the Agent and Lenders from time to time, not inconsistent with the terms of this Agreement, in order to provide the Security contemplated hereunder, specifically including: supplemental or additional security agreements, assignments and pledge agreements which shall include lists of specific assets to be subject to the security interests required hereunder.

6.	Insurance by Agent

If, following request therefor, the Companies do not provide the Agent with evidence of continuing insurance coverage in accordance with the requirements of this Agreement, the Agent may, but shall have no obligation to, purchase such insurance in order to protect the interests of the Agent and the Lenders in the Property of the Companies.  Such insurance may also, but need not, also protect the Companies' interests in such Property.  The Companies agree to immediately reimburse the Agent upon demand for all costs and expenses incurred by the Agent in respect of the purchase of any such insurance, and until so paid such expenses shall constitute part of the Obligations, shall bear interest at the highest rate provided herein and shall be secured by the Security.

7.	Insurance Proceeds

If insurance proceeds become payable in respect of loss of or damage to any property owned by a Company:

a.	if an Event of Default has occurred and is continuing at such time, the Agent shall apply such proceeds against the Obligations;

b.

if no Event of Default has occurred and is continuing at such time, one hundred percent (100%) of the aggregate amount received in cash by the applicable Company in connection with such insurance proceeds less a provision for taxes attributable to such insurance proceeds, that are not re-invested in repair or replacement of the affected assets within one hundred and eighty (180) days from the date of such damage or loss shall be applied against the Obligations; provided that if an amount that is equal to or less than One Million Dollars ($1,000,000) in the aggregate in any Fiscal Year is received by the Companies, the Companies shall not be required to apply such proceeds against the Obligations.

8.	Discharge of Certain Security

a.	The Lenders irrevocably authorize the Agent, and the Agent agrees:

i.	to release any Lien granted to or held by the Agent under any Loan Document at any time occurring on or following the Termination Date upon the request of the Borrower;

ii.

upon the Borrower’s request to release any Lien in favour of the Agent on any Collateral that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents.

9.	Keepwell.

Each Qualified ECP Guarantor jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party (other than the Borrower) to honour all of its obligations under its guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.09. or otherwise under its guarantee, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 6.09 shall remain in full force and effect until discharged in accordance with the provisions of its guarantee. Each qualified ECP Guarantor intends that this Section 6.09 constitute, and this Section 6.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor (other than the Borrower) for all purposes of Section 1a(18)(A)(v)(II) of the US Commodity Exchange Act.

LI.	VII- CONDITIONS PRECEDENT

1.	Conditions Precedent to First Advance

The obligation of each Lender, to fund the single Advance on the Original Closing Date requested to be made by the Borrower was subject to the conditions precedent set forth in this Section 7.01, all of which were satisfied or waived by the Lenders on or prior to such date (all defined terms in this Section 7.01 shall have the meaning ascribed to them in the Original Credit Agreement):

a.

The Agent shall have received on its own behalf or for and on behalf of the Lenders as applicable, each in full force and effect and in form and substance satisfactory to the Lenders (unless otherwise noted), acting reasonably, the following:

i.	this Agreement duly executed and delivered by the parties thereto;

ii.	a copy of the Agency Fee Agreement on its own behalf, in form and substance satisfactory to the Agent, duly executed and delivered by the Borrower;

iii.

a copy of each other Loan Document being delivered by the Credit Parties and Limited Recourse Guarantors in connection herewith (including the Security) duly executed and delivered by the Credit Parties and the Limited Recourse Guarantors;

iv.

certificates representing the pledged Equity Interests pursuant to the Security, and endorsements executed in blank relating to those certificates or, if no certificates are available and evidence of other arrangements being made as required by the Agent to enable the Agent to control the pledged Equity Interests and perfect the Security relating thereto;

v.

a certificate of status, good standing, or equivalent in respect of each Credit Party and Limited Recourse Guarantor issued under the laws of the applicable relevant jurisdictions in which it is incorporated;

vi.	a final organization/ownership chart (showing full details of shareholders, partners, directors and officers) applicable to the Credit Parties;

vii.

a certificate of a responsible officer on behalf of the Limited Recourse Guarantor and each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Constating Document of the Limited Recourse Guarantor or Credit Party as applicable; (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of the Limited Recourse Guarantor or Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the Advances hereunder, and in connection with the pledges of Equity Interests pursuant to the Security or in connection with any disposition of pledged Equity Interests upon enforcement of the Security; and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, and (C) as to the incumbency and specimen signature of each officer or authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of the Limited Recourse Guarantor or Credit Party as applicable (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the officer or authorized person executing the certificate in this clause (i));

viii.

a certified copy of each Material Contract (including without limitation each Supply Agreement and any shareholder agreement, and for greater certainty amendments thereto, among the shareholders of the Borrower) and Material Permit (including Health Canada Licences issued to the Borrower evidencing a minimum cultivation class for operations at the Project by the Borrower of Cannabis Activities, which must be delivered at least 5 Business Days prior to Closing Date);

ix.	such “know your client” information, including in respect of the Credit Parties and Limited Recourse Guarantors, that the Agent or any Lender may reasonably require;

x.

current certificates of insurance, in form and substance satisfactory to the Agent (acting reasonably), evidencing the insurance required to be maintained by the Companies pursuant to Section 5.01(i), listing the Agent on behalf of the Lenders as first loss payee and mortgagee and additional insured, and containing a mortgage clause or endorsement satisfactory to the Agent (acting reasonably);

xi.	all operation of account documentation relating to the Agent’s account as the Agent may reasonably require;

xii.

all necessary governmental and third party consents and approvals necessary in connections with this Agreement and the transactions contemplated hereby shall have been obtained (in form and substance reasonably acceptable to the Agent) and shall remain in effect;

xiii.

all consents that are required from the directors, shareholders, partners or members of the Companies, either in connection with the pledges of Equity Interests pursuant to the Security or in connection with any disposition of pledged Equity Interests upon enforcement of the Security;

xiv.

favourable opinions of counsel to the Credit Parties and Limited Recourse Guarantors addressed to the Agent, each Lender and Lenders’ counsel, relating to all matters considered relevant, including existence and capacity of each Credit Party, the due authorization, execution, delivery and enforceability of the Loan Documents to which each Credit Party and Limited Recourse Guarantor, is a party being delivered in connection herewith and the registration and perfection of the Security in the relevant jurisdictions;

xv.

as it relates to the Project Property, and any other Owned Property, title insurance or binding commitments to issue title insurance policies, in respect of the Security to the extent it includes specific charges of real property, containing endorsements reasonably required by the Agent and subject only to title qualifications that the Agent reasonably considers acceptable; and

xvi.

such other documents, certificates, opinions and agreements as are reasonably required to confirm the completion and satisfaction of the foregoing which the Agent and the Lenders may reasonably request.

b.

the Lenders shall have completed and shall be satisfied with their due diligence in respect of the Credit Parties, the Limited Recourse Guarantors, the Project, the Project Property, the Property, the Business, including compliance with all Applicable Laws including and Cannabis Laws, current financial statements, environmental review and specifically including but not limited to the following:

i.	the Parent Year-End Financial Statements and the Borrower Year-end Financial Statements for the immediately preceding Fiscal Year, prepared in accordance with GAAP;

ii.	the Interim Financial Statements for the Borrower and the Parent in respect of the Fiscal Quarter ended August 31, 2019;

iii.	detailed financial model (both consolidated and unconsolidated) including consolidated opening balance sheet and a financial projections for the Business in respect of the next three (3) Fiscal Years;

iv.

the final capital budget and summary of costs incurred by the Borrower to the Closing Date for the retro fit of the Project to a Cannabis production facility, such costs not to exceed One Hundred and Seventy Eight Million Eight Hundred Thousand Dollars ($178,800,000);

v.

property and liability insurance which complies with the representations and requirements herein (to be reviewed by an insurance consultant satisfactory to the Agent and the Lender for the account of the Borrower);

vi.

a Compliance Certificate completed by the Borrower (with pro forma adjustments to reflect the Advances on the Closing Date based on reasonable projections satisfactory to the Lenders) evidencing compliance with the financial covenants in Section 5.03 required to be complied with as at the Closing Date;

vii.

satisfaction of the Lenders that the Borrower has been capitalized as the Closing Date by way of the Minimum Equity Contribution and by way of a shareholder loan advanced by the Parent to the Borrower in a principal amount of approximately Ninety Eight Million Eight Hundred Thousand Dollars ($98,800,000) and that such shareholder loan constitutes Subordinated Debt subject to the Parent Shareholder Subordination;

viii.

a Compliance Certificate completed by the Borrower (with pro forma adjustments to reflect the Advances on the Closing Date based on reasonable projections satisfactory to the Lenders) evidencing compliance immediately following the date of the Equity Contribution;

ix.

satisfaction of the Lenders with the terms and conditions of all Material Agreements (including the Supply Agreement and the Shareholders Agreement among the shareholders of the Borrower), and all Material Permits, including the Health Canada Licences;

c.

the Agent and the Lenders shall have received an environmental questionnaire and indemnity in the Agent’s standard form in respect of each Owned Property (including the Project Property ) and Material Leased Property completed by a Senior Officer of the Company which owns or leases the applicable Real Property;

d.

the Agent and the Lenders shall have received an Acceptable Appraisal completed within six months of the Closing Date in respect of the Owned Properties (including the Project Property ) confirming market value, alternate use value on a hypothetical best use facility basis, cost to complete approach and comparable transaction approach, in a minimum amount of not less than One Hundred and Forty Five Million One Hundred and Thirty Six Thousand Dollars  ($145,136,000) in the case of the Project Property, together with a letter from applicable  accredited appraiser confirming that the Agent and the Lenders are entitled to rely on each such appraisal;

e.	the Agent shall have completed a site visit to each of the Owned Properties and be satisfied them;

f.	no litigation is pending or threatened in writing against one or more of the Credit Parties that would reasonably be expected to constitute a Material Adverse Change;

g.	no Applicable Law shall be applicable in the judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon this Agreement or the transactions contemplated hereby;

h.

the Agent must have received evidence that all Funded Debt of the Companies not forming part of Permitted Funded Debt has been or will be paid and performed in full concurrently with the first Advance;

a.

the Agent must have received releases and discharges (in registrable form where appropriate) covering all Liens affecting any Property of each Company that are not Permitted Liens, or undertakings of the holders of the Liens to deliver releases and discharges promptly after the first Advance;

b.	the Agent must have received all Intercreditor Agreements that are required hereunder;

c.

any governmental, regulatory and third party approvals necessary in connection with this Agreement and the transactions contemplated therein shall have been given unconditionally and without containing any onerous terms;

xx.

if requested by the Agent, the Agent and the Lenders shall have received particulars of any particular material, Permitted Liens, specifically including the assets encumbered thereby and the amounts due thereunder;

lllllllllllllllllllllllllllllllllllllll.	the property and assets of the Companies shall be insured in accordance with the requirements of this Agreement;

mmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmm.	the Credit Parties and the Limited Recourse Guarantors shall have satisfied all requirements of the Agent and each Lender under AML Legislation;

nnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnn.

the Borrower shall have paid, or arrangements have been made to pay from the proceeds of the Advance on the Closing Date, all fees and reasonable expenses of the Agent and the Lenders then due in respect of this Agreement and the other Loan Documents, including under the Agency Fee Agreement and including the Agent’s reasonable third party legal expenses;

ooooooooooooooooooooooooooooooooooooooo.

the Agent and the Lenders shall have received such additional evidence, documents or undertakings as they may reasonably require to complete the transactions contemplated hereby in accordance with the terms and conditions contained herein;

ppppppppppppppppppppppppppppppppppppppp.

the representations and warranties in Section 4.01 shall be true and correct in all material respects as if made on the date of such Advance, except for any such representations and warranties which are expressly stated herein to have been made only as at the date of this Agreement, and except as may be otherwise agreed in writing by the Required Lenders in their discretion from time to time;

qqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqq.

any additional Security required to be provided at such time shall have been executed and delivered and all registrations necessary or desirable in connection therewith shall have been made as required pursuant to this Agreement, and any other documentation required by the Agent pursuant to this Agreement shall have been executed and delivered, all in form and substance satisfactory to the Agent in its sole discretion;

rrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrr.	no Default or Event of Default shall have occurred and be continuing, nor shall the making of such Advance result in the occurrence of any Default or Event of Default;

sssssssssssssssssssssssssssssssssssssss.	the Borrower shall have given a Draw Request to the Agent in accordance with the notice requirements provided herein;

ttttttttttttttttttttttttttttttttttttttt.

since the date of the most recent Interim Financial Statements, Borrower Year-end Financial Statements, Parent Year-end Financial Statements and Tilray Year-end Financial Statements delivered to the Agent, no Material Adverse Change shall have occurred; and

e.	no third party demand or garnishment order for payment to any Governmental Authority shall have been received by the Agent or any Lender in respect of any Company.

2.	Conditions Precedent to the Effectiveness of this Agreement.

The effectiveness of this Agreement is subject to the conditions precedent set forth in this Section 7.02, being satisfied (or waived by the Lenders) as confirmed by the Agent in writing:

a.

The Agent shall have received on its own behalf or for and on behalf of the Lenders as applicable, each in full force and effect and in form and substance satisfactory to the Lenders (unless otherwise noted), acting reasonably, the following:

i.	this Agreement duly executed and delivered by the parties hereto;

ii.	the Agency Fee Agreement on its own behalf, in form and substance satisfactory to the Agent, duly executed and delivered by the Borrower;

iii.

to the extent not previously delivered, a copy of each other Loan Document required hereby (including the Security) duly executed and delivered by the Credit Parties and the other Limited Recourse Guarantor, and any additional Security required to be provided at such time shall have been executed and delivered and all registrations necessary or desirable in connection therewith shall have been made as required pursuant to this Agreement, and any other documentation required by the Agent pursuant to this Agreement shall have been executed and delivered, all in form and substance satisfactory to the Agent in its sole discretion

iv.	without limiting (iii) above:

A.	the Limited Guarantee duly executed and delivered by Tilray Brands;

B.	a Limited Recourse Guarantee duly executed and delivered by the Parent;

C.	[intentionally deleted]; and

D.

a confirmation of existing security and limited recourse guarantee to be executed and delivered by 2609733 Ontario Limited confirming that, notwithstanding the execution of this Agreement, that the Security delivered by it remains in full force and effect as continuing security and each such document is a legal and binding obligation of 2609733 Ontario Limited;

v.	a currently dated certificate of status, good standing, or equivalent in respect of the each Credit Party issued under the laws of the applicable relevant jurisdictions in which it is incorporated;

vi.

from a responsible officer on behalf of each of the Credit Parties a certificate dated the ARCA Closing Date (or a bring down of the certificates delivered on the Original Closing Date as applicable) certifying (A) that attached thereto is a true and complete copy of each Constating Document of such person (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of such person authorizing the execution, delivery and performance of the Loan Documents being delivered on the ARCA Closing Date to which it is a party or in connection with any disposition of pledged Equity Interests upon enforcement of the Security; and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, and (C) as to the incumbency and specimen signature of each officer or authorized person executing any such Loan Document or any other document delivered in connection with the this Agreement;

vii.

such “know your client” information in respect of Tilray Brands that the Agent or any Lender may reasonably require and Tilray Brands shall have satisfied all requirements of the Agent and each Lender under AML Legislation;

viii.

in respect of Tilray Brands, a solvency certificate signed by the chief financial officer or chief accounting officer of such Credit Party in form and substance satisfactory to the Agent and its counsel;

ix.

to the extent not previously delivered, current certificates of insurance, in form and substance satisfactory to the Agent (acting reasonably), evidencing the insurance required to be maintained by the Companies pursuant to Section 5.01(i), listing the Agent on behalf of the Lenders as first loss payee and mortgagee and additional insured, and containing a mortgage clause or endorsement satisfactory to the Agent (acting reasonably);

x.

to the extent not previously delivered, any governmental, regulatory and third party approvals necessary in connection with the effectiveness of this Agreement and the transactions contemplated herein shall have been given unconditionally and without containing any onerous terms;

xi.

all consents that are required from the directors, shareholders, partners or members of Tilray Brands, the Parent or the Borrower, either in connection with the pledges of Equity Interests pursuant to the Security or in connection with any disposition of pledged Equity Interests upon enforcement of the Security;

xii.

to the extent not previously delivered, all consents that are required from the directors, shareholders, partners or members of the Companies, either in connection with the pledges of Equity Interests pursuant to the Security or in connection with any disposition of pledged Equity Interests upon enforcement of the Security;

xiii.

customary opinions of counsel to the Credit Parties and Limited Recourse Guarantors addressed to the Agent, each Lender and Lenders’ counsel, relating to all matters considered relevant, including existence and capacity of each Credit Party, the due authorization, execution, delivery and enforceability of the Loan Documents to which each Credit Party and Limited Recourse Guarantor, is a party being delivered in connection herewith and the registration and perfection of the Security in the relevant jurisdictions;

xiv.

updated reasoned opinion of McCarthy Tetrault LLP, litigation counsel to Aphria, addressed to the Agent and each Lender relating to the potential liability and estimated exposure arising out of certain class action lawsuits described in Schedule 4.01(r) in which Aphria is named as a defendant;

xv.

such other documents, certificates, opinions and agreements as are reasonably required to confirm the completion and satisfaction of the foregoing which the Agent and the Lenders may reasonably request, including such steps that the Agent may reasonably require to comply with Article VI;

b.

to the extent not previously satisfied, the Lenders shall have completed and shall be satisfied with their due diligence in respect of the Credit Parties, including compliance with all Applicable Laws including and Cannabis Laws, current financial statements, environmental review and specifically including but not limited to the following:

i.	detailed financial model (both consolidated and unconsolidated) including consolidated opening balance sheet and a financial projections for the Business in respect of the next three (3) Fiscal Years;

ii.	the Tilray Brands Year-End Financial Statements and the Borrower Year-end Financial Statements for the immediately preceding Fiscal Year, prepared in accordance with GAAP;

iii.	the Interim Financial Statements for the Borrower and Tilray Brands in respect of the Fiscal Quarter ended August 31, 2022;

iv.	a Compliance Certificate completed by the Borrower and Tilray Brands evidencing compliance with the financial covenants in Section 5.03 required to be complied with as at the ARCA Closing Date;

v.

to the extent not previously satisfied, satisfaction of the Lenders with the terms and conditions of all Material Agreements (including the Supply Agreement and the Shareholders Agreement among the shareholders of the Borrower), and all Material Permits, including the Health Canada Licences and the APHA24 Convertible Notes, the TLRY23 Convertible Notes, and the TLRY HTI Convertible Note;

c.

to the extent not previously delivered, the Agent and the Lenders shall have received an Acceptable Appraisal completed within twelve months of the ARCA Closing Date in respect of the Owned Properties (including the Project Property) confirming market value, alternate use value on a hypothetical best use facility basis, cost to complete approach and comparable transaction approach, and orderly liquidation value in a minimum amount of not less than Ninety-four Million Dollars  ($94,000,000) in the case of the Project Property, together with a letter from applicable  accredited appraiser confirming that the Agent and the Lenders are entitled to rely on each such appraisal;

d.	to the extent not previously satisfied, the Agent shall have completed a site visit to each of the Owned Properties and be satisfied them;

e.	no litigation is pending or threatened in writing against one or more of the Credit Parties that would reasonably be expected to constitute a Material Adverse Change;

f.	no Applicable Law shall be applicable in the judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon this Agreement or the transactions contemplated hereby;

g.

to the extent not previously delivered, the Agent must have received releases and discharges (in registrable form where appropriate) covering all Liens affecting any Property of each Company that are not Permitted Liens;

h.	to the extent not previously delivered, the Agent must have received all Intercreditor Agreements that are required hereunder;

a.

to the extent not previously delivered, if requested by the Agent, the Agent and the Lenders shall have received particulars of any particular material, Permitted Liens, specifically including the assets encumbered thereby and the amounts due thereunder;

b.	to the extent not previously delivered, the property and assets of the Companies shall be insured in accordance with the requirements of this Agreement;

c.	to the extent not previously satisfied, the Credit Parties and the Limited Recourse Guarantors shall have satisfied all requirements of the Agent and each Lender under AML Legislation;

xx.

the Borrower shall have paid, or arrangements have been made to pay on the ARCA Closing Date, all fees and reasonable expenses of the Agent and the Lenders then due in respect of this Agreement and the other Loan Documents, including under the Agency Fee Agreement as supplemented as of the ARCA Closing Date and including the Agent’s reasonable third party legal expenses;

lllllllllllllllllllllllllllllllllllllll.

the Agent and the Lenders shall have received such additional evidence, documents or undertakings as they may reasonably require to complete the transactions contemplated hereby in accordance with the terms and conditions contained herein;

mmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmm.

all  representations and warranties of the Credit Parties and Limited Recourse Guarantors in all Loan Documents, shall be true and correct in all material respects both immediately before and immediately following the ARCA Closing Date as though made on and as of such date unless such representation and warranty expressly refers to a different date; and

nnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnn.	no Default or Event of Default shall have occurred and be continuing on the ARCA Closing Date nor result from the effectiveness of this Agreement or the Loan Documents contemplated hereby.

3.	Undertaking to Release Limited Guarantee by the Parent delivered pursuant to Original Credit Agreement

Upon the effectiveness of this Agreement and satisfaction of the conditions precedent in Section 7.02 (including without limitation the execution and delivery of the Limited Guarantee and the Limited Recourse Guarantee by Aphria), the Limited Guarantee granted by Aphria under the Original Credit Agreement and the obligations of Aphria thereunder shall be automatically deemed to be unconditionally and irrevocably released, terminated and discharged without the need for any further action.  For clarity, the termination of the Parent’s Limited Guarantee shall not impair or release Aphria from any other of its obligations under any other Loan Documents, all of which shall remain in full force and effect.

LI.	VIII- DEFAULT AND REMEDIES

1.	Events of Default

The occurrence of any one or more of the following events, after the expiry of any applicable cure period set out below, shall constitute an event of default under this Agreement (an "Event of Default"):

a.	if the Borrower fails to pay any principal hereunder when due;

b.	if the Borrower fails to pay any Interest payable hereunder within three (3) Business Days after the date such Interest or other amount is due;

c.

if any Credit Party fails to pay any amount (other than amounts referred to in paragraphs (a) and (b) above) under any Loan Document to which it is party within three (3) Business Days after demand for payment thereof from the Agent;

d.

any representation or warranty made or deemed made by or on behalf of any Credit Party or Limited Recourse Guarantor in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed to be made; and, in the case of any incorrect representation or warranty which is capable of being cured, and to the extent such incorrect representation or warranty has not been made intentionally, if such representation and warranty is not corrected within thirty (30) days of the earlier of a Credit Party or Limited Recourse Guarantor becoming aware of such incorrect representation or warranty and notice by the Agent to the Borrower  specifying such default or failure;

e.	The Borrower fails to perform or comply with any of the negative covenants set out in Section 5.02;

f.	any Credit Party is not in compliance with any of the financial covenants set out in Section 5.03;

g.	any Credit Party is not in compliance with any of the covenants set out in Sections 5.01(b), 5.01(c), paragraphs (B),(C), and subparagraphs (ii)-(iv) of Section 5.01(d), or Section 5.01(k)(xiv);

h.

any Credit Party or Limited Recourse Guarantor fails to perform or comply with any of its covenants or obligations contained in this Agreement, the Security or any other Loan Document (other than those set out in paragraphs (a), through (g) above) within thirty (30) days after the earlier of (i) any Credit Party or Limited Recourse Guarantor becoming aware of such non-compliance and (ii) receipt of notice of such non-compliance by the Agent; provided that if such non-compliance is capable of remedy within thirty (30) days and such Credit Party or Limited Recourse Guarantor diligently attempts to remedy such non-compliance and continually informs the Agent of its efforts in this regard, and such non-compliance is remedied within such period, then such non-compliance shall be deemed not to constitute an Event of Default; provided that any failure by Tilray Brands to deliver the financial statements required under Section 5.04(a)(vi) or Section 5.04(a)(vii) in accordance with the terms thereof shall not constitute an Event of Default if such financial statements are filed on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system or the System for Electronic Document Analysis and Retrieval (SEDAR) or any replacement, successor or similar data system within such timeframes as provided under Section 5.04(a)(vi) and Section 5.04(a)(vii);

a.	there is an event of default under any Subordinated Debt (after the expiry of any grace or cure periods relating respectively thereto);

b.

without limiting paragraph (g) immediately above, any one or more of the Credit Parties is in default of any agreement relating to Funded Debt other than the Obligations (after the expiry of any grace or cure periods relating thereto) for an amount equal to or greater than: (a) One Million Dollars ($1,000,000) in the aggregate for the Companies; and (b) Ten Million Dollars ($10,000,000) in the aggregate for Aphria, if the effect is to cause or permit the acceleration of the due date of that Funded Debt;

c.

any one or more of the Credit Parties is in default in the payment of any indebtedness in excess of: (a) One Million Dollars ($1,000,000) in the aggregate for the Companies; (b) Ten Million Dollars ($10,000,000) in the aggregate for Aphria; and (c) Fifty Million Dollars ($50,000,000) in the aggregate for Tilray Brands, under any Material Agreements or there is otherwise a default under a Material Agreement that continues without being waived after any applicable grace period specified in the Material Agreement, if the effect of the default (if not waived) is to terminate the Material Agreement, or if a Credit Party or Tilray Brands as applicable, agrees to the surrender of any Material Agreement or any Material Agreement is otherwise terminated prior to the expiry date expressly set out therein, unless within thirty (30) days of termination or surrender, such agreement is replaced with a replacement agreement as contemplated in Section 5.02(o));

xx.

an Insolvency Event occurs in respect of any Limited Recourse Guarantor (other than Aphria, to the extent it is a Limited Recourse Guarantor) to the extent it constitutes a Material Adverse Change, or an Insolvency Event occurs in respect of any Credit Party (including Aphria to the extent it is a Limited Recourse Guarantor and Tilray Brands in its capacity as a Limited Guarantor as applicable);

lllllllllllllllllllllllllllllllllllllll.

any Person takes possession of any Property of one or more of the Companies valued in excess of One Million Dollars ($1,000,000) in the aggregate, by way of or in contemplation of enforcement of security; or a distress or execution or similar process is levied or enforced against any such Property; except to the extent that: such matter is being diligently contested and in good faith by such Company in good faith and on reasonable grounds; such Company provides the Agent with all information relating to such matter as it may reasonably request from time to time; a reserve satisfactory to the Required Lenders has been established;

mmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmm.

one or more final judgments or decrees for the payment of money shall have been obtained or entered against any one or more of the Credit Parties in excess of: (a) One Million Dollars ($1,000,000) in the aggregate for the Companies; (b) Ten Million Dollars ($10,000,000) in the aggregate for Aphria; and (c) Fifty Million Dollars ($50,000,000) in the aggregate for Tilray Brands and such judgment or decree for the payment of money shall not be paid, discharged, vacated, bonded or stayed within thirty (30) days;

nnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnn.

any Governmental Authority shall take any action to condemn (which is not dismissed or stayed within thirty (30) days of such action being taken) or seize or appropriate any property of any Credit Party that is material to the financial condition, business or operations of the Credit Parties taken as a whole;

ooooooooooooooooooooooooooooooooooooooo.

any Loan Document or any material provision thereof is or is declared by any court of competent jurisdiction to be unenforceable, or any Credit Party or Limited Recourse Guarantor terminates or purports to terminate its liability under any Loan Document or disputes the validity or enforceability of such Loan Document;

ppppppppppppppppppppppppppppppppppppppp.

all or any part of the Security granted by a Credit Party or the Limited Recourse Guarantor ceases to constitute a valid First-Ranking Security Interest in respect of the property intended to be subject thereto;

qqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqq.

the Borrower ceases to be a Subsidiary of Aphria (except as a result of an amalgamation or merger with another Credit Party or a winding-up into another Credit Party), unless the Lenders in their discretion otherwise agree in writing;

rrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrr.	the Cannabis Act is repealed and is not immediately replaced with substantially similar legislation;

sssssssssssssssssssssssssssssssssssssss.

any Cannabis Authorization shall (i) expire or be revoked, terminated or cancelled, and in any such case not immediately replaced, renewed or reinstated on comparable terms or (ii) be modified in any materially adverse fashion;

ttttttttttttttttttttttttttttttttttttttt.	a Change of Control occurs;

e.

any report of the auditors of Tilray Brands in the Tilray year-end Financial Statements contains a going-concern qualification or other materially adverse qualification relating to the creditworthiness of the Credit Parties on a consolidated basis; or

f.

the termination or amendment of the Supply Agreement, or the termination of any other Material Agreement unless within thirty (30) days of termination, such agreement is replaced with a replacement agreement as contemplated in Section 5.02(o);  or

j.	an event occurs which in the reasonably opinion of the Required Lenders constitutes a Material Adverse Change.

2.	Acceleration; Additional Interest

a.	Upon the occurrence of an Insolvency Event, the Obligations shall become immediately due and payable, without the necessity of any demand upon or notice to the Credit Parties by the Agent.

b.

Upon the occurrence and during the continuation of any Event of Default other than an Insolvency Event, the Agent shall, if instructed of the Required Lenders, issue a written notice to the Borrower (an "Acceleration Notice") declaring all of the Obligations to be immediately due and payable.

c.

At any time on or after the Acceleration Date the Agent may exercise any and all rights and remedies hereunder and under any other Loan Documents, including the enforcement of all or any portion of the Security.

d.

From and after the date of the occurrence of an Event of Default and for so long as such Event of Default continues, both before and after the Acceleration Date, all Outstanding Advances shall bear interest or fees at the rates otherwise applicable plus two percent (2%) per annum in order to compensate the Lenders for the additional risk.

3.	Reserved

4.	Combining Accounts, Set-Off

Upon the occurrence and during the continuation of Event of Default, in addition to and not in limitation of any rights now or hereafter granted under applicable law, each Lender may without notice to any Credit Party at any time and from time to time:

a.

combine, consolidate or merge any or all of the deposits or other accounts maintained with such Lender by any Company (whether term, notice, demand or otherwise and whether matured or unmatured) and such Company's obligations to such Lender hereunder; and

b.	set-off, apply or transfer any or all sums standing to the credit of any such deposits or accounts in or towards the satisfaction of such obligations.

5.	Appropriation of Monies

After the occurrence and during the continuation of an Event of Default, the Agent may from time to time, but subject to Section 9.03, apply any Proceeds of Realization of the Security against any portion or portions of the Obligations, and the Borrower may not require any different application.  The taking of a judgment or any other action or dealing whatsoever by the Agent or the Lenders in respect of the Security shall not operate as a merger of any of the Obligations hereunder or in any way affect or prejudice the rights, remedies and powers which the Agent or the Lenders may have, and the foreclosure, surrender, cancellation or any other dealing with any Security or the said obligations shall not release or affect the liability of the Borrower or any other Person in respect of the remaining portion of the Obligations.

6.	No Further Advances

The Lenders shall not be obliged to make any further Advances (including honouring any cheques drawn by the Borrower which are presented for payment) from and after the earliest to occur of the following: (i) delivery by the Agent to the Borrower of a written notice that an Event of Default has occurred and is continuing and that as a result thereof no further Advances will be made (whether or not such notice also requires immediate repayment of the Obligations); (ii) the occurrence of an Insolvency Event; and (iii) receipt by the Agent or any Lender of any garnishment notice or other notice of similar effect in respect of any Company pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada) or any similar notice under any other statute in effect in any jurisdiction.

7.	Remedies Cumulative

All rights and remedies granted to the Agent and the Lenders in this Agreement, subject to applicable cure periods hereunder, if any,  and any other documents or instruments in existence between the parties or contemplated hereby, and any other rights and remedies available to the Agent and the Lenders at law or in equity, shall be cumulative. The exercise or failure to exercise any of the said remedies shall not constitute a waiver or release thereof or of any other right or remedy, and shall be non-exclusive.

8.	Performance of Covenants by Agent

If any Company fails to perform any covenant or obligation to be performed by them pursuant to this Agreement, the Agent may in its sole discretion, after written notice to the Borrower, perform any of the said obligations but shall be under no obligation to do so; and any amounts reasonably expended or advanced by the Agent for such purpose shall be payable by the Borrower upon demand together with interest at the rate applicable to Canadian Prime Rate Loans under Facility A.

LI.	IX- THE AGENT AND THE LENDERS

1.	Lenders' Decisions

a.

Any amendment to this Agreement relating to the following matters, and the granting of any waiver or consent by the Lenders in respect of such matters, shall require the unanimous agreement of the Lenders:

i.	changes to the interest rates and fees payable in respect of Facility A;

ii.	increases in the maximum amount of credit available under Facility A;

iii.	extensions of the Maturity Date;

iv.	changes to the scheduled dates or the scheduled amounts for Repayments hereunder;

v.	releases of all or any portion of the Security, except to the extent provided in paragraph (c) below;

vi.	the definitions of "Required Lenders" and "Proportionate Share" in Section 1.01;

vii.	any provision of this Agreement which expressly states that the unanimous consent of the Lenders is required in connection with any action to be taken or consent to be provided by the Lenders; and

viii.	this Section 9.01.

b.

Except for the matters described in paragraph (a) above, any amendment to this Agreement shall be effective if made among the Credit Parties, the Agent and the Required Lenders, and for greater certainty any such amendment which is agreed to by the Required Lenders shall be final and binding upon all Lenders.

c.

The Agent may from time to time without notice to or the consent of the Lenders execute and deliver partial releases of the Security in respect of any item of Collateral (whether or not the proceeds of sale thereof are received by the Agent) which the Credit Parties or Limited Recourse Guarantor are permitted to dispose of pursuant to this Agreement without obtaining the prior written consent of the Lenders; and in releasing any such security the Agent may rely upon and assume the correctness of all information contained in any certificate or document provided by any Credit Party, without further enquiry. Otherwise, any release or discharge in respect of the Security shall require the written consent of all of the Lenders, acting reasonably

d.

Except for the matters which require the unanimous consent of the Lenders as set out in the foregoing paragraphs of this Section 9.01, and except as otherwise specifically provided in this Agreement, any action to be taken or decision to be made by the Lenders pursuant to this Agreement (specifically including for greater certainty the issuance of written notice to the Borrower of the occurrence of an Event of Default, the issuance of a demand for payment of the Obligations, a decision to make an Advance despite any condition precedent relating thereto not being satisfied, the provision of any waiver in respect of a breach of any covenant or the granting of any consent) shall be effective if approved by the Required Lenders; and any such decision or action shall be final and binding upon all the Lenders.

e.

Any action to be taken or decision to be made by the Lenders pursuant to this Agreement which is required to be unanimous shall be made either (i) at a meeting of the Lenders called by the Agent pursuant to Section 9.06(l) or (ii) by a written instrument executed by all of the Lenders.  Any action to be taken or decision to be made by the Lenders pursuant to this Agreement which is required to be made by the Required Lenders shall be made either (i) at a meeting of the Lenders called by the Agent pursuant to Section 9.06(l) or (ii) by a written instrument executed by the Required Lenders. Any such instrument may be executed by pdf and in counterparts.

f.

By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10 of the CBA Model Provisions, as the case may be, any Affiliate of such Lender (“Lender Affiliate”) with whom the Borrower or any other Company has entered into an agreement creating Hedging Obligations or other Obligations under Service Agreements or any other transactions not made under this Agreement if it is agreed by the Borrower and the Agent acting on the instructions of the Required Lenders that those debts, liabilities and obligations shall be secured, shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Security as more fully set forth in Section 9.02.  Without limiting the generality of the foregoing, (i) each such Lender Affiliate shall, for the avoidance of doubt, be deemed to have agreed to the provisions of Section 9.04(c) and (ii) no such Lender Affiliate shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Security (including the release or impairment of any Security).  Notwithstanding any other provision of this Article 9 to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to Hedging Obligations or Obligations in respect of Service Agreements, or any other approved transactions unless the Agent has received written notice of such obligations, together with such supporting documentation as the Agent may request, from the applicable Lender or Lender Affiliate.

2.	Security

a.

Except to the extent provided in paragraph (b) below, the Security shall be granted in favour of and held by the Agent for and on behalf of the Lenders in accordance with the provisions of this Agreement. The Agent shall, in accordance with its usual practices in effect from time to time, take all steps required to perfect and maintain the Security, including: taking possession of the certificates representing the securities required to be pledged hereunder; filing renewals and change notices in respect of such Security; and ensuring that the name of the Agent is noted as loss payee or mortgagee on all property insurance policies covering the Property of the Companies. If the Agent becomes aware of any matter concerning the Security which it considers to be material, it shall promptly inform the Lenders.  The Agent shall comply with all instructions provided by the Lenders in connection with the enforcement or release of the Security which it holds.  The Agent agrees to permit each Lender to review and make photocopies of the original documents comprising the Security from time to time upon reasonable notice.

b.

Any security which may be granted by a Credit Party in favour of any Lender directly in respect of the Obligations (such as but not limited to security granted in favour of any Lender under the Bank Act (Canada)) shall be deemed to constitute part of the Security.  Each Lender which holds any such item of security agrees that it shall not enforce such security unless and until the Required Lenders have made a determination to enforce the Security pursuant to Section 9.01(d), and such Lender agrees to remit to the Agent all amounts received by it in connection with the enforcement thereof.  All such amounts shall be deemed to constitute Proceeds of Realization and shall be dealt with as provided in Section 9.03.

c.	[Reserved]

d.

On or before the Maturity Date, the Borrower shall (i) unwind all Hedging Agreements (and pay all applicable unwinding costs in respect thereof) with the Lenders and Affiliates of the Lenders; or (ii) provide cash collateral in favour of the Agent in respect of all outstanding Hedging Agreements in an amount satisfactory to the Agent. For greater certainty, the Agent shall have no obligation to release all or any portion of the Security unless and until all Hedging Agreements are terminated or such cash collateral is provided in respect thereof.

e.

Notwithstanding the rights of an Affiliate of a Lender or a Former Lender to benefit from the Security in respect of the Hedging Obligations, all decisions concerning the Security and the enforcement thereof shall be made by the Lenders or the Required Lenders in accordance with this Agreement and no Affiliate of a Lender nor a Former Lender to whom Hedging Obligations are owed from time to time shall have any additional right to influence the Security or the enforcement of the Security as a result of holding Hedging Obligations.

3.	Application of Proceeds of Realization

a.

Subject to paragraph 9.03(b) below but notwithstanding any other provision of this Agreement, the Proceeds of Realization of the Security or any portion thereof shall be distributed in the following order:

i.

first, in payment of all reasonable out of pocket costs and expenses incurred by the Agent and the Lenders in connection with such realization, including reasonable legal, accounting and receivers' fees and disbursements;

ii.	second, against the remaining Obligations (except those referred to in paragraph (iii) below), on a pari passu basis among the Lenders to whom such Obligations are payable;

iii.	third, to pay any Obligations owed to Non-Funding Lenders, on a pari passu basis among the Non-Funding Lenders to whom such Obligations are payable; and

iv.	fourth, if all obligations of the Borrower listed above have been paid and satisfied in full, any surplus Proceeds of Realization shall be paid in accordance with Applicable Law.

b.

If an Event of Default shall have occurred, until all obligations of the Lenders are paid in full in cash and all Hedging Obligations have been discharged or cash collateralized and all Commitments have been terminated, all payments or proceeds received by the Agent under this Agreement or any other  Loan Document in respect of any of the Obligations, including, but not limited to any and all proceeds received by the Agent in respect of any sale, any collection from, or other realization upon all or any part of the Security (including the Proceeds of Realization of the Security or any portion thereof)  and any payment, property or distribution received in respect of the Obligations during or in connection with any case or proceeding under any Insolvency Legislation, shall be applied in full or in part as follows:

i.	first, to the payment of reasonable out-of-pocket fees, costs and expenses, including legal fees, of the Agent payable or reimbursable by the Lenders under the Loan Documents;

ii.

second, to the payment of all Obligations under Facility A and all Hedging Obligations (including accrued and unpaid interest, principal of the Outstanding Advances thereunder, including interest accrued at the default rate and swap breakage costs) on a pari passu basis  (except those referred to in paragraph 10.03(b)(iv) below);

iii.	fourth, to payment of any other amounts for payment of any other Obligations on a pari passu basis (except those referred to in paragraph 9.03(b)(iv) below);

iv.	fifth, to pay any Obligations owed to Non-Funding Lenders, on a pari passu basis among the Non-Funding Lenders to whom such Obligations are payable; and

v.	sixth, if all obligations of the Borrower listed above have been paid and satisfied in full, any surplus Proceeds of Realization shall be paid in accordance with Applicable Law.

c.

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, subject to the provisions of the following sentence, and (B) each of the Lenders entitled to payment under any category shall, if applicable, receive an amount equal to its pro rata share of amounts available to be applied in such category. For purposes of this section, the obligations to be satisfied in each of clause first through fifth shall include of all amounts owing under the Loan Documents according to the terms thereof with respect to the category of obligations described therein, including in each case all applicable loan fees, service fees, professional fees and interest (and specifically including interest accrued after the commencement of any Insolvency Event), default interest calculated at default rates, interest on interest, indemnification obligations, expense reimbursements and other charges, in each case whether or not accruing or incurred after the occurrence or commencement of an Insolvency Event and whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Event.

d.

Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be required to) in reliance upon such assumption, distribute to the applicable Lenders the amount due.  With respect to any payment that the Agent makes to any Lender as to which the Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made the corresponding payment to the Agent; (2) the Agent has made a payment in excess of the amount(s) received by it from the Borrower either individually or in the aggregate (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

4.	Payments by Agent

a.	The following provisions shall apply to all payments made by the Agent to the Lenders hereunder:

i.

the Agent shall be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Agent from the Borrower;

ii.

if the Agent receives a payment of principal, interest, fees or other amount owing by the Borrower under Facility A which is less than the full amount of any such payment due, the Agent shall distribute such amount received among the Lenders under Facility A in each Lender's Proportionate Share thereof;

iii.

if any Lender has advanced more or less than its Proportionate Share of Facility A, such Lender's entitlement to a payment of principal, interest, fees or other amount owing by the Borrower under Facility A shall be increased or reduced, as the case may be, to reflect the amount actually advanced by such Lender;

iv.

if a Lender's Proportionate Share of an Advance under Facility A has been advanced for less than the full period to which any payment by the Borrower relates, such Lender's entitlement to receive a portion of any payment of interest or fees under Facility A shall be reduced in proportion to the length of time such Lender's Proportionate Share has actually been outstanding (unless such Lender has paid all interest required to have been paid by it to the Agent pursuant to the CBA Model Provisions);

v.

the Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and such determination shall be deemed to be prima facie correct;

vi.	upon request, the Agent shall deliver a statement detailing any of the payments to the Lenders referred to herein;

vii.	all payments by the Agent to a Lender hereunder shall be made to such Lender at its address set out herein unless notice to the contrary is received by the Agent from such Lender; and

viii.

if the Agent has received a payment from the Borrower on a Business Day (not later than the time required for the receipt of such payment as set out in this Agreement) and fails to remit such payment to any Lender entitled to receive its Proportionate Share of such payment on such Business Day, the Agent agrees to pay interest on such late payment at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation.

b.

The Agent may in its sole discretion from time to time make adjustments in respect of any Lender's share of an Advance, Conversion, Rollover or Repayment under Facility A in order that the Outstanding Advances due to such Lender under Facility A shall be approximately in accordance with such Lender's Proportionate Share of Facility A.

c.

Notwithstanding anything to the contrary in this Agreement, if at any time the Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the rate determined by the Agent in accordance with banking industry rules on interbank compensation.  Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. The Agent shall inform each Lender that received a Rescindable Amount promptly upon determining that any payment made to such person comprised, in whole or in part, a Rescindable Amount.  Each Person’s obligations, agreements and waivers under this Section 9.04(c) shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

5.	Protection of Agent

a.

Unless the Agent has actual knowledge or actual notice to the contrary, it may assume that each Lender's address set out in Exhibit "A" attached hereto is correct, unless and until it has received from such Lender a notice designating a different address.

b.

The Agent may engage and pay for the advice or services of any lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained (and to the extent that such costs are not recovered from the Borrower pursuant to this Agreement, each Lender agrees to reimburse the Agent in such Lender's Proportionate Share of such costs).

c.

Unless the Agent has actual knowledge or actual notice to the contrary, it may rely as to matters of fact which might reasonably be expected to be within the knowledge of any Credit Party upon a statement contained in any Loan Document.

d.	Unless the Agent has actual knowledge or actual notice to the contrary, it may rely upon any communication or document believed by it to be genuine.

e.

The Agent may refrain from exercising any right, power or discretion vested in it under this Agreement unless and until instructed by the Required Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised (provided that such instructions shall be required to be provided by all of the Lenders in respect of any matter for which the unanimous consent of the Lenders is required as set out herein).

f.

The Agent may refrain from exercising any right, power or discretion vested in it which would or might in its sole and unfettered opinion be contrary to any law of any jurisdiction or any directive or otherwise render it liable to any Person, and may do anything which is in its opinion in its sole discretion necessary to comply with any such law or directive.

g.

The Agent may refrain from acting in accordance with any instructions of the Required Lenders to begin any legal action or proceeding arising out of or in connection with this Agreement or take any steps to enforce or realize upon any Security, until it shall have received such security as it may reasonably require (whether by way of payment in advance or otherwise) against all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions.

h.

The Agent shall not be bound to disclose to any Person any information relating to the Credit Parties or any Related Person if such disclosure would or might in its opinion in its sole discretion constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person.

a.

The Agent shall not accept any responsibility for the accuracy and/or completeness of any information supplied in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of any Loan Document and shall not be under any liability to any Lender as a result of taking or omitting to take any action in relation to any Loan Document except in the case of the Agent's gross negligence or wilful misconduct.

6.	Duties of Agent

The Agent shall:

a.

as a non-fiduciary agent for the Borrower, maintain a record of the Outstanding Advances owing to each Lender, which record shall conclusively be presumed to be correct and accurate, absent manifest error;

b.	hold and maintain the Security to the extent provided in Section 9.02;

c.

provide to each Lender copies of all financial information received from the Borrower promptly after receipt thereof, and copies of any Draw Requests, Conversion Notices, Rollover Notices, Repayment Notices and other notices received by the Agent from the Borrower upon request by any Lender;

d.	promptly advise each Lender of Advances required to be made by it hereunder and disburse all Repayments to the Lenders hereunder in accordance with the terms of this Agreement;

e.	promptly notify each Lender of the occurrence of any Event of Default of which the Agent has actual knowledge or actual notice;

f.

at the time of engaging any agent, receiver, receiver-manager, consultant, monitor or other party in connection with the Security or the enforcement thereof, obtain the agreement of such party to comply with the applicable terms of this Agreement in carrying out any such enforcement activities and dealing with any Proceeds of Realization;

g.	account for any monies received by it in connection with this Agreement, the Security and any other agreement delivered in connection herewith or therewith;

h.

each time the Borrower requests the written consent of the Lenders in connection with any matter, use its best efforts to obtain and communicate to the Borrower the response of the Lenders in a reasonably prompt and timely manner having due regard to the nature and circumstances of the request;

a.

give written notice to the Borrower in respect of any other matter in respect of which notice is required in accordance with or pursuant to this Agreement, promptly or promptly after receiving the consent of the Lenders, if required under the terms of this Agreement;

b.	except as otherwise provided in this Agreement, act in accordance with any instructions given to it by the Required Lenders;

c.

refrain from exercising any right, power or discretion vested in it under this Agreement or any document incidental thereto if so instructed by the Required Lenders (in respect of any matter which requires the consent of the Required Lenders), or by all of the Lenders (in respect of any matter which requires the unanimous consent of the Lenders); and

xx.	call a meeting of the Lenders at any time not earlier than five (5) days and not later than thirty (30) days after receipt of a written request for a meeting provided by any Lender.

7.	Lenders' Obligations Several; No Partnership

The obligations of each Lender under this Agreement are several.  The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders of any of their respective obligations hereunder. No Lender shall be responsible for the obligations of any other Lender hereunder. Neither the entering into of this Agreement nor the completion of any transactions contemplated herein shall constitute the Lenders a partnership.

8.	Sharing of Information

The Agent and the Lenders may share among themselves any information they may have from time to time concerning the Credit Parties whether or not such information is confidential; but shall have no obligation to do so (except for any obligations of the Agent to provide information to the extent required in this Agreement).

9.	Acknowledgement by Borrower

Each Credit Party hereby acknowledges notice of the terms of the provisions of this ARTICLE IX and agrees to be bound hereby to the extent (if any) of its obligations hereunder.

10.	Amendments to ARTICLE IX

The Agent and the Lenders may amend any provision in this ARTICLE IX, except Section 9.01, without prior notice to or the consent of the Borrower, and the Agent shall provide a copy of any such amendment to the Borrower reasonably promptly thereafter; provided however if any such amendment would materially adversely affect any rights, entitlements, obligations or liabilities of the Borrower, such amendment shall not be effective until the Borrower provides their written consent thereto, such consent not to be unreasonably withheld or arbitrarily delayed.

11.	Deliveries, etc.

As between the Credit Parties on the one hand, and the Agent and the Lenders on the other hand:

a.

all statements, certificates, consents and other documents which the Agent purports to deliver to a Credit Party on behalf of the Lenders shall be binding on each of the Lenders, and none of the Credit Parties shall be required to ascertain or confirm the authority of the Agent in delivering such documents;

b.

all certificates, statements, notices and other documents which are delivered by a Credit Party to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders; and

c.	all payments which are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders.

12.	Agency Fees

a.

The Borrower hereby jointly and severally agree to pay to the Agent an annual agency fee in such amount as may be agreed in writing from time to time between the Borrower and the Agent, payable on the ARCA Closing Date and annually on each anniversary date thereafter during the term of this Agreement, together with such additional fees as may be provided for in the Agency Fee Agreement.

b.	Each Lender which assigns its interests to another Person agrees to pay an assignment fee of Five Thousand Dollars ($5,000) to the Agent.

13.	Non-Funding Lender

a.

Each Non-Funding Lender shall be required to provide to the Agent, immediately upon receipt of a written request from the Agent cash in an amount, as shall be determined from time to time by the Agent in its discretion, equal to all other obligations of such Non-Funding Lender to the Agent that are owing or may become owing pursuant to this Agreement, including, without limitation, such Non-Funding Lender's obligation to pay its Proportionate Share of any indemnification or expense reimbursement amounts not paid by the Borrower. Such cash shall be held by the Agent in one or more accounts in the name of the Agent and shall not be required to be interest-bearing. The Agent shall be entitled to apply such cash from time to time in satisfaction of all or any portion of such obligations of such Non-Funding Lender, as determined by the Agent in its discretion.

b.

The Agent shall be entitled to set off any Non-Funding Lender's Proportionate Share of all payments received from the Borrower against such Non-Funding Lender's obligations to fund payments and Advances required to be made by it and to purchase participations required to be purchased by it in each case under this Agreement and the other Loan Documents. The Agent shall be entitled to withhold and deposit in one or more non-interest bearing accounts in the name of the Agent all amounts (whether principal, interest, fees or otherwise) received by the Agent from the Borrower and due to such Non-Funding Lender pursuant to this Agreement, which amounts shall be used by the Agent (A) first, to reimburse the Agent for any amounts owing to it by such Non-Funding Lender pursuant to this Agreement or any other Loan Document, (B) second, to reimburse the other Lenders in respect of any Advances which may have been made by them in their discretion in order to fund, in whole or in part, any shortfall in Advances which were required to have been made by such Non-Funding Lender (and to the extent that any said Advance made by a Lender is so reimbursed, such Advance shall be deemed to have been assigned by such Lender to the Non-Funding Lender), (C) third, to be held in such account and applied by the Agent from time to time against all other obligations of such Non-Funding Lender to the Agent owing pursuant to this Agreement in such amount as shall be determined from time to time by the Agent in its discretion including, without limitation, such Non-Funding Lender's obligation to pay its Proportionate Share of any indemnification or expense reimbursement amounts not paid by the Borrower, and (D) fourth, at the Agent's discretion, to fund from time to time such Non-Funding Lender's Proportionate Share of Advances under Facility A.

c.

A Non-Funding Lender shall have no voting or consent rights with respect to matters under this Agreement or the other Loan Documents, unless and until it is no longer a Non-Funding Lender. Accordingly, the Commitments and the aggregate unpaid principal amount of the Advances owing to any Non-Funding Lender shall be disregarded in the determination of the Required Lenders.

d.

Neither the Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender (including, without limitation, a Non-Funding Lender) for any action taken or omitted to be taken by them in connection with amounts payable by the Borrower to a Non-Funding Lender and received by the Agent and applied in accordance with the provisions of this Agreement, save and except for the negligence or wilful misconduct of the Agent as determined by a final non-appealable judgment of a court of competent jurisdiction.

14.	Erroneous Payments

a.

If the Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause 9.14(b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause 9.14(a) shall be conclusive, absent manifest error.

b.

Without limiting immediately preceding clause 9.14(a), each Lender or any Person who has received funds on behalf of a Lender, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

i.

it acknowledges and agrees that (A) in the case of immediately preceding clauses 9.14(b)(x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause 9.14(b)(z)), in each case, with respect to such payment, prepayment or repayment; and

ii.

such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses 9.14(b)(x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 9.14(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.

c.

Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause 9.14(a).

d.

i.

In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause 9.14(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption agreement (or, to the extent applicable, an agreement incorporating an assignment and assumption agreement by reference pursuant to an approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Advances to the Borrower or the Agent (but the failure of such Person to deliver any such promissory notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

ii.

Notwithstanding Section 10(b)(v) of the CBA Model Provisions (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

e.

The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses 9.14(e)(x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from (i) the Borrower or any other Credit Party or (ii) the Proceeds of Realization from the enforcement of one or more of the Loan Documents against or in respect of one or more of the Credit Parties, in each case, for the purpose of making such Erroneous Payment.

f.

To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

g.

Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

LI.	X - GUARANTEE

1.	Guarantee

Each Guarantor hereby unconditionally, absolutely and irrevocably guarantees the full and punctual payment to the Agent and the Lenders as and when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all of the Obligations of the Borrower in the same currency as the currency of such Obligations, whether for principal, interest, fees, expenses, indemnities or otherwise.

2.	Nature of Guarantee

The agreement of each Guarantor under Section 10.01 shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment when due and not of collection, and shall remain in full force and effect until all Obligations (if applicable, of the other Borrower) have been paid in full, all of its obligations under this ARTICLE X have been paid in full and any and all commitments, actual or contingent, of the Agent and the Lenders to the Borrower have been permanently terminated. Each Guarantor guarantees that the Obligations (if applicable, of the other Borrower) will be paid strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent and the Lenders with respect thereto (provided it shall not be in breach of any such law, regulation or order by doing so).

3.	Liability Not Lessened or Limited

Subject to the provisions hereof, the liability of the Guarantors under this ARTICLE X shall be absolute, unconditional and irrevocable irrespective of, and without being lessened or limited by:

a.	any lack of validity, legality, effectiveness or enforceability of any of the agreements or instruments evidencing any of the Obligations of the Borrower;

b.	the failure of the Agent or any Lender:

i.

to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person (including any other guarantor) under the provisions of any of the agreements or instruments evidencing any of the Obligations of the Borrower, or otherwise, or

ii.	to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Obligations of the Borrower;

c.

any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower, or any other extension, compromise, indulgence or renewal of any Obligations of the Borrower;

d.

any reduction, limitation, variation, impairment, discontinuance or termination of the Obligations of the Borrower for any reason (other than by reason of any payment which is not required to be rescinded), including any claim of waiver, release, discharge, surrender, alteration or compromise, and shall not be subject to (and the Borrower hereby waive any right to or claim of) any defence or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Obligations of the Borrower or otherwise (other than by reason of any payment which is not required to be rescinded);

e.

any amendment to, rescission, waiver or other modification of, or any consent to any departure from, any of the terms of any of the agreements or instruments evidencing any of the Obligations of the Borrower or any other guarantees or security;

f.

any addition, exchange, release, discharge, renewal, realization or non-perfection of any collateral security for the Obligations of the Borrower or any amendment to, or waiver or release or addition of, or consent to departure from, any other guarantee held by the Agent or any Lender as security for any of the Obligations of the Borrower;

g.

the loss of or in respect of or the unenforceability of any other guarantee or other security which the Agent or any Lender may now or hereafter hold in respect of the Obligations of the Borrower, whether occasioned by the fault of the Agent or any Lender or otherwise;

h.

any change in the name of the Borrower or any Guarantor, its Constating Documents, including the articles of incorporation, partnership agreement, capital structure, capacity or constitution of any such Credit Party, the bankruptcy or insolvency of any Credit Party, the sale of any or all of the business or assets of any Credit Party or any Credit Party being consolidated, merged or amalgamated with any other Person;

a.	any payment received on account of the Obligations of the Borrower by the Agent or any Lender that it is obliged to repay pursuant to any Applicable Law or for any other reason; or

b.	any other circumstance which might otherwise constitute a defence available to, or a legal or equitable discharge of, the Borrower, any surety or any guarantor.

4.	Agent not Bound to Exhaust Recourse

The Agent shall not be bound to pursue or exhaust its recourse against the Borrower or others or any security or other guarantees it may at any time hold before being entitled to payment under this ARTICLE X from the Borrower or to enforce its rights against the Borrower under the Security to which the Borrower is a party.

5.	Enforcement

Upon any of the Obligations of the Borrower becoming due and payable, each of the Guarantor shall, upon demand by the Agent, forthwith pay to the Agent in immediately available funds at the address of the Agent set forth herein the total amount of the Obligations of each of the Borrower and the Agent may forthwith enforce its rights against each of the Credit Parties under the Security to which each is a party and the Agent shall apply the sums so paid and realized in such manner as provided for herein.  A written statement of the Agent as to the amount of the Obligations of the Borrower remaining unpaid to the Agent and the Lenders at any time shall be prima facie evidence against each Guarantor, absent manifest error, as to the amount of the Obligations of the Borrower remaining unpaid to the Agent and the Lenders at such time.

6.	Guarantee in Addition to Other Security

The guarantees contained in this ARTICLE X shall be in addition to and not in substitution for any other guarantee or other security which the Agent may now or hereafter hold in respect of the Obligations of the Borrower, and the Agent shall be under no obligation to marshal in favour of the Borrower any other guarantee or other security or any moneys or other assets which the Agent may be entitled to receive or may have a claim upon.

7.	Reinstatement

The guarantees contained in this ARTICLE X and all other terms of this ARTICLE X shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations of the Borrower is rescinded or must otherwise be returned or restored by the Agent or any Lender by reason of the insolvency, bankruptcy or reorganization of the Borrower or for any other reason not involving the gross negligence or wilful misconduct of the Agent or any Lender, all as though such payment had not been made.

8.	Waiver of Notice, etc.

To the extent permitted by Applicable Law, each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Borrower and this Agreement.

9.	Subrogation Rights

Except to the extent necessary to preserve their rights, none of the Guarantors will exercise any rights which it may acquire by way of subrogation under this Agreement, by any payment made hereunder or otherwise, until the prior satisfaction in full of all of the Obligations of the Borrower.  Any amount paid to any Guarantor on account of any such subrogation rights prior to the satisfaction in full of all Obligations of the Borrower shall be held in trust for the benefit of the Agent and the Lenders and shall immediately be paid to the Agent and credited and applied against the Obligations of the Borrower, whether matured or unmatured; provided, however, that if:

a.	any Guarantor has made payment to the Agent of all or any part of the Obligations of the Borrower, and

b.	the Termination Date has occurred,

the Agent agrees that, at such Guarantor’s request, the Agent will execute and deliver to such Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations of the Borrower resulting from such payment by such Guarantor.

10.	Postponement and Subordination of Claims

If and for so long as an Event of Default has occurred and is continuing, each Guarantor agrees to postpone any and all claims it may have against the Borrower to the claims of the Agent and the Lenders against the Borrower, and agrees to refrain from taking any action or commencing any proceeding against the Borrower or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise, to recover any amounts in respect of payments made hereunder to the Agent, although a Guarantor may take such actions as may be necessary to preserve their claims against the other Credit Parties.  The Borrower agrees that, if and for so long as an Event of Default has occurred and is continuing, all indebtedness and liabilities owing by any Guarantor to the Borrower shall be subordinate and junior in right of payment to the payment in full, in cash or cash equivalents of all of the Obligations of the Borrower.  In the event any payments are made by a particular Guarantor in contravention of the preceding sentences, the relevant Guarantor shall hold the amount so received in trust for the Agent and the Lenders and shall forthwith pay such amount to the Agent.

11.	Advances After Certain Events

All advances, renewals and credits made or granted by the Agent and the Lenders to or for the Borrower hereunder after the bankruptcy or insolvency of the Borrower, but before the Agent and the Lenders have received notice thereof, shall be deemed to form part of the Obligations of the Borrower, and all advances, renewals and credits obtained from the Agent and the Lenders by or on behalf of the Borrower hereunder shall be deemed to form part of the Obligations of the Borrower, notwithstanding any lack or limitation of power, incapacity or disability of the Borrower or of the directors or agents thereof and notwithstanding that the Borrower may not be a legal entity and notwithstanding any irregularity, defect or informality in the obtaining of such advances, renewals or credits, whether or not the Agent and the Lenders have knowledge thereof.

LI.	XI - CBA MODEL PROVISIONS

1.	CBA Model Provisions Incorporated by Reference

The CBA Model Provisions (except for the footnotes contained therein) form part of this Agreement and are incorporated herein by reference, subject to the following variations:

a.

Each term set out below which is used as a defined term in the CBA Model Provisions shall be deemed to have been replaced as set out below; and for greater certainty the said replacement term shall have the meaning ascribed thereto in Section 1.01 of this Agreement:

●	"Administrative Agent" shall be replaced by "Agent";

●	"Applicable Percentage" shall be replaced by "Proportionate Share";

●	"Borrower" shall mean all or any of the Borrower as the context requires;

●

“Lending Office” and “lending office,” which are used but not defined in the CBA Model Provisions, shall mean, as to any Lender, the office or offices from which it makes Advances and receives payments pursuant to this Agreement from time to time;

●	"Loans" shall be replaced by "Advances";

●	"Obligors" shall be replaced by "Credit Parties";

●	"Provisions" shall be replaced by "CBA Model Provisions";

b.

Paragraph (c) of the defined term “Applicable Law” is deleted and replaced with the following: “(c) any regulatory policy, practice, request, guideline or directive (including, but not limited to any policy, practice, guideline or directive of the US Treasury’s Office of Foreign Assets Control), but if any of the foregoing shall not have the force of law, it shall only constitute Applicable Law to the extent compliance therewith is generally regarded as mandatory by the Persons to whom it applies or is addressed or in accordance with prudent industry practice”;

c.	Paragraph (a) of the definition of “Change in Law” in the Provisions is deleted and replaced with the following:

“(a) the phase-in, adoption or taking effect of any Applicable Law”;

and adding the following provision, at the end of the definition of Governmental Authority in the last line:

“Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Bank Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.”

d.	The defined term “Excluded Taxes” is deleted and replaced with the following:

“Excluded Taxes” means, with respect to the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of a Credit Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its net income or capital, and franchise taxes imposed on it (in lieu of net income taxes), (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located, (c) any US federal withholding taxes imposed under FATCA, (d) in the case of a Foreign Lender (other than (i) an assignee pursuant to a request by the Borrower under Section 3.3(b), (ii) an assignee pursuant to an Assignment and Assumption made when an Event of Default has occurred and is continuing or (iii) any other assignee to the extent that the Borrower has expressly agreed that any withholding tax shall be an Indemnified Tax), any withholding tax imposed by Canada that is required by Applicable Law to be withheld or paid in respect of any amount payable hereunder or under any Loan Document to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.2(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amount from a Credit Party with respect to such withholding tax pursuant to Section 3.2(a), (e) any withholding tax payable as a result of such Lender not dealing at arm’s length for the purposes of the Income Tax Act (Canada) (“ITA”) with the Credit Party (other than where the non-arm’s length relationship arises from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received, perfected or enforced a security interest under, engaged in any other transaction pursuant to or enforced this agreement or any other Document); and (f) any withholding tax payable as a result of the Lender being a “specified non-resident shareholder“ (as defined in subsection 18(5) of the ITA) or not dealing at arm’s length with, a “specified shareholder” of the Borrower (as defined) for purposes of subsection 18(5) of the ITA.

e.	The defined term "Foreign Lender" in the CBA Model Provisions does not include a lender that is resident under the laws of Canada for purposes of the Income Tax Act (Canada).

f.

"Pro rata share", "rateably" and similar terms in the CBA Model Provisions shall have the meaning ascribed to the term "Proportionate Share" as defined in Section 1.01 of this Agreement, if the context requires.

g.

The interpretation rules in section 2(1) of the CBA Model Provisions, except item 2(1)(d), apply to every other Loan Document unless the particular other Loan Document specifies otherwise or the context otherwise requires.

h.	Section 3.1(a), (b) and (c) in the CBA Model Provisions are deleted and replaced with the following provisions:

“(a)       Increased Costs Generally. If from time to time any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)  subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes for which compensation has been or will be made pursuant to Section 3.2 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(iii)  impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)        Capital and Liquidity Requirements. If any Lender determines in its sole and absolute discretion that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company (or other Controlling Person), if any, regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity on the capital or liquidity of such Lender’s holding company (or other Controlling Person), if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or the Letters of Credit issued or participated in by such Lender, to a level below that which such Lender or its holding company (or other Controlling Person) could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company (or other Controlling Person) with respect to capital adequacy  or liquidity each from time to time), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company (or other Controlling Person) for any such reduction suffered.

(c)        Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company (or other Controlling Person), determined based on methods of averaging and attribution in its sole and absolute discretion, as the case may be, as specified in paragraph (a) or (b) of this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs and reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.”

i.	Section 3.2(a) in the CBA Model Provisions is deleted and replaced with the following provision:

“(a)     Payments Subject to Taxes. If any Credit Party, the Agent, or any Lender is required by Applicable Laws to deduct or withhold or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of a Credit Party hereunder or under any other Loan Document, then (i) the sum payable to the Agent or Lender, as applicable, shall be increased by that Credit Party when payable as necessary so that after making or allowing for all required deductions, withholdings and payments (including deductions, withholdings and payments applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions, withholdings or payments been required, (ii) the Credit Party shall make any such deductions or withholdings required to be made by it under Applicable Laws and (iii) the Credit Party shall timely pay the full amount required to be deducted or withheld by it to the relevant Governmental Authority in accordance with Applicable Laws.”

j.

Section 3.2(c) in the CBA Model Provisions shall be amended such that the Credit Parties shall be required to jointly and severally indemnify (except to the extent such indemnification would contravene any limitations specified in the guarantee provided by the relevant Credit Party to reflect Applicable Law) the Agent and each Lender.  In addition, Section 3.2(c) shall be amended by adding the following sentence to the end thereof: “Notwithstanding the foregoing, the Borrower shall not be obliged to indemnify the Agent or any Lender to the extent any Indemnified Taxes or Other Taxes become payable as a result of the gross negligence or wilful misconduct of the Agent or such Lender”.

k.	Section 3.2(e) in the Provisions is deleted and replaced with the following provision:

“(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from reduction of withholding Tax under Applicable Law with respect to payments hereunder or under any other Loan Document shall, at the request of the Borrower or the Agent, deliver to the Borrower and the Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding (including any documentation necessary to establish an exemption from or reduction of any Taxes that may be imposed under FATCA). In addition, (a) any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to withholding or information reporting requirements, and (b) any Lender that ceases to be, or to be deemed to be, resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision thereto shall within five days thereof notify the Borrower and the Agent in writing; and (ii) if a payment made to a Lender hereunder or under any other Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code of the United States, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code of the United States) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.”

xx.	In the third line of subsection 7.7(1) of the CBA Model Provisions, the phrase "…in consultation with the Borrower…" is hereby amended to read "…upon notice to the Borrower…".

lllllllllllllllllllllllllllllllllllllll.	Section 9(b) shall not apply to claims made by a Lender in connection with disputes solely between the Agent and the Lenders.

mmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmm.	Section 9(d) shall be amended by adding to the end thereof “,unless such damages result from the gross negligence or wilful misconduct of such Indemnitee”.

nnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnn.	In the fourth and fifth lines of Section 10(a) of the CBA Model Provisions, the following phrase is hereby deleted "hereunder without the prior written consent of the Agent and each Lender ".

ooooooooooooooooooooooooooooooooooooooo.

In the eleventh and twelfth lines of Section 10(b)(i) of the CBA Model Provisions, the phrase "$5,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility" is replaced with the amount "$500,000".

ppppppppppppppppppppppppppppppppppppppp.

In addition to the restrictions contained in Section 10(b) of the CBA Model Provisions relating to the ability of Lenders to assign their Commitments in whole or in part, if a Lender proposes to assign less than its entire Commitment under Facility A, it may do so only if it retains a Commitment under Facility A in a principal amount of at least One Million Dollars ($1,000,000).

qqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqq.

The parties hereby acknowledge and agree that the indemnity contained in clause 9(b) (iii) of the CBA Model Provisions is in addition to and not in substitution for the indemnity contained in Section 12.04 of this Agreement.

rrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrr.	In the seventeenth line of Section 9(b) of the CBA Model Provisions, the phrase “Release of Hazardous Materials” is hereby amended to read “release of Hazardous Materials”.

sssssssssssssssssssssssssssssssssssssss.

In the third line of Section 14 of the CBA Model Provisions, the phrase “…its Affiliates and its and its Affiliates’ respective partners…” is hereby amended to read “…its Affiliates and its Affiliates’ respective partners…”.

ttttttttttttttttttttttttttttttttttttttt.	Section 13 of the Provisions is amended by adding the following new subsection (c):

"(c) Electronic Commerce. To evidence the fact that it has executed this Agreement or any other document contemplated by or delivered under or in connection with this Agreement, a party may transmit an executed copy to the other party by fax or by electronic mail.  The transmitting party shall be deemed to have delivered this Agreement or such document, as the case may be, on the date it so transmitted such executed copy, unless the parties agree to some other date as the date of delivery.  Unless otherwise provided or agreed by the parties, a party transmitting an executed copy of this Agreement or such other document by such electronic means shall promptly thereafter deliver to the other party a copy bearing its original signature, but any failure or delay in so doing shall not derogate in any way from the sufficiency or effectiveness of that party having electronically transmitted its executed copy.  The signature of an individual executing this Agreement or such other document on behalf of a party, if sent and received by electronic mail or fax transmission, will be deemed to be genuine in the absence of evidence to the contrary and thus effective in the hands of the recipient, and binding upon the individual whose signature it reproduces and upon the party on whose behalf that individual signed, for all purposes and with the same effect as if it were the original signature of that individual."

2.	Inconsistencies with CBA Model Provisions

To the extent that there is any inconsistency between a provision of this Agreement and a provision of the CBA Model Provisions, the provision of this Agreement shall govern. For greater certainty, a provision of this Agreement and a provision of the CBA Model Provisions shall be considered to be inconsistent if both relate to the same subject-matter and the provision in the CBA Model Provisions imposes more onerous obligations or restrictions than the corresponding provision in this Agreement.

LI.	XII - GENERAL

1.	Waivers

The failure or delay by the Agent or any Lender in exercising any right or privilege with respect to the non-compliance with any provisions of this Agreement by any Credit Parties and any course of action on the part of the Agent or any Lender, shall not operate as a waiver of any rights of the Agent or such Lender unless made in writing by the Agent or such Lender.  Any such waiver shall be effective only in the specific instance and for the purpose for which it is given and shall not constitute a waiver of any other rights and remedies of the Agent or such Lender with respect to any other or future non-compliance.

2.	Expenses; Debit Authorization

Whether or not the transactions contemplated by this Agreement are completed or any Advance has been made, the Borrower agree to pay on demand by the Agent from time to time all reasonable expenses incurred by the Agent on behalf of the Lenders in connection with this Agreement, the Security and all documents contemplated hereby, specifically including: reasonable expenses incurred by the Agent on behalf of the Lenders in respect of due diligence, appraisals, insurance consultations, credit reporting and responding to demands of any Governmental Authority, reasonable legal expenses incurred by the Agent on behalf of the Lenders in connection with the preparation and interpretation of this Agreement and the Security and the administration of Facility A generally, including the preparation of waivers and partial discharges of Security; and all reasonable legal expenses incurred by the Agent on behalf of the Lenders in connection with the protection and enforcement of the Security. The Borrower hereby authorizes the Agent to debit any account maintained by it with the Agent, and to set off and compensate against any and all accounts, credits and balances maintained by it with the Agent, in order to pay (i) any interest or other amounts payable by the Credit Parties from time to time pursuant to this Agreement when due; and (ii) any expenses referred to herein which are not paid by the Credit Parties within ten (10) days after delivery to them of a written request from the Agent for payment of such expenses. The Agent agrees to give written notice to the Credit Parties of any such debit promptly thereafter.

3.	General Indemnity

In addition to any other liability of the Borrower hereunder, the Companies hereby agrees to indemnify and save harmless the Indemnitees from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable legal fees on a solicitor and his own client basis) of any kind or nature whatsoever (but excluding any consequential damages and damages for loss of profit) which may be imposed on, incurred by or asserted against the Indemnitees (except to the extent arising from the negligence or wilful misconduct of such Indemnitees) which relate to or arise out of or result from:

a.

any failure by the Borrower to pay and satisfy its obligations hereunder including, without limitation, any costs or expenses incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Lenders to fund or maintain Facility A or as a result of the Borrower's failure to take any action on the date required hereunder or specified by it in any notice given hereunder;

b.	any investigation by Governmental Authorities or any litigation or other similar proceeding related to any use made or proposed to be made by the Borrower of the proceeds of any Advance; and

c.	any instructions given to any Lender to stop payment on any cheque issued by the Borrower or to reverse any wire transfer or other transaction initiated by such Lender at the request of the Borrower;

provided, however, that such indemnity shall not be available to any Indemnitee to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (i) are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Indemnitee or (ii) result from a claim brought by the Credit Parties against any Indemnitee for breach in bad faith of such Indemnitee's obligations under any Loan Document.

4.	Environmental Indemnity

In addition to any other liability of the Borrower hereunder, each Companies hereby agrees to indemnify and save harmless the Indemnitees from and against:

a.	any losses suffered by them for, in connection with, or as a direct or indirect result of, the failure of any of the Companies to comply with all Requirements of Environmental Law;

b.

any losses suffered by the Indemnitees for, in connection with, or as a direct or indirect result of, the presence of any Hazardous Material situated in, on or under any Real Property owned by any of the Companies or upon which they on business; and

c.

any and all liabilities, losses, damages, penalties, expenses (including reasonable legal fees) and claims which may be paid, incurred or asserted against the Indemnitees for, in connection with, or as a direct or indirect result of, any legal or administrative proceedings with respect to the presence of any Hazardous Material on or under any Owned Property or upon which they carry on business, or the discharge, emission, spill, radiation or disposal by any of them of any Hazardous Material into or upon any Land, the atmosphere, or any watercourse or body of water; including the costs of defending and/or counterclaiming or claiming against third parties in respect of any action or matter and any cost, liability or damage arising out of a settlement entered into by the Indemnitees of any such action or matter;

except to the extent arising from the negligence or wilful misconduct of such Indemnitees. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

5.	Survival of Certain Obligations despite Termination of Agreement

The termination of this Agreement shall not relieve any Credit Party from its obligations to the Agent and the Lenders arising prior to such termination, such as obligations arising as a result of or in connection with any breach by it of this Agreement, any failure by it to comply with this Agreement or the inaccuracy of any representations and warranties made or deemed by it to have been made prior to such termination, and obligations arising pursuant to all indemnity obligations contained herein.  Without limiting the generality of the foregoing, the obligations of the Credit Parties to the Agent and the Lenders arising under or in connection with Sections 12.03 and 12.04 of this Agreement and Section 3.2 of the CBA Model Provisions shall continue in full force and effect despite any termination of this Agreement.

6.	Interest on Unpaid Costs and Expenses

If the Borrower fails to pay when due any amount in respect of costs or expenses or any other amount required to be paid by it hereunder (other than principal or interest on any Advance), it shall pay interest on such unpaid amount from the time such amount is due until paid at the interest rate applicable to Canadian Prime Rate Loans under Facility A.

7.	Notice

Without prejudice to any other method of giving notice, all communications provided for or permitted hereunder shall be in writing and given to the applicable addressee by prepaid private courier or by electronic mail to its address or email address and to the attention of the officer of the addressee as follows:

a.	all communications to any Credit Party and Limited Guarantor

c/o

Tilray Brands, Inc.

101 East 56th Street, 4th Floor

New York, NY, 10022

United States of America

Attention: Carl Merton, Chief Financial Officer

Facsimile:

Email:  [***]

and in the case of any communication alleging any Default or Event of Default or threatening enforcement action, with a copy to:

Aphria Inc.

c/o

Tilray Brands, Inc.

101 East 56th Street, 4th Floor

New York, NY, 10022

United States of America

Attention: Mitchell Gendel, Global General Counsel

Email:  [***]

b.	Draw Requests, Conversion Notices, Rollover Notices and Repayment Notices, to the Agent at the following address:

Bank of Montreal

Agent Bank Services

250 Yonge Street, 11th Floor

Toronto, Ontario

M5B 2L7

Attention: Manager, Agent Bank Services

Facsimile:  [***]

- and -

Bank of Montreal

First Canadian Place, 100 King St. West, 18th Floor

Toronto, Ontario

M5X 1A1

c.	all other communications to the Agent:

Bank of Montreal

100 King Street West, 18th Floor
Toronto, Ontario
M5X 1A1

d.	to any Lender, at its address noted on Exhibit "A" attached hereto.

Any communication transmitted by prepaid private courier shall be deemed to have been validly and effectively given or delivered on the Business Day after which it is submitted for delivery. Any communication transmitted by electronic transmission shall be deemed to have been validly and effectively given or delivered on the day on which it is transmitted, if transmitted on a Business Day on or before 5:00 p.m. (local time of the intended recipient), and otherwise on the next following Business Day. Any party may change its address for service by notice given in the foregoing manner.

8.	Severability

Any provision of this Agreement which is illegal, prohibited or unenforceable in any jurisdiction, in whole or in part, shall not invalidate the remaining provisions hereof; and any such illegality, prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.	Further Assurances

Each Company shall, at its expense, promptly execute and deliver or cause to be executed and delivered to the Agent upon request, acting reasonably, from time to time all such other and further documents, agreements, opinions, certificates and instruments in compliance with this Agreement, or if necessary or desirable to more fully record or evidence the obligations intended to be entered into herein, or to make any recording, file any notice or obtain any consent.

10.	Time of the Essence

Time shall be of the essence of this Agreement.

11.	Promotion and Marketing

For the purpose of promotion and marketing each Credit Party hereby authorizes and consents to the reproduction, disclosure and use by the Lenders and the Agent of its name, identifying logo and Facility A to enable the Lenders to publish promotional "tombstones". Each Credit Party acknowledges and agrees that the Lenders shall be entitled to determine, in their sole discretion, whether to use such information; that no compensation will be payable by the Lenders or the Agent in connection therewith; and that the Lenders and the Agent shall have no liability whatsoever to it or any of its employees, officers, directors, affiliates or shareholders in obtaining and using such information as contemplated herein.

12.	Entire Agreement; Waivers and Amendments to be in Writing

This Agreement supersedes all discussion papers, term sheets and other writings which may have been issued by the Agent or the Lenders prior to the date hereof relating to Facility A, which shall have no force or effect; and this Agreement and any other documents or instruments contemplated herein or therein shall constitute the entire agreement and understanding among the Borrower, the Lenders and the Agent relating to the subject-matter hereof. Subject to Section 9.01(b), no provision of this Agreement, or any other document or instrument in existence among the parties may be modified, waived or terminated except by an instrument in writing executed by the party against whom such modification waiver or termination is sought to be enforced.

13.	Inconsistencies with Security

To the extent that there is any inconsistency between a provision of this Agreement and a provision of any document constituting part of the Security or other Loan Documents, the provision of this Agreement shall govern.  For greater certainty, a provision of this Agreement and a provision of the Security shall be considered to be inconsistent if both relate to the same subject-matter and the provision in the Security imposes more onerous obligations or restrictions than the corresponding provision in this Agreement.

14.	Confidentiality

The Credit Parties agree not to publicly disclose any information contained herein, including a copy of this Agreement, except (i) on a confidential basis to their respective officers, directors, employees, accountants, lawyers and other professional advisors; and (ii) to any bona fide prospective purchaser of the shares of Tilray Brands or all or substantially all of the assets of the Credit Parties, provided that such Person executes and delivers a confidentiality agreement in form and substance acceptable to the Credit Parties).  If any such disclosure is required pursuant to Applicable Law, the Credit Parties will provide at least two (2) Business Days' prior written notice to the Agent before making such disclosure if doing so would not cause any Credit Party to breach Applicable Law, and during such period the Agent and the Lenders acting reasonably may indicate to the Credit Parties which portions of such Loan Documents they wish not be disclosed in order to protect the rights of the Agent and the Lenders to maintain the confidentiality of information which the Agent and the Lenders believe is confidential and proprietary to the Agent and the Lenders. The Credit Parties shall comply with any such request unless such compliance would, in the good faith judgment of the Credit Parties and their legal counsel, contravene Applicable Law.  The terms of this Section shall survive the termination of this Agreement.

15.	Governing Law

This Agreement shall be interpreted in accordance with the laws of the Province of Ontario. Without prejudice to the right of the Agent and the Lenders to commence any proceedings with respect to this Agreement in any other proper jurisdiction, the parties hereby attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

16.	Execution and Counterparts

This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and which counterparts together shall constitute one and the same Agreement. This Agreement may be executed by pdf, and any signature contained hereon by pdf shall be deemed to be equivalent to an original signature for all purposes.

17.	Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns; "successors" includes any corporation resulting from the amalgamation of any party with any other corporation.

[The balance of this page is intentionally left blank; signature pages follow]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

[1] Amendment made under the First Amending Agreement.

[2] Amendment made under First Amending Agreement

[3] Amendment made pursuant to First Amending Agreement

[4] Amendment made pursuant to First Amending Agreement